Exhibit 10.32

SENIOR FACILITIES AGREEMENT

dated 5 September 2007

for

MELCO PBL GAMING (MACAU) LIMITED

as Original Borrower

arranged by

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,

BANC OF AMERICA SECURITIES ASIA LIMITED,

BARCLAYS CAPITAL,

DEUTSCHE BANK AG, HONG KONG BRANCH

and UBS AG HONG KONG BRANCH

as Coordinating Lead Arrangers

WITH

DEUTSCHE BANK AG, HONG KONG BRANCH

acting as Agent

and

DB TRUSTEES (HONG KONG) LIMITED

acting as Security Agent

USD1,750,000,000 SENIOR SECURED TERM LOAN AND

REVOLVING CREDIT FACILITIES AGREEMENT

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27.	Sharing Among The Finance Parties	97
28.	Payment Mechanics	99
29.	Set-Off	101
30.	Notices	101
31.	Calculations And Certificates	104
32.	Partial Invalidity	104
33.	Remedies And Waivers	104
34.	Amendments And Waivers	104
35.	Counterparts	106
36.	Governing Law	107
37.	Enforcement	107
SCHEDULE 1 Original Parties		108
Part A	Original Facility A Lenders	108
Part B	Original Revolving Facility Lenders	108
Part C	Guarantors	109
SCHEDULE 2 Conditions Precedent		110
Part A	Conditions Precedent to Initial Utilisation under Crown Macau Tranche	110
Part B	Conditions Precedent to Initial Utilisation under City of Dreams Tranche	122
Part C	Conditions Precedent to all Utilisations (other than Crown Macau Tranche)	128
Part D	Conditions Precedent Required to be Delivered by an Additional Obligor	132
SCHEDULE 3 Requests		134
Part A	Utilisation Request Facility A (Crown Macau Tranche)/Revolving Credit Facility (General Working Capital Purposes)	134
Part B	Utilisation Request Facility A (City of Dreams Tranche)/Revolving Credit Facility (City of Dreams Project Cost Overruns and Contingencies)	136
Part C	Selection Notice	139
SCHEDULE 4 Mandatory Prepayment		140
SCHEDULE 5 Representations and Warranties		150
SCHEDULE 6 Covenants		165

- ii -

- iii -

THIS AGREEMENT is dated 5 September 2007 and made between:

(1)	MELCO PBL GAMING (MACAU) LIMITED, a company incorporated under the laws of the Macau S.A.R. (registered number 24325 (SO)), whose registered office is at Av. Dr. Mário Soares, n.°25, Edificio Montepio, 1. andar, comp. 13, Macau (the “Company”);

(2)	THE PERSONS listed in Part C of Schedule 1 (Original Parties) as guarantors (together with the Company, the “Original Guarantors”);

(3)	AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, BANC OF AMERICA SECURITIES ASIA LIMITED, BARCLAYS CAPITAL, DEUTSCHE BANK AG, HONG KONG BRANCH and UBS AG HONG KONG BRANCH as coordinating lead arrangers (the “Original Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part A and Part B of Schedule 1 (Original Parties) as lenders (the “Original Lenders”);

(5)	DEUTSCHE BANK AG, HONG KONG BRANCH as facility agent of the other Finance Parties (the “Agent”);

(6)	DB TRUSTEES (HONG KONG) LIMITED as agent and security trustee for the Secured Parties (the “Security Agent”);

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	Banco Nacional Ultramarino, S.A.;

(c)	Bank of China, Macau Branch; or

(d)	any other bank or financial institution approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Schedule 12 (Form of Accession Letter).

“Account” means each of the other accounts specified in or permitted by paragraph 1 of Schedule 7 (Accounts).

“Account Bank” means, in relation to an Account, the bank or financial institution with which the Account is maintained.

“Account Bank Notices and Acknowledgements” mean the notices and acknowledgements to be delivered to and executed by each Account Bank in respect of each Account in accordance with the Security Documents and this Agreement.

“Additional Borrower” means a company which becomes a Borrower in accordance with Clause 24 (Changes To The Obligors).

“Additional Guarantor” means a company which becomes a Guarantor in accordance with Clause 24 (Changes To The Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Advisers” means the Technical Adviser, the Insurance Adviser, the Gaming Market Adviser, the Project Appraiser, the Hotel Market Adviser and the Environmental Adviser.

“Affiliate” means, in relation to any person, any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such person. For purposes of this definition, “control” means, in relation to a person, the power, directly or indirectly, to (a) vote 20% or more of the shares or other securities having ordinary voting power for the election of the Board of Directors (or persons performing similar functions) of such person or (b) direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

“Affiliate Agreement” means any agreement entered into by a Relevant Obligor with an Affiliate which is not a Relevant Obligor in connection with the supply of goods or services to such Relevant Obligor by such Affiliate (or by such Relevant Obligor to such Affiliate) involving the payment or expenditure by any party thereto or any other flow of funds in excess of a Base Currency Amount of USD1,000,000 provided that any such payment or expenditure is in an amount not exceeding the actual cost for such goods and services paid by the Affiliate (or the Relevant Obligor) plus a margin of not more than five per cent., and shall include any Service Agreement.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Hong Kong foreign exchange market at or about 11:00 a.m. on a particular day.

“APLMA” means the Asia Pacific Loan Market Association.

“Arrangers” means the Original Arrangers and any additional Arranger which may become a Party hereto pursuant to Clause 23.9(i) (Hedge Counterparties and Additional Arranger).

“Assignment Agreement and Lender Accession Undertaking” means an agreement substantially in the form set out in Schedule 11 (Form of Assignment Agreement and Lender Accession Undertaking) or any other form agreed between the relevant assignor and assignee.

“Auditors” means Deloitte Touche Tohmatsu.

“Australian Sponsor” means PBL or, upon completion of the reorganisation of the business of PBL being split into separate listed gaming and media companies as described in its announcement dated 8th May 2007, the listed gaming company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to Facility A, the period from and including the date of this Agreement up to and including the date falling 28 months thereafter; and

(b)	in relation to the Revolving Credit Facility, the period from and including the date of this Agreement up to and including one month prior to the Final Repayment Date for the Revolving Credit Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Available Funding” means, on any date, the aggregate (without double counting) US dollar equivalent of:

(a)	the undrawn and uncancelled Available Commitments under the Term Loan Facility and the Revolving Credit Facility (other than in the case of the Revolving Credit Facility an amount of USD50,000,000) each Lender (other than any Lender in breach of any obligation under the Finance Documents to fund or maintain its participation in any Loan thereunder);

(b)	any Subordinated Debt which is unconditionally available to be drawn down to meet Remaining Costs (but excluding any amount of Contingent Equity, including any amounts available to be drawn under the Sponsor’s Letters of Credit or any cash cover provided pursuant to paragraph 3.34(b) (Sponsor Support) of Schedule 6 (Covenants);

(c)	forecast operating cashflow (as set out in the cashflow statement contained in the most recent Projections) in an amount equal to:

(i)	a Base Currency Amount of USD450,000,000;

(ii)	less actual operating cashflow utilised within the Group,

provided that:

(iii)	City of Dreams Phase I Construction Completion continues to be projected by the Company to be achieved by not later than 31 March 2009,

and which the Agent, acting reasonably, is satisfied will be available to meet Remaining Costs;

(d)	the amount standing to the credit of the Accounts to the extent such balances are available to meet Remaining Costs;

(e)	delay liquidated damages payable by the relevant Construction Contractor under a Construction Contract which the Agent is reasonably satisfied will be received by the relevant Project Company during the relevant indemnity period or, if earlier, during the period before the estimated date of Construction Completion used for determining the amount of Remaining Costs; and

(f)	any other committed funds comprised in Financial Indebtedness under any agreement which has been approved by the Agent, is permitted under paragraph 3.22 of Schedule 6 (Covenants) and which are unconditionally available to be drawn down to meet Remaining Costs and not otherwise included in paragraph (a) above.

“Available Funding from Cashflow” means, at any time, the amount determined, as at that time, under paragraph (c) of the definition of Available Funding.

“Base Currency” means US dollars.

“Base Currency Amount” means:

(a)	in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation; and

(b)	in relation to any other amount as at any date which is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on that date.

“Base Equity” means Equity in a Base Currency Amount of not less than USD2,000,000,000 paid up, advanced or subscribed in kind to or in the Group (of which not less than USD1,000,000,000 shall be in cash funded from the IPO) and applied towards payment of Project Costs.

“Borrower” means the Company or an Additional Borrower.

“Borrowings” has the meaning given to that term in paragraph 2.1 of Schedule 6 (Covenants).

“Break Costs” means the amount (if any) by which:

(a)	the interest excluding the Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in the Macau SAR, the Hong Kong SAR, Singapore, Sydney, London and New York.

“Capital Expenditure” has the meaning given to that term in paragraph 2.1 of Schedule 6 (Covenants).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership, any and all equivalent ownership interests in a person and any and all agreements, warrants, rights or options to acquire any of the foregoing.

“Cash Equivalent Investments” means at any time:

(a)	deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America or Hong Kong SAR or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited and which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; or

(e)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than one arising under the Transaction Security Documents).

“Cashflow” has the meaning given to that term in paragraph 2.1 of Schedule 6 (Covenants).

“Certificate of Practical Completion” means a certificate, issued under and in accordance with, a Construction Contract, that Practical Completion has been achieved.

“Change of Control” means the occurrence of any of the following:

(a)	the Sponsors cease collectively to beneficially own, directly or indirectly, at least 51%, of the outstanding Capital Stock of the Company (measured, in each case, by both voting power and size of equity interest); or

(b)	the Australian Sponsor ceases to beneficially own, directly or indirectly at least 50% of the Sponsors’ combined percentage of the outstanding Capital Stock of the Company (measured in each case by both voting power and size of equity interest);

(c)	a person other than a Sponsor owns, directly or indirectly Capital Stock of the Company (measured in each case by both voting power and size of equity interest) which is in excess of any Sponsor’s percentage of the outstanding Capital Stock in the Company;

(d)	there ceases to be a majority of directors on the board of the Company who were elected with the approval of a majority of the directors of MPBL Entertainment whose election to the board of MPBL Entertainment was in turn approved by the Sponsors collectively (or by directors whose election was approved by the Sponsors collectively).

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“City of Dreams Construction Contracts” means:

(a)	City of Dreams Construction Management Contract; and

(b)	each contract or sub-contract entered into between City of Dreams Construction Manager and/or the City of Dreams Project Company with a Contractor.

“City of Dreams Construction Management Contract” means the construction management contract between the City of Dreams Construction Manager and the City of Dreams Project Company to be entered into in connection with the construction and fit out of the City of Dreams Project in substantially the same form as the draft dated 25 July 2007.

“City of Dreams Construction Manager” means the Leighton-China State-John Holland Joint Venture, comprising Leighton Contractors (Asia) Limited, China State Construction International Holdings Ltd and John Holland Pty. Ltd.

“City of Dreams Phase I” means phase I of the City of Dreams Project comprising the casino, the first phase of retail and restaurants, Crown Towers Hotel and Hard Rock Hotel.

“City of Dreams Phase I Construction Completion” means Construction Completion of City of Dreams Phase I.

“City of Dreams Phase I Construction Completion Date” means the date upon which City of Dreams Phase I Construction Completion occurs.

“City of Dreams Phase II Construction Completion” means Construction Completion of the entire City of Dreams Project.

“City of Dreams Phase II Construction Completion Date” means the date upon which City of Dreams Phase II Construction Completion occurs.

“City of Dreams Project” means the design, development and construction in accordance with the Subconcession, the relevant Reorganisation Agreement, the relevant Reorganisation Permits, Finance Documents and the City of Dreams Construction Contracts of a resort-hotel-casino on the City of Dreams Site, the ownership and maintenance thereof by the City of Dreams Project Company, the ownership or leasing and the operation and management of any casino or gaming area comprised therein by the Company (including the ownership, operation and maintenance of any associated gaming equipment and utensils) in accordance with the Subconcession and a Lease Agreement to be made between the City of Dreams Project Company and the Company, and the leasing, operation and maintenance of the remainder of the City of Dreams Project by the City of Dreams

Project Operating Company in accordance with a lease agreement to be made between the City of Dreams Project Company and the City of Dreams Project Operating Company and, for the avoidance of doubt, shall not include the construction and development of any apartment hotel tower.

“City of Dreams Project Costs” means Project Costs relating to the City of Dreams Projects.

“City of Dreams Project Works” means the design, development and construction of the City of Dreams Project or the relevant part thereof and any other works contemplated by any of the City of Dreams Construction Contracts.

“City of Dreams Site” means the land described in the City of Dreams Land Concession.

“City of Dreams Tranche” means that part of the Term Loan Facility made available under this Agreement for the purposes described in paragraph (a)(ii) and (iii) of Clause 3.1 (Purpose).

“COD Obligors” means Melco PBL (COD) Hotel Limited and Melco PBL (COD) Development Limited.

“Commitment” means a Facility A Commitment or Revolving Credit Facility Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 13 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Company and the Agent.

“Consolidated EBITDA” has the meaning given to such term in paragraph 2.1 of Schedule 6 (Covenants).

“Consolidated Total Debt” has the meaning given to such term in paragraph 2.1 of Schedule 6 (Covenants).

“Constitutional Documents” means, collectively, in relation to any person, any certificate of incorporation, memorandum and articles of association, bylaws, shareholders’ agreement, certificate of formation, limited liability company agreement, partnership agreement and any other formation or constituent documents applicable to such person.

“Construction Completion” shall occur, in respect of any Project or any part thereof, when the following conditions are, in the reasonable opinion of the Agent, satisfied:

(a)	Practical Completion has been achieved and Certificates of Practical Completion have been issued in accordance with the Construction Contracts for that Project or the relevant part thereof and the Finance Documents;

(b)	all Project Costs for that Project or the relevant part thereof have been paid in full other than such Project Costs consisting of:

(i)	Retainage Amounts and other amounts that are being withheld from Contractors in accordance with the provisions of the relevant Construction Contracts or other Project Documents;

(ii)	amounts being contested in good faith by the Project Company so long as, where such amounts (other than those sought by way of claims against the relevant Project Company which the Technical Adviser has certified as being spurious, vexatious or otherwise without foundation) exceed, in aggregate, a Base Currency Amount of USD1,000,000, adequate reserves have been established;

(iii)	amounts payable in respect of Project Punchlist Items to the extent not covered by the foregoing sub-paragraph (i); and

(iv)	amounts incurred by the relevant Construction Contractor or any other Contractors under a Major Project Document within the last 30 days and to be paid under any Utilisation Request which has been submitted but not yet disbursed);

(c)	all documents relating to construction of that Project or the relevant part thereof which are required under articles 13(1), 35(2)(4), 35(2)(11), 36(1), 37(3), 37(4), 37(5), 37(6), 37(7), 67, 85(3) of the Subconcession or the Reorganisation Permits have been submitted by the relevant Construction Contractor to the Company or the relevant Project Company;

(d)	the Opening Date of that Project or the relevant part thereof has been achieved, the Opening Conditions relating to that Project or the relevant part thereof have been satisfied and the Project or the relevant part thereof is fully open for business to the general public;

(e)	Macau SAR approval and classification of the casino and gaming zones relating to that Project or the relevant part as required by article 9 of the Subconcession and the Reorganisation Permits;

(f)	delivery by the Company of the list and inventory of that Project or the relevant part required to be delivered under articles 10 and 44 of the Subconcession in accordance with the provisions thereof and the relevant Reorganisation Permits;

(g)	definitive registration with the Macau Real Estate Registry has been completed in respect of all the land described in the Land Concession for that Project or the relevant part and all horizontal property (including the horizontal property comprising the casino) comprised in that Project or the relevant part; and

(h)	registration with the Commercial and Movables Property Registry of the Macau SAR of a list of all gaming equipment and utensils used in connection with that Project or the relevant part thereof by the Company in the form required by and in accordance with the relevant Transaction Security Documents.

“Construction Contractor” means:

(a)	in the case of the City of Dreams Project, the City of Dreams Construction Manager and each Contractor that has entered into or will enter into a Construction Contract with the City of Dreams Project Company and/or City of Dreams Construction Manager; and

(b)	in the case of the Crown Macau Project, Paul Y Construction Company Limited.

“Construction Contractor’s Completion Guarantee” means each completion guarantee given or which may be required to be given in favour of a Project Company in support of the relevant Construction Contractor’s obligations under a Construction Contract.

“Construction Contractor’s Performance Bond” means each Payment and Performance Bond delivered or which may be delivered to a Project Company in support of the relevant Construction Contractor’s obligations under a Construction Contract.

“Construction Contract” means the Crown Macau Construction Contract or each of the City of Dreams Construction Contracts.

“Construction Period Insurances” means, in relation to a Project, the insurances identified as such in Appendix 2 (Construction Period Insurances) to Schedule 8 (Insurance) and effected in accordance with the terms of Schedule 8 (Insurance).

“Contingent Equity” means the amounts of Equity up to a maximum Base Currency Amount of, in aggregate, USD250,000,000 that the Sponsors are severally obliged to ensure are provided, upon the request of the Agent, to the Company in accordance with the Sponsor Group Shareholder’s Undertakings to which they are party.

“Contractors” means, in relation to any Project, any architects, consultants, designers, contractors, suppliers or any other persons party to a Major Project Document and engaged by the Project Company or the Project Operating Company or in the case of the City of Dreams Project, the City of Dreams Construction Manager in connection with the design, engineering, development, construction, installation, maintenance or operation of the Project.

“Contractual Obligation” means, as to any person, any provision of any security issued by such person or of any agreement, instrument or other undertaking to which such person is a party or by which it or any of its assets are bound.

“Corporate Structure Chart” means the corporate structure chart in the agreed form prepared by the Company and dated on or about the date hereof, describing the ownership structure of the Group and the Sponsor Group Shareholders, certain of the Group’s assets (including the Subconcession, the Projects and the Mocha Slot Business) as at the date hereof and addressed to and capable of being relied upon by the Finance Parties.

“Crown Macau Construction Contracts” means the guaranteed maximum price contract dated 24 November 2004 between the Crown Macau Construction Contractor and the Crown Macau Project Company for the construction and fit out of the Crown Macau Project as amended and supplemented by a Supplemental Agreement dated 16 January 2006.

“Crown Macau Project” means the design, development and construction in accordance with the Subconcession, the relevant Reorganisation Agreement, the relevant Reorganisation Permits, Finance Documents and the Crown Macau Construction Contracts of a hotel and casino on the Crown Macau Site, the ownership and maintenance thereof by the Crown Macau Project Company and the leasing, operation and management of any casino or gaming area comprised therein by the Company (including the ownership, operation and maintenance of any associated gaming equipment and utensils) in accordance with the Subconcession and a Lease Agreement dated 16 April 2006 made between the Crown Macau Project Company and the Company.

“Crown Macau Project Costs” means Project Costs relating to the Crown Macau Project.

“Crown Macau Site” means the land described in the Crown Macau Land Concession.

“Crown Macau Tranche” means that part of Facility A made available under this Agreement for the purposes described in paragraph (a)(i) of Clause 3.1 (Purpose).

“Debt Service Accrual Account” means the Account so designated in Schedule 7 (Accounts).

“Debt Service Reserve Account” means the Account so designated in Schedule 7 (Accounts).

“Deed of Appointment” means the deed of appointment dated on or about the date of this Agreement entered into between, amongst others, the Company, the Agent, the Security Agent, POA Agent and the Original Lenders.

“Deed of Priority” means the deed of priority in the agreed form to be entered into between, amongst others, the Agent, Security Agent and the Subconcession Bank Guarantor.

“Default” means an Event of Default or any event or circumstance specified in Schedule 9 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination in accordance with the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Direct Insurances” means a contract or policy of insurance of any kind from time to time taken out or effected by, on behalf of or in favour of a Relevant Obligor (whether or not in conjunction with any other person) with one or more insurers in accordance with the terms of Schedule 8 (Insurance).

“Direct Insurer” means the insurer(s) with whom a Direct Insurance is placed from time to time in accordance with Schedule 8 (Insurance).

“Disbursement Account” means any of the Accounts so designated in Schedule 7 (Accounts).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Enforcement Notice” has the meaning given in the Deed of Appointment.

“Environmental Adviser” means Franklin + Andrews (Hong Kong) Ltd as environmental adviser for the Finance Parties.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Equity” means, at any time, the aggregate of the Base Currency Amounts of:

(a)	the amounts paid up or, in the case of Base Equity, subscribed in kind, by each Sponsor Group Shareholder by way of subscription for shares in the Group; and

(b)	the amounts advanced to the Group and outstanding at such time by way of Sponsor Group Loans.

“Event of Default” means any event or circumstance specified as such in Schedule 9 (Events of Default).

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), any of the following:

(a)	any loss, destruction or damage of such property or asset;

(b)	any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(c)	any settlement in lieu of paragraph (b) above.

“Excess Cashflow” has the meaning given to that term in paragraph 2.1 of Schedule 6 (Covenants).

“Excluded Project” means:

(a)	the “Project”, including the “Casino” proposed to be operated by the Company therein, each as defined in, and, subject to compliance with the Finance Documents, implemented in accordance with, the New Cotai Agreement and the transactions contemplated thereby;

(b)	solely in respect of the Company and subject to compliance with the Finance Documents, any similar project contemplated by an agreement or arrangement on substantially the same terms as the New Cotai Agreement subsequently entered into by the Company with any third party the identity of which is approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed), other than as may form part of the Mocha Slot Business or be comprised in any of the Projects;

(c)

the design, development, construction, ownership, operation, management and maintenance of a casino hotel, resort or retail complex or a stand alone casino other than any part of the Mocha Slot Business or that comprised in any of the Projects or the project or transactions contemplated by the New Cotai Agreement or any other such agreement or arrangement referred to in paragraph (b) above by a person outside the Group and, in respect of any casino or gaming area therein, the leasing, operation and management thereof by the Company (including the ownership, operation and maintenance of any associated gaming equipment and utensils) in accordance with the Subconcession, a Lease Agreement made between such person as Excluded Project Lessor and the Company and such other Macau SAR Government Authorisations where:

(i)	the Excluded Project Lessor has no right, claim, interest or recourse of any kind (whether present or future, actual or contingent, direct or indirect) in or against any Project, the Mocha Slot Business, any of the Transaction Security or any of the Obligors (other than, solely in respect of the Company and subject to the Finance Documents, including the sub-paragraphs hereof, under and in accordance with such Lease Agreement);

(ii)	none of the liabilities or other obligations of the Excluded Project Lessor of any kind (whether present or future, actual or contingent, direct or indirect) or the beneficiaries or claimants thereof benefit from or involve in any way any such right, claim, interest or recourse save as provided in sub-paragraph (i) in relation to the Excluded Project Lessor;

(iii)	the Excluded Project Lessor is responsible for (and obliged to indemnify the Company and the other Obligors in relation to) all claims, costs, losses, liabilities or other obligations of any kind (whether present or future, actual or contingent, direct or indirect) arising in connection with the Excluded Project (including the leasing, operation and management of any casino or gaming area comprised therein);

(iv)	the identity of the Excluded Project Lessor has been approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed); and

(v)	the Lease Agreement:

(A)	ensures, to the reasonable satisfaction of the Agent, compliance with all Subconcession requirements relevant to the Excluded Project (including those relating to the maintenance of title to any casino or gaming area and any associated gaming equipment and utensils by the Company and its ability to transfer such title to the Macau SAR) and all other relevant Legal Requirements ;

(B)	provides for a Revenue Split Percentage after deduction of the amounts referred to in sub-paragraph (ii) above and which are required to be paid which is commercially reasonable;

(C)	has otherwise been entered into on an arm’s length, commercially reasonable basis.

(d)	any other arrangement the terms of and party or parties to which have been agreed by the Majority Lenders (such agreement not to be unreasonably withheld or delayed).

“Excluded Project Lessor” means, in relation to an Excluded Project, the developer and owner of such Excluded Project and the lessor under the Lease Agreement entered into with the Company in respect of such Excluded Project.

“Excluded Subsidiary” means any Subsidiary of the Company:

(a)	which is Melco PBL (Macau Peninsula) Developments Limited or Melco PBL (Macau Peninsula) Hotel Limited or which becomes a Subsidiary of such Obligor after the date of this Agreement;

(b)	which has been designated as such by the Company by written notice to the Agent;

(c)	which is a company or corporation incorporated in the Macau SAR or any other jurisdiction reasonably acceptable to the Agent with limited liability;

(d)	whose assets and business form no part of nor are in any way necessary to ensure the full benefit of any Project or the Mocha Slot Business to the Group;

(e)	which has no right, claim, interest or recourse of any kind (whether present or future, actual or contingent, direct or indirect) in or against any Project, the Mocha Slot Business, any of the Transaction Security or any of the Obligors (other than, solely in respect of the Company, under a Lease Agreement entered into in accordance with the Finance Documents); and

(f)	none of whose liabilities or other obligations of any kind (whether present or future, actual or contingent, direct or indirect) or the beneficiaries or claimants thereof benefit from or involve in any way any such right, claim, interest or recourse (including any obligation to subscribe for Capital Stock, provide loans or otherwise incur Financial Indebtedness (other than, solely in respect of any such liabilities and obligations of the Company, any such right, claim, interest or recourse against the Company under a Lease Agreement entered into in accordance with the Finance Documents.

“Facility” means a Term Loan Facility or the Revolving Credit Facility.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the aggregate of the amounts in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part A of Schedule 1 (Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement.

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A General Project Tranche” means that portion of Facility A made available to fund Project Costs under this Agreement as described in Clause 2.1(a)(i) (The Facilities).

“Facility A Lender” means:

(a)	a lender identified as such in Part A of Schedule 1 (Original Parties); or

(b)	any person, bank, financial institution, trust, fund or other entity which has become a Party as a Lender under Facility A in accordance with Clause 23 (Changes To The Lenders),

which, in each case, has not ceased to be a Party in accordance with the terms of this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Non-Gaming Tranche” means that portion of Facility A made available for non-gaming purposes under this Agreement as described in Clause 2.1(a)(ii) (The Facilities).

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fee Letter” means the Arrangement Fee Letter dated on or about the date of this Agreement between, amongst others, the Arrangers and the Company, and any letter or letters dated on or about the date of this Agreement between the Arrangers and the Company (or the Agent and the Company or the Security Agent and the Company) setting out, amongst other things, any of the fees referred to in Clause 13 (Fees).

“Final Completion” shall occur, in relation to a Project, when the following conditions are satisfied:

(a)	Construction Completion has occurred;

(b)	the Project Works as a whole, including any Punch List Items and any outstanding furnishing, fit out or other work of any kind, has been completed;

(c)	the Project has been fully taken over and occupied by the Project Company;

(d)	any Liquidated Damages and other amounts due from the Construction Contractor have been paid or allowed;

(e)	all Project Costs have been paid;

(f)	all Contractor construction equipment and supplies, including any residual materials, have been removed from the Site (other than those in use for the purpose of discharging any Contractor obligation to remedy defects);

(g)	the Construction Contractor has certified the release of all Contractor, workmen’s, supplier or similar liens or claims in respect of the Project Works; and

(h)	any certificate of final completion has been issued in accordance with the Construction Contract.

“Final Completion Date” means, in relation to a Project, the date on which Final Completion of that Project occurs.

“Final Repayment Date” means:

(a)	in relation to the Term Loan Facility, the seventh anniversary of the date of this Agreement; and

(b)	in relation to the Revolving Credit Facility, the fifth anniversary of the date of this Agreement or, if earlier, the date of repayment, prepayment or cancellation in full of the Term Loan Facility.

“Finance Document” means:

(a)	this Agreement;

(b)	any Accession Letter;

(c)	any Compliance Certificate;

(d)	any Fee Letter;

(e)	the Hedging Letter;

(f)	any Hedging Agreement;

(g)	any Selection Notice;

(h)	any Sponsor Group Shareholder’s Undertaking;

(i)	the Subordination Deed;

(j)	the Deed of Priority;

(k)	the Deed of Appointment;

(l)	any Transaction Security Document;

(m)	any Transfer Certificate and Lender Accession Undertaking, Assignment Agreement and Lender Accession Undertaking or Hedge Counterparty Accession Undertaking;

(n)	any Utilisation Request; and

(o)	any other document designated as a “Finance Document” by the Agent and the Company.

“Finance Party” means the Agent, the Arrangers, the Security Agent, a Lender or a Hedge Counterparty.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value as at the relevant date on which Financial Indebtedness is calculated (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i)	any arrangement pursuant to which an asset sold or otherwise disposed of by that person may be re-acquired by a member of the Group (whether following the exercise of an option or otherwise);

(j)	any amount raised by the issue of redeemable shares;

(k)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(l)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (k) above.

“Financial Model” means the financial model in connection with the Projects, as initialled on or about the date of this Agreement by the Agent and the Company for the purposes of identification.

“Financial Quarter” has the meaning given to that term in paragraph 2.1 of Schedule 6 (Covenants).

“Financial Year” has the meaning given to that term in paragraph 2.1 of Schedule 6 (Covenants).

“First Repayment Date” means, in relation to the Term Loan Facility, the date which is thirty six months from the date of this Agreement.

“Forecast Funding Shortfall” means, at any time, the amount, if any, by which all Remaining Costs exceed Available Funding.

“GAAP” means, in respect of MPBL Entertainment, the Company and other members of the Group, generally accepted accounting principles in the United States of America as in effect from time to time.

“Gaming Market Adviser” means The Innovation Group as the gaming market adviser for the Finance Parties appointed pursuant to the engagement letter dated 12 March 2007.

“Gaming Market Report” means the report by the Gaming Advisor dated May 2007, together with any supplements thereto, addressed to and capable of being relied upon by the Finance Parties.

“Governmental Authority” means, as to any person, the government of the Macau SAR, any other national, state, provincial or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case having jurisdiction over such person, or any arbitrator with authority to bind such person at law.

“Grantor” means:

(a)	other than an Obligor, each person that has granted Security under any Transaction Security Document;

(b)	each Sponsor Group Shareholder;

(c)	the Subconcession Bank Guarantor

(d)	each Subordinated Creditor; and

(e)	each Direct Insurer.

“Group” means Melco PBL Nominee One Limited, Melco PBL Nominee Two Limited, Melco PBL Nominee Three Limited, Melco PBL Investments Limited, Melco PBL Gaming (Macau) Limited and each of its Subsidiaries for the time being (other than any Excluded Subsidiary).

“Group Budget” means the Group Budget delivered to the Agent pursuant to paragraph 15(e) of Part A of Schedule 2 (Conditions Precedent) and referred to in paragraph 1.5 of Schedule 6 (Covenants), each substantially in the form set out in Schedule 17 (Form of Group Budget).

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Hedge Counterparty” means a counterparty to a Hedging Agreement which has become a Party to this Agreement and a party to the Deed of Appointment in accordance with the Hedging Letter, Schedule 15 (Hedging Arrangements), Clause 23.9 (Hedge Counterparties and Additional Arranger) and the provisions of the Deed of Appointment.

“Hedge Counterparty Accession Undertaking” means a deed substantially in the form set out in Part B of Schedule 15 (Hedging Arrangements) or any other form acceptable to the Agent.

“Hedge Voting Right Event” means, in relation to a Hedge Counterparty, the occurrence and continuation of each of the following events:

(a)	the serving of a notice by the Agent pursuant to Clause 22.1(b) (Acceleration); and

(b)	any amount due is unpaid (other than default interest) under the Hedging Agreement to which such Hedge Counterparty is party following its early termination in accordance with Schedule 15 (Hedging Arrangements).

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement in agreed form entered into or to be entered into by a Borrower and a Hedge Counterparty for the purpose of hedging interest rate liabilities and/or any exchange rate risks in relation to the Facilities in accordance with the Hedging Letter delivered to the Agent under paragraph 2(i) of Part A of Schedule 2 (Conditions Precedent) and in accordance with Schedule 15 (Hedging Arrangements).

“Hedging Letter” means the hedging letter entered into or to be entered into on or about the date hereof between the Company and the Arrangers.

“HIBOR” means, in relation to any Loan denominated in HK dollars:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for HK dollars or the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Hong Kong interbank market, at or about 11:00 a.m. (Hong Kong time) on the Quotation Day for the offering of deposits in HK dollars for a period comparable to the Interest Period for that Loan.

“HKD” or “HK dollars” denotes the lawful currency of the Hong Kong SAR.

“Holdco” means each of Melco PBL Nominee One Limited, Melco PBL Nominee Two Limited and Melco PBL Nominee Three Limited.

“Holding Account” means an account:

(a)	held in Macau SAR or Hong Kong SAR by a member of the Group with the Agent or Security Agent;

(b)	identified in a letter between the Company and the Agent as a Holding Account; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and the Security Agent,

as the same may be redesignated, substituted or replaced from time to time.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong SAR” means the Hong Kong Special Administrative Region.

“Hotel Management Agreement” means a hotel management agreement entered into by a Project Company or a Project Operating Company with a person for the operation and management of any hotel in connection with a Project (including Hyatt of Macau in the case of the City of Dreams Project).

“Hotel Market Adviser” means:

(a)	HVS International as the hotel market adviser for the Finance Parties appointed pursuant to the engagement letter dated 3 April 2007; or

(b)	the hotel market adviser appointed by the Agent and, unless an Event of Default has occurred and is continuing, approved by the Company (such approval not to be unreasonably withheld or delayed), to advise the Finance Parties as and when required in respect of any of the Projects or the Group’s other Permitted Businesses.

“Hotel Market Report” means the report by the Hotel Market Adviser dated 9 May 2007, together with any supplements thereto, addressed to and capable of being relied upon by the Finance Parties.

“Information Memorandum” means each document so entitled and any supplement thereto in the form approved by the Company concerning the Permitted Businesses, the Projects, the Sponsor Group Shareholders, the Obligors and their Subsidiaries which, at the request of the Company and on its behalf, is to be prepared in relation to the transactions contemplated herein and in the other Finance Documents, approved by the Company and distributed by the Arrangers prior to the Syndication Date in connection with the syndication of the Facilities.

“Information Package” means the Reports and the Financial Model.

“Insurance” means a Direct Insurance or a Reinsurance.

“Insurance Adviser” means, as the case may be:

(a)	Jardine Lloyd Thompson as the insurance adviser for the Finance Parties appointed pursuant to the engagement letter dated 6 June 2007; or

(b)	the insurance adviser appointed by the Agent and, unless an Event of Default has occurred and is continuing, approved by the Company (such approval not to be unreasonably withheld or delayed), to advise the Finance Parties as and when required in respect of any of the Projects or the Group’s other Permitted Businesses.

“Insurance Broker’s Letter of Undertaking” means a letter of undertaking in substantially the form set out in Appendix 5 to Schedule 8 (Insurance) or in such other form as may be approved by the Agent acting in consultation with the Insurance Adviser, such approval not to be unreasonably withheld.

“Insurance Proceeds Account” means the Mandatory Prepayment Account or Holding Account into which Insurance Proceeds or, as the case may be, Excluded Insurance Proceeds are required to be paid pursuant to Schedule 4 (Mandatory Prepayment).

“Insurance Requirements” means all material terms of any insurance policy required pursuant to the Finance Documents for the construction and operational phases for each Project and the Group’s other Permitted Businesses based on the recommendations of the Insurance Adviser (including Schedule 8 (Insurance)).

“Insurance Reports” means the insurance report prepared by the Insurance Adviser and dated on or about the date of this Agreement and the insurance report prepared by the Insurance Adviser after the date of this Agreement in relation to the City of Dreams Project, together with any supplements thereto, addressed to and capable of being relied upon by the Finance Parties.

“Insurer” means a Direct Insurer or a Reinsurer.

“Insurer Notices and Acknowledgements” means the notices and acknowledgements to be delivered to and executed by each Insurer and Reinsurer in accordance with the Transaction Security Documents (including those referred to in paragraphs 2.3.2 and 2.4.2 of Schedule 8 (Insurance)).

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use any such assets referred to in paragraph (a) above,

of each member of the Group.

“Interest Payment Date” means each date on which an Interest Period ends.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“IPO” means the initial primary offering to the public of ordinary shares in MPBL Entertainment and the listing thereof on the NASDAQ Stock Market.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Land Concession” means in relation to:

(a)	the Crown Macau Project, the land concession between the Macau SAR and the Crown Macau Project Company dated 20 February 2006 which forms an integral part of Dispatch number 20/2006; and

(b)	the City of Dreams Project, the land concession to be made between the Macau SAR and the City of Dreams Project Company pursuant to a request for the grant of a plot of land pursuant to which the City of Dreams Project Company will be granted a lease by the Macau SAR of a plot of land with an area of 113,325 sq. meters located in Taipa, near the Estrada do Istmo, in the Zona de Aterro entre Taipa e Coloane, marked with letter “A” and “B” in plan no. 6328/2005 issued by the Cartography and Cadastre Bureau.

“Land Concession Direct Agreement” means the agreement relating to security in the agreed form to be entered into between the Macau S.A.R., the Company, Melco PBL (Crown Macau) Developments Limited, Melco PBL (COD) Developments Limited and the Security Agent.

“Lease Agreement” means an agreement between the Company and the developer and owner of an Excluded Project in connection with the leasing (including by way of Occupational Lease), operation and management of a casino or gaming area by the Company in such Excluded Project and which sets out in full the terms of the arrangements between them in respect of such casino or gaming area, including the terms of the Company’s lease of such premises and the obligations required to be assumed by the owner and developer (including those specified in the Finance Documents), and includes the New Cotai Agreement and any other agreement or arrangement in substantially the same terms referred to in paragraph (b) of the definition of “Excluded Project”.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 24 (Changes To The Obligors).

“Legal Requirements” means all laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Authority having jurisdiction over the matter in question.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under statutes of limitation;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction;

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means a Facility A Lender or Revolving Credit Facility Lender.

“LIBOR” means, in relation to any Loan denominated in US dollars:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for US dollars or the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 a.m. (London time) on the Quotation Day for the offering of deposits in US dollars for a period comparable to the Interest Period for that Loan.

“Line Item” means, in relation to a Project, each of the following line item categories of costs:

(a)	Construction Costs:

(i)	Base construction;

(ii)	Preliminaries;

(iii)	Insurance;

(iv)	Contingency;

(v)	Inflation;

(vi)	Contractor’s Fee;

(b)	Other Project Costs:

(i)	ELV;

(ii)	Bubble and Special Effects;

(iii)	FF&E and mock-ups;

(iv)	Consultants’ Fees;

(c)	Land Cost;

(d)	Pre-Opening Expenses; and

(e)	Sponsor and Developer Costs.

“Liquidated Damages” means any liquidated damages paid by any party (other than an Obligor) pursuant to any obligation, default or breach under the Project Documents (other than any Termination Proceeds), in each case net of any Taxes, costs and expenses incurred by any Obligor or its agents pursuant to arm’s length transactions in connection with the collection, adjustment or settlement thereof.

“Loan” means a Facility A Loan or Revolving Credit Facility Loan.

“Loss Proceeds” means all amounts and proceeds in respect of any Event of Loss, including proceeds of any Insurance required to be maintained by a Relevant Obligor under this Agreement, less any Taxes, costs and expenses incurred by any Obligor or its agents pursuant to arm’s length transactions in connection with the collection, adjustment or settlement thereof.

“Macau Gaming Laws” means Law No. 16/2001 and Administrative Regulation No. 26/2001, as amended from time to time, and other laws promulgated by any Governmental Authority of the Macau SAR and applying to gaming operations in the Macau SAR.

“Macau SAR” means the Macau Special Administrative Region.

“Major Construction Contract” means any Construction Contract:

(a)	under which the total contract price payable by a Project Company, Relevant Obligor or City of Dreams Construction Manager (or expected aggregate amount in the case of “cost plus” contracts) or which may otherwise involve liabilities, actual or contingent, incurred by the Project Company, Relevant Obligor or City of Dreams Construction Manager, in an amount in excess of HKD100,000,000; or

(b)	which the Technical Adviser reasonably determines forms part of a critical works program or is otherwise material for the purposes of the Group Budget or Schedule.

“Major Project Document” means:

(a)	the Subconcession;

(b)	the Subconcession Bank Guarantee Facility Agreement;

(c)	the Subconcession Bank Guarantee;

(d)	each Lease Agreement;

(e)	each Land Concession;

(f)	any licence or other agreement or arrangement for the use or grant of any interest in any Intellectual Property to which any Relevant Obligor is party;

(g)	each Major Construction Contract;

(h)	each Construction Contractor’s Completion Guarantee;

(i)	each Construction Contractor’s Performance Bond;

(j)	each Hotel Management Agreement;

(k)	the Reorganisation Agreements;

(l)	the New Cotai Agreement;

(m)	the Shareholders Agreement;

(n)	each Occupational Lease which involves amounts of rent or other liabilities, actual or contingent, incurred by or payable to a Relevant Obligor in an amount or of a value in excess of an Optional Currency Amount of HKD100,000,000 or its equivalent, including any Mocha Lease and any other Occupational Lease granted to the Company over any Project premises used or proposed to be used for gaming operations (including any premises classified as casino or gaming areas under Article 9 of the Subconcession); and

(o)	any other document with a total contract price payable by an Obligor (or expected aggregate amount to be paid by a Relevant Obligor in the case of “cost plus” contracts) or which may otherwise involve liabilities, actual or contingent, incurred by or payable to a Relevant Obligor or a grant or disposal of a property interest, in each case in an amount or of a value in excess of an Optional Currency Amount of HKD100,000,000 or its equivalent, each as the same may be amended from time to time in accordance with the terms and conditions of this Agreement and thereof.

“Major Project Participants” means:

(a)	each Relevant Obligor;

(b)	the Macau SAR; and

(c)	each other Person who is party to a Major Project Document except for parties to the New Cotai Agreement and parties to other agreements similar to the New Cotai Agreement referred to in paragraph (b) of the definition of “Excluded Project” and Wynn Macau in its capacity as a party to the Subconcession.

“Majority Lenders” means a Lender or Lenders (and, after the occurrence and continuation of a Hedging Voting Right Event in relation to any Hedging Counterparty, that Hedging Counterparty) who hold in aggregate more than 50% of the Voting Entitlements of all such Finance Parties.

“Managing Director” means Mr. Lawrence Yau Lung Ho.

“Mandatory Prepayment Account” means any of the Accounts so designated in Schedule 7 (Accounts).

“Margin” means, in relation to any Loan or Unpaid Sum, 2.75 per cent. per annum but if:

(a)	Practical Completion and satisfaction of the Opening Conditions in respect of City of Dreams Phase I has been achieved, it shall, with effect from the first full Quarter Date falling on the date that is 6 months therefrom, be 2.50 per cent. per annum; and

(b)	no Event of Default or (save where the Lenders are satisfied, acting reasonably, that the Default will either be cured or otherwise not become an Event of Default within any applicable grace or cure period (if any) and the Obligors are acting diligently to make such cure) Default has occurred and is continuing (in which case the margin will revert to 2.50%) and provision for retrospective increase where any calculation made by reference to unaudited accounts is not justified by subsequent audited accounts, adjustments to the margin will take effect from the first full Quarter Date falling on the date that is 6 months after Practical Completion and satisfaction of the Opening Conditions in respect of City of Dreams Phase I or, as the case may be, the date of receipt by the Agent of the relevant quarterly compliance certificate; and

(c)	thereafter, Leverage (determined, in the case of each Relevant Period which ends less than one full Financial Quarter after Practical Completion and satisfaction of the Opening Conditions in respect of the City of Dreams Project, on the basis that the Facilities are fully drawn) in respect of the most recently completed Relevant Period is within a range set out below, then the Margin will be the percentage per annum set out below opposite that range:

Leverage	Margin
Equal to or less than 4.5:1 but greater than 4.0:1	2.00%
Equal to or less than 4.0:1 but equal to or greater than 3.0:1	1.75%
Less than 3.0:1	1.50%

and provided that:

(i)	any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is the first day of the next Interest Period for that Loan following receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to paragraph 1.3 of Schedule 6 (Covenants);

(ii)

if, following receipt by the Agent of the annual audited financial statements of the Group and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for a reduced Margin, then the provisions of Clause 10.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised Leverage calculated using the figures in the Compliance Certificate; and

(iii)	for the purpose of determining the Margin, Leverage and Relevant Period shall be determined in accordance with paragraph 2 of Schedule 6 (Covenants).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents to which it is a party; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Melco” means Melco International Development Limited.

“Mocha Lease” means any Occupational Lease entered into in connection with the Mocha Slot Business;

“Mocha Slot Business” means the Mocha Slot electronic gaming machine lounge business carried on at the date hereof by the Company and previously carried on by the Mocha Slot Group.

“Mocha Slot Group” means Mocha Slot Group Limited, Mocha Slot Management Limited and Mocha Café Limited.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Monthly Construction Period Report” has the meaning given in paragraph 1.7(c) of Schedule 6 (Covenants).

“Monthly Construction Progress Report” means each of any regular construction progress reports required to be prepared by the Construction Contractor under any Construction Contract.

“Moody’s” means Moody’s Investors Service, Inc or its successor.

“MPBL Entertainment” means Melco PBL Entertainment (Macau) Limited.

“MPBL Investments” means MPBL Investments Limited.

“New Cotai Agreement” means the services and the rights to use agreement dated 11 May 2007 between, amongst others, the Company and New Cotai Entertainment (Macau) Limited.

“Notice to Proceed” means a notice, issued by a Project Company in accordance with a Construction Contract, requiring the Construction Contractor thereunder to proceed with Project Works.

“Notional Amount”, in relation to a Hedging Agreement, has the meaning given in paragraph 9 of Part A of Schedule 15 (Hedging Arrangements).

“Obligor” means a Borrower, a Guarantor or the Managing Director.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).

“Occupational Lease” means any lease, sub-lease, licence, tenancy or right to occupy or use (or any agreement for the grant of any of the foregoing) to which a Relevant Obligor’s interest in a Property may be subject from time to time or which may be granted to a Relevant Obligor.

“Onshore Security Documents” means any Transaction Security Document governed by or expressed to be governed by Macau SAR law.

“Opening Conditions” means, collectively, in relation to a Project or part thereof the following:

(a)	the Agent shall have received from the Project Company a certificate, substantially in the form set out in Schedule 21 (Forms of Opening Conditions Certificates), pursuant to which the Project Company certifies that:

(i)	furnishings, fixtures and equipment necessary to use and occupy the various portions of the Project or the relevant part thereof for their intended uses shall have been installed and shall be operational;

(ii)

the Project Certificates of Occupancy shall have been issued, each area of the Project or part thereof in which any operation of casino games of chance or other forms of gaming will be carried out shall to the extent required have been classified as a casino or gaming zone in accordance with article 9 of the Subconcession and (other than any Permit made or issued by or with a Governmental Authority the failure of which to obtain could not reasonably be expected to affect the operations of the Project or relevant part thereof, in any material respect) each other Permit made or issued by or with a Governmental Authority required under applicable Legal Requirements to be obtained prior to the Opening Date shall have been obtained;

(iii)	the Project or part thereof shall be fully open for business to the general public and at least, notwithstanding the foregoing, in the case of City of Dreams Phase I, 80% of the floor space comprised in City of Dreams Phase I shall have been occupied and open to the general public (save for facilities which by their nature are not open to the general public in the ordinary course of business but are operating) and, in the case of the City of Dreams Project as a whole, at least 100% of the floor space comprised in City of Dreams Phase I and 80% of the floor space comprised in the remainder of the City of Dreams Project shall have been occupied and open to the general public (save for facilities which by their nature are not open to the general public in the ordinary course of business but are operating);

(iv)	any remaining work shall be such that it will not materially affect the operation of the Project or such part;

(v)	the failure to complete the remaining work will not materially affect the operation of the Project or such part; and

(vi)	the Project Company shall have available a fully trained staff to operate the Project or such part; and

(b)	the Agent shall have received from the Technical Adviser a certificate, substantially in the form set out in Schedule 21 (Forms of Opening Conditions Certificates) in respect of the Project or such part.

“Opening Date” means, in relation to a Project or the relevant part thereof, the date on which all the Project Certificates of Occupancy for that Project or the relevant part thereof have been issued.

“Operating Period Insurances” means, in relation to a Project or any Obligor the insurances listed in Appendix 1 to Schedule 8 (Insurance) and effected in accordance with the terms of Schedule 8 (Insurance).

“Optional Currency” means HK dollars.

“Original Financial Statements” means the audited consolidated financial statements for the financial year ended 31 December 2006 and the unaudited consolidated financial statements for the financial half year ended 30 June 2007 of MPBL Entertainment.

“Original Obligor” means the Original Borrower, an Original Guarantor or the Managing Director.

“Party” means a party to this Agreement.

“Parent” means Melco PBL Nominee One Limited.

“Patacas” or “MOP” denotes the lawful currency of the Macau SAR.

“Payment and Performance Bond” means any payment or performance bond delivered under any Major Project Document in favour of a Project Company and supporting the Contractor’s obligations under any such Major Project Document (including any relevant Construction Contractor’s Completion Guarantee and Construction Contractor’s Performance Bond).

“PBL” means Publishing and Broadcasting Limited.

“PBL Assurance” means the deed of assurance in the agreed form to be granted by PBL in favour of the Finance Parties.

“Permits” means all approvals, licences, consents, permits, Authorisations, registrations and filings, necessary in connection with the execution, delivery, completion, implementation, perfection or performance, admission into evidence or enforcement of the Transaction Documents and the Reorganisation on the terms thereof and all material approvals, licences, consents, permits, Authorisations, registrations and filings required for the design, development, construction, ownership, maintenance, operation or management of the Projects and Permitted Businesses as contemplated under the Transaction Documents, including those listed in Schedule 16 (Permits).

“Permitted Acquisition” means:

(a)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(b)	an acquisition of shares pursuant to a Permitted Share Issue;

(c)	an acquisition of fully paid shares in an Excluded Subsidiary subscribed for using the proceeds of Equity or any other amounts which would otherwise be available for distribution as a Permitted Distribution pursuant to paragraph (b) of the definition thereof and which, in each case, is neither comprised or included in Base Equity or Available Funding nor required for any other purposes under the Finance Documents;

(d)	an acquisition of securities which are Cash Equivalent Investments so long as those Cash Equivalent Investments become subject to the Transaction Security as soon as is reasonably practicable; and

(e)	the incorporation of a company in the Macau S.A.R. or other jurisdiction acceptable to the Agent with limited liability which on incorporation becomes:

(i)	an Excluded Subsidiary; or

(ii)	a member of the Group, but only if that company is or becomes an Additional Obligor for the purposes of carrying out all or any part of a Project or the Mocha Slot Business and the shares in, and assets of, which become subject to Security in form and substance satisfactory to the Agent within 30 days of incorporation.

“Permitted Businesses” means:

(a)	the Mocha Slot Business;

(b)	each Project; and

(c)	the operation and management of casinos pursuant to Lease Agreements in respect of Excluded Projects.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal (each of the foregoing a “Disposal”), which is on arm’s length terms and for fair market value:

(a)	comprised in the grant of any lease, licence or right to occupy or equivalent interest made by the Crown Macau Project Operating Company or the City of Dreams Project Operating Company or any Subsidiary (which is an Obligor) of a Project Company or a Project Operating Company in respect of that Project in the ordinary course of trading of the disposing entity with respect to any part of any Real Property of the disposing entity including, without limitation, in respect of restaurants, retail outlets, hotel rooms or other facilities;

(b)	of trading stock, inventory or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(c)	of obsolete or redundant vehicles, plant, tools, equipment, fittings, furnishings, utensils or other assets used in the ordinary course of trading for cash or in exchange for replacement assets comparable or superior as to type, value or quality subject, in the case of exchange or replacement, to equivalent security to that being given over such assets being provided over such exchanged or replaced assets;

(d)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments subject to equivalent security to that being given over such assets being provided in the case of exchange for Cash Equivalent Investments;

(e)	of cash or non-cash prizes and other complimentary items by the Company, the Crown Macau Project Operating Company or the City of Dreams Project Operating Company in the ordinary course of trading for customers or patrons customary in the Permitted Business activities of the type conducted by that person;

(f)	of the registered strata title to any casino in either of the Crown Macau Project or the City of Dreams Project by the relevant Project Company to the Company in accordance with or, as the case may be, after an amendment is made to and in accordance with, the relevant Land Concession to permit the registration of strata title and any such Disposal and subject to complying with the Subconcession and all other Legal Requirements, and the granting of Security in favour of, and in form and substance reasonably satisfactory to, the Security Agent, in respect thereof;

(g)	arising as a result of any Permitted Security, Permitted Payment or Permitted Distribution or (subject to the provisions of Schedule 9 (Events of Default)) in connection with an Event of Eminent Domain;

(h)	of any moneys by the Company comprising gaming receipts or any share thereof to which, in either case, the Company is not exclusively entitled derived from the operation by it of a casino pursuant to the terms of the New Cotai Agreement into accounts not held by any Obligor in accordance with the terms set out in the New Cotai Agreement;

(i)	of such portion of the Real Property of the City of Dreams Project Company comprised in the City of Dreams Project on which, if it is proposed to construct the apartment hotel tower contemplated by the Construction Management Contract, such tower is to be constructed (including such relevant portion of the podium as is comprised in the apartment hotel tower), such Disposal is to be for fair market value and subject always to the Agent being reasonably satisfied, after taking account of the terms upon which it is to be made and the amount of any Disposal Proceeds, that neither any such Disposal nor the construction and development of the apartment hotel tower will in any material way adversely affect either the City of Dreams Project or any interest of the Finance Parties therein;

(j)	in addition to other Disposals permitted above, of assets at fair market value for valuable consideration in the ordinary course of trading not in excess of a Base Currency Amount of USD2,000,000 or its equivalent in any other currency or currencies in the aggregate in any Financial Year; and

(k)	not falling within any of the above paragraphs but made with the prior written consent of the Agent such consent not to be unreasonably withheld or delayed (other than in respect of any assets subject to any fixed security created under any Transaction Security Document).

“Permitted Distribution” means:

(a)	the payment of a dividend to the Company or any member of the Group;

(b)	the payment of a dividend by the Parent provided that:

(i)	such payment is made from Excess Cashflow within fifteen days after prepayment in respect thereof pursuant to paragraph 2(a)(viii) of Schedule 4 (Mandatory Prepayment) and not made more frequently than semi-annually in any Financial Year;

(ii)	the provisions of paragraph 2 (Financial Covenants) of Schedule 6 (Covenants) are being (and, following such payment, would continue to be) complied with;

(iii)	the Debt Service Reserve Account and Debt Service Accrual Accounts have been funded to the required level under the terms of this Agreement;

(iv)	the first Repayment Instalment under the Term Loan Facility has been made; and

(v)	no Event of Default or Default is continuing or is likely to occur as a result of making of any such payment.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under the Subconcession Bank Guarantee Facility Agreement or any Sponsor Group Loan, subject always to the terms of this Agreement, the Deed of Priority and the Subordination Deed;

(b)	arising under a Permitted Loan or a Permitted Guarantee or as permitted by paragraph 3.30 (Hedging and Treasury Transactions) of Schedule 6 (Covenants);

(c)	under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed a Base Currency Amount of USD10,000,000 at any time; and

(d)	not permitted by the preceding sub-paragraphs or as a Permitted Transaction and the outstanding amount of which does not exceed a Base Currency Amount of USD20,000,000 in aggregate for the Group at any time.

“Permitted Guarantee” means:

(a)	any guarantee under or in respect of any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade provided that the aggregate amount of all such guarantees outstanding at any time does not exceed a Base Currency Amount of USD20,000,000;

(b)	any guarantee permitted under paragraph 3.22 (Financial Indebtedness) of Schedule 6 (Covenants);

(c)	any guarantee reimbursement obligations under the Subconcession Bank Guarantee Facility in an aggregate amount not exceeding MOP550,000,000;

(d)	any guarantees for the arrangement of cash or deposit collateral for any Land Concession in an aggregate amount not exceeding MOP1,371,890; or

(e)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security.

“Permitted Loan” means:

(a)

any trade credit extended by any member of the Group to its customers (including patrons of any casino or gaming business comprised in a Project or the Mocha Slot Business) on normal commercial terms, in the ordinary course of its trading activities and provided always that such extensions of credit comply with all applicable Legal Requirements (including any such Legal Requirements concerning money lending in any jurisdiction in which an Account is situate) in an aggregate amount not exceeding USD10,000,000;

(b)	any loan made to an Obligor for the purposes of enabling an Obligor to meet its payment obligations under the Finance Documents;

(c)	any other loan made by an Obligor to another Obligor;

(d)	any loan made by an Obligor to an Excluded Subsidiary using the proceeds of Equity or any other amounts which would otherwise be available for distribution as a Permitted Distribution pursuant to paragraph (b) of the definition thereof and which, in each case, is neither comprised nor included in Base Equity or Available Funding nor required for any other purpose under the Finance Documents; or

(e)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed a Base Currency Amount of USD1,000,000 at any time.

“Permitted Payment” means:

(a)	a scheduled payment of fees, commission or interest under the Subconcession Bank Guarantee Facility Agreement provided that such payment shall not exceed MOP10,000,000 per annum;

(b)	a scheduled interest payment under any Sponsor Group Loan provided that:

(i)	such payment is made from Excess Cashflow within fifteen days after prepayment in respect thereof pursuant to paragraph 2(a)(viii) of Schedule 4 (Mandatory Prepayment) and not made more frequently than semi-annually in any Financial Year;

(ii)	the provisions of paragraph 2 (Financial Covenants) of Schedule 6 (Covenants) are being (and, following such payment, would continue to be) complied with;

(iii)	the Debt Service Reserve Account and Debt Service Accrual Accounts have been funded to the required level under the terms of this Agreement;

(iv)	the first Repayment Instalment under the Term Loan Facility has been made; and

(v)	no Event of Default or Default is continuing or is likely to occur as a result of making of any such payment.

(c)	a repayment of Sponsor Group Loans from the proceeds of Utilisations permitted to be applied for this purpose pursuant to Clause 3.1(a) (Purpose) provided that such Sponsor Group Loans were made and used (i) to meet City of Dreams Project

Costs after initial Utilisation under this Agreement and (ii) pending initial Utilisation under the City of Dreams Tranche.

“Permitted Security” means:

(a)	any Security which is to be irrevocably discharged or released in full by an Obligor on the date of first Utilisation under this Agreement;

(b)	any Transaction Security or Security permitted under the Finance Documents;

(c)	any lien arising or subsisting by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(d)	any netting or set-off arrangement entered into by any member of the Group with Citibank, N.A., Banco Nacional Ultramarino, S.A. or Bank of China, Macau Branch in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as:

(i)	such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of persons which are not Obligors; and

(ii)	such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of persons which are not Obligors;

(e)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group provided that the aggregate value of all assets subject to any such Security shall not exceed a Base Currency Amount of USD5,000,000;

(f)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(g)	any Security or Quasi-Security arising as a consequence of any finance or capital lease permitted pursuant to paragraph (c) of the definition of “Permitted Financial Indebtedness”;

(h)	any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (a) to (g) above) does not exceed a Base Currency Amount of USD5,000,000;

(i)	any Security created in favour of a plaintiff or defendant in any proceedings as security for costs or expenses;

(j)	any Security securing unpaid Taxes and arising by law but only if such unpaid taxes are contested in good faith by appropriate measures and sufficient reserves in cash or other liquid assets are available to pay the amount of those unpaid Taxes;

(k)	any Security over goods, documents of title to goods and related documents and insurances and their proceeds to secure liabilities of any member of the Group in respect of a letter of credit, trust receipts, import loans or shipping guarantees issued or granted for all or part of the purchase price and costs of shipment, insurance and storage of goods acquired by a member of the Group in the ordinary course of trading;

(l)	easements, rights-of-way, restrictions, encroachments, and other similar Security or Quasi-Security and other minor defects and irregularities in title, incurred in the ordinary course of trading;

(m)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Security arising in the ordinary course of trading for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate measures;

(n)	Security in favour of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the ordinary course of trading;

(o)	any Security or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation of all applicable laws provided that such Security is contested in good faith by appropriate measures and sufficient reserves in cash or other liquid assets are available to discharge such Security;

(p)	any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of the Site and the Site Easements;

(q)	any Security of cash collateral required in respect of Permitted Guarantees for Subconcession and Land Concession;

(r)	any Security over any assets of the Company to the extent that it is acquired at the request of and funded by New Cotai (or any casino owner in respect of any arrangements if entered into by the Company on terms similar to the New Cotai Agreement and referred to in paragraph (b) of the definition of “Excluded Project”) in favour of the lenders of New Cotai or such other casino owner referred to in this paragraph (r) securing obligations up to the value of such assets.

“Permitted Share Issue” means an issue of shares by a member of the Group which is a Subsidiary to its immediate Holding Company where (if the existing shares of the Subsidiary are the subject of Transaction Security) the newly-issued shares also become subject to Transaction Security on the same terms.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms;

(c)	any payments for goods and services under a Service Agreement or Affiliate Agreement provided that any such payment is in an amount not exceeding the actual, arm’s length cost or better of such goods and services paid by the supplier plus a margin of not more than five per cent; or

(d)	any Permitted Share Issue.

“Plans and Specifications” means, in relation to a Project or part thereof, the plans, specifications, design documents, schematic drawings and related items for the design, architecture and construction of that Project provided to the Technical Adviser in accordance with paragraph 6 of Part A of Schedule 2 (Conditions Precedent) or paragraph 5 of Part B of Schedule 2 (Conditions Precedent) (as the case may be), each as may be amended in accordance with any variation permitted pursuant to paragraph 3.29 of Schedule 6 (Covenants).

“Practical Completion” means, in relation to a Project or part thereof, practical completion of the relevant Project Works or part thereof under the terms of the Construction Contract, which in the case of the City of Dreams Project shall be City of Dreams Construction Management Contract.

“Practical Completion Date” means, in relation to a Project or part thereof, the date upon which Practical Completion occurs.

“Project” means:

(a)	the City of Dreams Project; or

(b)	the Crown Macau Project.

“Project Appraisal Report” means the report by the Project Appraiser dated 9 May 2007, together with any supplements thereto, addressed to and capable of being relied upon by the Finance Parties.

“Project Appraiser” means:

(a)	HVS International as the project appraiser for the Finance Parties appointed pursuant to the engagement letter dated 3 April 2007; or

(b)	the project appraiser appointed by the Agent and, unless an Event of Default has occurred and is continuing, approved by the Company (such approval not to be unreasonably withheld or delayed), to advise the Finance Parties as and when required in respect of any of the Projects or the Group’s other Permitted Businesses.

“Project Certificates of Occupancy” means, in relation to a Project or part thereof, the Licenças de Ocupaçâo issued by the Macau SAR pursuant to applicable Legal Requirements for that Project or part.

“Project Company” means:

(a)	in the case of the City of Dreams Project, Melco PBL (COD) Developments Limited; or

(b)	in the case of the Crown Macau Project, Melco PBL (Crown Macau) Developments Limited.

“Project Costs” means, in respect of a Project or the relevant part thereof, all costs incurred, or to be incurred in accordance with the Group Budget therefor, which costs shall include, without double counting:

(a)	all costs incurred under the Construction Contracts for that Project or the relevant part thereof;

(b)	interest, commissions, fees and other finance payments payable under the Finance Documents prior to the Opening Date;

(c)	fees payable under the Subconcession Bank Guarantee Facility thereof prior to the Opening Date;

(d)	guarantee fees, legal fees and expenses, financial advisory fees and expenses, technical fees and expenses (including fees and expenses of the Advisers), commitment fees, management fees and corporate overhead agency fees (including fees and expenses of the Agent and the Security Agent), interest, Taxes (including value added tax) and other out-of-pocket expenses payable by the relevant Project Company under any documents related to the financing and administration of that Project or the relevant part thereof and in accordance with the Group Budget prior to the Opening Date;

(e)	the costs of acquiring Permits for that Project or the relevant part thereof prior to the Opening Date;

(f)	costs incurred in settling insurance claims in connection with Events of Loss in respect of the Project or relevant part thereof and collecting Loss Proceeds at any time prior to the Opening Date;

(g)	working capital costs incurred for that Project or the relevant part thereof in accordance with the Pre-Opening Working Capital Line Item in the Group Budget prior to the Opening Date; and

(h)	cash to collateralise Permitted Guarantees of the kind comprised in sub-paragraph (a) of the definition thereof in respect of the Project or relevant part thereof.

“Project Documents” means:

(a)	each Major Project Document;

(b)	each Payment and Performance Bond;

(c)	each Affiliate Agreement; and

(d)	any other contract with a total contract price payable by a Relevant Obligor (or expected aggregate amount to be paid by a Relevant Obligor in the case of “cost plus” contracts) or which may otherwise involve liabilities, actual or contingent, incurred by or payable to a Relevant Obligor or a grant or a disposal of a property interest, in each case in an amount in excess of a Base Currency Amount of USD2,500,000, each as the same may be amended from time to time in accordance with the terms and conditions of this Agreement and thereof.

“Project Operating Company” means:

(a)	in the case of the City of Dreams Project, Melco PBL (COD) Hotels Limited; or

(b)	in the case of the Crown Macau Project, Melco PBL Hotel (Crown Macau) Limited.

“Project Punchlist Items” means, in relation to a Project or the relevant part thereof, minor or insubstantial details of construction or mechanical adjustment, the non-completion of which, when all such items are taken together, will not interfere in any material respect with the use or occupancy of the Project Site Facilities for their intended uses or the ability of the owner, lessee or licensee, as applicable, of any portion of the Site Facilities to perform work that is necessary or desirable to prepare such portion of the Site Facilities for such use or occupancy provided that, in all events, “Project Punchlist Items” shall include (to the extent not already completed), without limitation, the items set forth in any punch list to be delivered by the Project Company in connection with Practical Completion under the relevant Construction Contract.

“Project Schedule” means, in respect of the City of Dreams Project or the relevant part thereof, the schedule for completion of the Project referred to in paragraph 5(c) of Part B of Schedule 2 (Conditions Precedent) as updated from time to time in accordance with Schedule 2 (Conditions Precedent) or Schedule 6 (Covenants), each as in the agreed form.

“Project Utilisation” means a Facility A and/or Revolving Credit Facility Utilisation for the purposes of financing or refinancing Project Costs.

“Project Works” means the City of Dreams Project Works or, as the case may be, the Crown Macau Project Works.

“Projections” has the meaning given in paragraph 1.5 of Schedule 6 (Covenants).

“Properties” means the land described in the Land Concessions, and any other Real Property acquired by a Relevant Obligor after the date of this Agreement. A reference to a “Property” is a reference to any of the Properties.

“Qualifying Lender” has the meaning given to that term in Clause 14 (Tax Gross-Up And Indemnities).

“Quarter Date” means the last day of a Financial Quarter.

“Quasi-Security” has the meaning given to that term in paragraph 3.15 (Negative pledge) of Schedule 6 (Covenants).

“Quotation Date” means, in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period for LIBOR and the first day of that Period for HIBOR.

“RCF General Project Tranche” means that portion of the Revolving Credit Facility made available to fund Project Costs under this Agreement as described in Clause 2.1(b)(i) (The Facilities).

“RCF Non-Gaming Tranche” means that portion of the Revolving Credit Facility made available for non gaming purposes under this Agreement as described in Clause 2.1(b)(ii) (The Facilities).

“Real Property” means:

(a)	any freehold, leasehold or immovable property, including the land described in the Land Concessions and the Occupational Leases relating to the Mocha Slot Business, and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

“Receiver” means a receiver, receiver and manager, administrative receiver or analogous person in any Relevant Jurisdiction of the whole or any part of the Charged Property.

“Reference Banks” means, in relation to LIBOR the principal London offices of Bank of America, N.A., Deutsche Bank, AG and UBS, AG, and, in relation to HIBOR, the principal office in Hong Kong of Bank of America, N.A., Deutsche Bank, AG and UBS, AG or such other banks as may be appointed by the Agent in consultation with the Company.

“Reinsurance” means any contract or policy of reinsurance from time to time required by paragraph 1.2 of Schedule 8 (Insurance) to be taken out or effected in respect of any Direct Insurance.

“Reinsurance Broker’s Letter of Undertaking” means a letter of undertaking in substantially the form set out in Appendix 6 to Schedule 8 (Insurance) or in such other form as may be approved by the Agent acting in consultation with the Insurance Adviser, such approval not to be unreasonably withheld.

“Reinsurer” means an international reinsurer of good standing and responsibility with whom a Reinsurance is placed from time to time in accordance with Schedule 8 (Insurance).

“Related Fund”, in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or adviser or an Affiliate thereof as the first fund.

“Relevant Date” means the date falling 12 months after the date of this Agreement.

“Relevant Interbank Market” means the London interbank market or, in relation to the HK dollar, the Hong Kong interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Obligors” means the Obligors other than the Managing Director.

“Relevant Period” has the meaning given to that term in paragraph 2.1 (Financial definitions) of Schedule 6 (Covenants).

“Remaining Costs” means, at any given time (and without double counting), the sum of all Remaining Project Costs in respect of each Project at that time together with the sum of all the “Balance to Complete” amounts set forth in respect of the “Crown Macau Project expansion capex”, “Mocha Slot Business expansion capex” and “Maintenance capex” items in the Group Budget (as in effect from time to time).

“Remaining Project Costs” means, in respect of a Project or a relevant part thereof, at any given time for that Project or part, the sum of all the “Balance to Complete” amounts set forth in respect of all Line Items in the Group Budget (as in effect from time to time) in respect of the Project or part.

“Reorganisation” means the reorganisation of the ownership structure of the Group, including in respect of the Holding Companies, the Project Companies and the Project Operating Companies and certain of their assets (including the Subconcession, the Projects and the Mocha Slot Business) as at the date hereof, including pursuant to the Reorganisation Agreements.

“Reorganisation Agreements” means the Transfer of Obligations Agreements between:

(a)	the Company and Melco PBL (Crown Macau) Developments, Limited dated 27 June 2007; and

(b)	the Company and Melco PBL (COD) Development, Limited, dated 30 June 2007.

“Reorganisation Permits” means all Macau SAR Government approvals in connection with the transactions effected or contemplated in connection with the Reorganisation, including under the Reorganisation Agreements.

“Repayment Date” means, in relation to the Term Loan Facility:

(a)	the First Repayment Date for such Term Loan Facility; and

(b)	each subsequent date falling three months thereafter.

“Repayment Instalment” means each instalment for repayment of the Loans under the Term Loan Facility referred to in Clause 6 (Repayment).

“Repeating Representations” means each of the representations set out in paragraphs 1 (Status) to 34 (Affiliate Agreements) (excluding paragraphs 10 (No filing or stamp taxes), 11 (Deduction of Tax), 14(a) to (f) (No Misleading Information), 15(c) (Financial Statements) and 22 (Business)) of Schedule 5 (Representations and Warranties).

“Reports” means the Environmental Report, the Gaming Market Report, the Hotel Market Report, the Insurance Reports, the Project Appraisal Report and the Technical Reports.

“Retainage Amounts” means, at any given time, amounts which have accrued and are owing to a Contractor under the terms of a Project Document for work or services already provided but which at such time (and in accordance with the terms of such Project Document) are being withheld from payment to the Contractor, until certain subsequent events (such as, for example, completion benchmarks) have been achieved under the Project Document.

“Revenues” means all Group income and receipts, including those derived from the ownership, operation or management of the Projects or any other Permitted Businesses, including payments received by any Relevant Obligor under any Project Document, net payments, if any, received under Hedging Agreements, Liquidated Damages, Insurance Proceeds, Eminent Domain Proceeds, together with any receipts derived from the sale or disposal of rights of any other property pertaining to the Projects or the Permitted Businesses or incidental to the operation or management of the Projects or the Permitted Businesses, all as determined in conformity with cash accounting principles, and the proceeds of any condemnation awards relating to any Project or the Permitted Businesses.

“Revolving Credit Facility” means the revolving credit facility made available pursuant to this Agreement as described in Clause 2.1(b) (The Facilities).

“Revolving Credit Facility Commitment” means:

(a)	in relation to an Original Lender, the aggregate of the amounts in the Base Currency set opposite its name under the heading “Revolving Credit Facility Commitment” in Part B of Schedule 1 (Original Parties) and the amount of any other Revolving Credit Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Credit Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Credit Facility Lender” means:

(a)	a lender identified as such in Part B of Schedule 1 (Original Parties); or

(b)	any person, bank, financial institution, trust, fund or other entity which has become a Party as a Lender under the Revolving Credit Facility in accordance with Clause 23 (Changes To The Lenders),

which, in each case, has not ceased to be a Party in accordance with the terms of this Agreement.

“Revolving Credit Facility Loan” means a loan made or to be made under Revolving Credit Facility or the principal amount outstanding for the time being of that loan.

“Screen Rate” means in relation to:

(a)	LIBOR, the British Bankers’ Association Interest Settlement Rate for US dollars for the relevant period, displayed on the appropriate page (being currently “LIBOR01”) of the Reuters Monitor Money Rates Service screen; and

(b)	HIBOR, the rate designated as “FIXING@11:00” (or any other designation which may from time to time replace that designation or, if no such designation appears, the arithmetic average (rounded upwards, to four decimal places) of the displayed rates for the relevant period) appearing under the heading “HONG KONG INTERBANK OFFERED RATES (HK DOLLAR)” on the Reuters Screen HIBOR1=R Page.

If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Secured Obligations” has the meaning given in the Deed of Appointment.

“Secured Parties” has the meaning given in the Deed of Appointment.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part C of Schedule 3 (Requests) given in accordance with Clause 11 (Interest Periods) in relation to a Facility.

“Service Agreement” means any of:

(a)	the services agreement dated 1 January 2007 and made between Melco PBL Gaming (Macau) Limited and Melco PBL Services Limited;

(b)	the services agreement dated 1 January 2007 and made between Melco PBL Hotel (Crown Macau) Limited (under its former name of Great Wonders Investments Limited) and Melco PBL Services Limited;

(c)	the services agreement dated 1 January 2007 and made between Melco PBL (Crown Macau) Developments Limited and Melco PBL Services Limited;

(d)	the services agreement dated 1 January 2007 and made between Melco PBL (COD) Developments Limited (under its former name Melco Hotels and Resorts (Macau) Limited) and Melco PBL Services Limited;

(e)	the services agreement dated 29 May 2007 and made between Melco PBL (COD) Hotels Limited and Melco PBL Services Limited;

(f)	the services agreement dated 1 January 2007 and made between Melco PBL Investments Limited and Melco PBL Services Limited;

(g)	the services agreements dated 1 January 2007 and made between Melco PBL Entertainment (Macau) Limited and the Company;

(h)	the services agreement dated 29 May 2007 and made between Melco PBL (Mocha) Services Limited and Melco PBL Services Limited;

(i)	the services agreement dated 29 May 2007 and made between Melco PBL Services (Macau) Limited and Melco PBL Services Limited; and

any other agreement which a member of the Group may enter into from time to time with an Affiliate outside the Group for the supply of goods or services at the actual, arm’s length cost or better to that Affiliate of such goods or services plus a margin of not more than five per cent.

“Shareholders Agreement” means the shareholders agreement dated 15 December 2006 between PBL Asia Limited, Melco PBL Investments Limited, Mr Lawrence Ho and the Company, and any amendment and restatement agreement thereto on terms and in form and substance satisfactory to the Agent.

“Site” means the City of Dreams Site or the Crown Macau Site.

“Site Easements” means, in relation to a Site and a Project, the easements appurtenant, easements in gross, licence agreements and other rights running for the benefit of the Project Company and/or appurtenant to the Site.

“Site Facilities” means, in relation to a Site and a Project,

(a)	the Site; and

(b)	the Project Works (whether completed or uncompleted).

“Sponsor Group Loans” means Financial Indebtedness advanced by one or more of the Sponsor Group Shareholders to a Relevant Obligor and that is subordinated in accordance with the terms provided by the Subordination Deed.

“Sponsor Group Shareholder” means any direct or indirect shareholder of the Parent which is a Sponsor, a Subsidiary of a Sponsor or which would be a Subsidiary of a Sponsor were the rights and interests of each Sponsor in respect thereof combined.

“Sponsor Group Shareholder’s Undertakings” means the undertakings in the agreed form given by the Sponsor Group Shareholders in favour of the Finance Parties.

“Sponsor Support Document” means a Sponsor Group Shareholder’s Undertaking or Sponsor’s Letter of Credit.

“Sponsor’s Letter of Credit” means each on demand or standby letter of credit to be maintained pursuant to the respective Sponsor Group Shareholder’s Undertakings.

“Sponsors” means MPBL Entertainment, Melco and the Australian Sponsor and “Sponsor” means each of them.

“Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successor.

“Subconcession” means the trilateral agreement dated 8 September 2006 entered into by and between Macau SAR, Wynn Resorts (Macau), S.A. (“Wynn Macau”) (as concessionaire for the operation of casino games of chance and other casino games in the Macau SAR, under the terms of a concession contract dated 24th June 2002 between the Macau SAR and Wynn Macau) and the Company comprising a set of instruments from which shall flow an integrated web of rights, duties and obligations by and for all and each of the Macau SAR, Wynn Macau and the Company (the nominative administrative contract known as the subconcession contract for the operation of casino games of chance and other casino games in the Macau SAR, executed by Wynn Macau and the Company, to be the most significant instrument thereof), pursuant to the terms of which the Company shall be entitled to operate casino games of chance and other casino games in the Macau SAR as an autonomous subconcessionaire in relation to Wynn Macau, and including any supplemental letters or agreements entered into or issued by Macau SAR and any member of Group or MPEL.

“Subconcession Bank Guarantee” means the bank guarantee provided under article 61 of the Subconcession.

“Subconcession Bank Guarantee Facility” means the facility extended to the Company by the Subconcession Bank Guarantor in accordance with the terms of the Subconcession Bank Guarantee Facility Agreement for the issuance of the Subconcession Bank Guarantee.

“Subconcession Bank Guarantee Facility Agreement” means the agreement dated 6 September 2006 between the Subconcession Bank Guarantor and the Company.

“Subconcession Bank Guarantor” means Banco Nacional Ultramarino, S.A.

“Subconcession Direct Agreement” means the agreement relating to security (with the exclusion of land concession and immovable property) in the agreed form to be entered into between the Macau S.A.R., the Company and the Security Agent.

“Subcontract” means any subcontract or purchase order entered into with any Subcontractor.

“Subcontractor” means any direct or indirect subcontractor of any tier under any Project Document.

“Subordinated Creditor” has the meaning given to it in the Subordination Deed;

“Subordinated Debt” means Financial Indebtedness that is subordinated in accordance with the terms provided in respect thereof by the Subordination Deed.

“Subordination Deed” means the subordination deed in the agreed form to be entered into between, amongst others, the Agent, Security Agent, the Obligors and the Sponsor Group Shareholders.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Syndication Date” means the day on which the Arrangers confirm that the general syndication of the Facilities has been completed.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Adviser” means, as the case may be:

(a)	Franklin + Andrews (Hong Kong) Limited as the technical adviser for the Finance Parties; or

(b)	the technical adviser appointed by the Agent and, unless an Event of Default has occurred and is continuing, approved by the Company (such approval not to be unreasonably withheld or delayed) to advise the Finance Parties as and when required in respect of any of the Projects or the Group’s other Permitted Businesses.

“Technical Adviser’s Monthly Report” means, in relation to a Project, a monthly status report, in form and substance acceptable to the Agent, delivered to the Agent on or before the 10th day of each calendar month up to and including the calendar month immediately following the Final Completion Date of the Project and describing in reasonable detail the progress of the construction of the Project, including reviews and assessments of the relevant Group Budget, the relevant Project Schedule and the relevant Monthly Construction Period Report and each of its attachments delivered during the preceding calendar month.

“Technical Report” means each report by the Technical Adviser dated on or about the date hereof, together with any supplements thereto, addressed to and capable of being relied upon by the Finance Parties.

“Term Loan Facility” means Facility A.

“Termination Date” means, in relation to a Facility, the Final Repayment Date therefor.

“Termination Proceeds” means compensation or other proceeds paid by the Macau SAR in relation to the termination, redemption or rescission of the Subconcession.

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Revolving Credit Facility Commitments at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being a Base Currency Amount of USD1,500,000,000 at the date of this Agreement.

“Total Revolving Credit Facility Commitments” means the aggregate of the Revolving Facility Commitments, being a Base Currency Amount of USD250,000,000 at the date of this Agreement.

“Trade Contractor” means, in respect of a Project, any firm or company of trade contractors or suppliers appointed by a Construction Contractor or a Project Company for a Project.

“Trade Professional” means, in respect of a Project, any consultant with a design responsibility in respect of the Project appointed by a Construction Contractor or a Project Company for a Project.

“Transaction Documents” means:

(a)	the Finance Documents;

(b)	the Subconcession Bank Guarantee Facility Agreement;

(c)	the Project Documents; and

(d)	the Constitutional Documents of each Relevant Obligor.

“Transaction Security” means the Security created, evidenced or expressed to be created or evidenced pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 2(e) of Part A and paragraph 2(a) of Part B of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate and Lender Accession Undertaking” means an agreement substantially in the form set out in Schedule 10 (Form of Transfer Certificate and Lender Accession Undertaking) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement and Lender Accession Undertaking or Transfer Certificate and Lender Accession Undertaking; and

(b)	the date on which the Agent executes the relevant Assignment Agreement and Lender Accession Undertaking or Transfer Certificate and Lender Accession Undertaking.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“USD” or “US dollars” denotes the lawful currency of the United States of America.

“Utilisation” means a Loan.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means, in relation to any Utilisation in respect of the Crown Macau Tranche and under the Revolving Credit Facility, a notice substantially in the form set out in Part A of Schedule 3 (Requests) and, in relation to any Project Utilisation, a notice substantially in the form set out in Part B of Schedule 3 (Requests).

“Voting Entitlement” means, at any time:

(a)	in relation to a Lender, the sum of the Base Currency Amounts of its participation in any outstanding Utilisations and its aggregate undrawn Available Commitments under the Facilities; and

(b)	in relation to each Hedge Counterparty (after a Hedge Voting Right Event has occurred in relation to such Hedge Counterparty and is continuing), the Base Currency Amount of any amount due but unpaid (other than default interest) under the Hedging Agreement to which such Hedge Counterparty is party following its early termination in accordance with the Hedging Agreement.

“Voting Stock” means, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)	the “Agent”, an “Arranger”, any “Finance Party”, any “Lender”, any “Hedge Counterparty”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	“Barclays Capital” means the investment banking division of Barclays Bank PLC;

(iii)	a document in “agreed form” is a document which is in a form previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;

(iv)	“assets” includes present and future properties, revenues and rights of every description;

(v)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated (in each case, however fundamentally);

(vi)	“guarantee” means (other than in Clause 19 (Guarantee And Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available:

(a)	a term loan facility of USD1,500,000,000 or its equivalent comprising an Optional Currency tranche of not less than USD500,000,000, further Base Currency and Optional Currency tranches in amounts to be determined by the Arrangers during Syndication following consultation with the Company and including:

(i)	a Facility A General Project Tranche of USD300,000,000 or its equivalent;

(ii)	a Facility A Non-Gaming Tranche of USD1,200,000,000 or its equivalent; and

(b)	a revolving credit facility of USD250,000,000 or its equivalent comprising a Base Currency tranche and an Optional Currency tranche in amounts to be determined by the Arrangers during syndication following consultation with the Company and including:

(i)	an RCF General Project Tranche of USD50,000,000 or its equivalent; and

(ii)	a Non-Gaming Tranche of USD200,000,000 or its equivalent.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

(a)	Each Relevant Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Relevant Obligor notwithstanding that they may affect the Relevant Obligor, without further reference to or the consent of that Relevant Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Relevant Obligor pursuant to the Finance Documents to the Company,

and in each case the Relevant Obligor shall be bound as though the Relevant Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Relevant Obligor or in connection with any Finance Document (whether or not known to any other Relevant Obligor and whether occurring before or after such other Relevant Obligor became a Relevant Obligor under any Finance Document) shall be binding for all purposes on that Relevant Obligor as if that Relevant Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Relevant Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

(a)	Subject to Clause 5.5 (Limitations on Utilisations), the relevant Borrower shall apply the Term Loan Facility specified towards:

(i)	(Crown Macau Tranche): prior to the date upon which the initial conditions precedent relevant to the City of Dreams Tranche set out in Part B of Schedule 2 (Conditions Precedent) are satisfied or waived and up to a maximum of USD500,000,000, the financing of City of Dreams Project Costs;

(ii)

(City of Dreams Tranche): the financing of City of Dreams Project Costs (including, on the initial drawing of this tranche, refinancing of Sponsor Group Loans made after the initial Utilisation under this Agreement to meet such

City of Dreams Project Costs pending satisfaction of the initial conditions precedent to this tranche and, thereafter, the refinancing of Sponsor Group Loans made and used after the initial drawing of this tranche to meet subsequent City of Dreams Project Costs; and

(iii)	(City of Dreams Tranche): financing agreed fees, costs and other expenses associated with the Facilities.

(b)	Subject to Clause 5.5 (Limitations on Utilisations), the Company shall apply the Revolving Credit Facility towards:

(i)	meeting cost overruns and contingencies associated with the City of Dreams Project; or

(ii)	general working capital purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Company may not deliver a Utilisation Request for the Crown Macau Tranche under Facility A unless the Agent has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent.

(b)	No Borrower may deliver a Utilisation Request for the City of Dreams Tranche under Facility A unless the Agent has received all of the relevant documents and other evidence listed in Part A, Part B and Part C of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent.

(c)	The Agent shall, in each case, notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation under a Facility if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation; and

(b)	all the Repeating Representations in Schedule 5 (Representations and Warranties) are true in all material respects; and

(c)	in the case of each Project Utilisation, the Agent has received all of the documents and other evidence listed in Part C of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent.

4.3	Maximum number of Utilisations

A Borrower may not request that a Facility A Loan be divided.

SECTION 3

UTILISATION

5.	UTILISATION REQUESTS AND LENDER PARTICIPATION

5.1	Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Facility in accordance with Clause 2.1 (The Facilities) by delivery to the Agent of a Utilisation Request, including all information, attachments, certifications and other supporting documents required thereby, all duly completed and signed by an authorised signatory, not later than:

(a)	in the case of a Loan under a Base Currency; 11.00 a.m. on the fifth Business Day; and

(b)	in the case of a Loan under an Optional Currency, 11.00 a.m. on the fifth Business Day,

prior to the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless it:

(i)	identifies each Facility to be utilised;

(ii)	specifies the purpose for which the Utilisation shall be applied;

(iii)	certifies:

(1)	that the Utilisation will be applied for the purpose specified and:

(A)	save in the case of the initial Utilisation under this Agreement, where to be applied for financing and refinancing of Project Costs, costs have been incurred or will be due and payable in next 30 days; and

(B)	any drawing from the Facility A Non-Gaming Tranche or the RCF Non-Gaming Tranche will be applied to financing or refinancing non-gaming Project Costs and, in any event, when added to all other amounts which are outstanding under the Facility A Non-Gaming Tranche or the RCF Non-Gaming Tranche will not exceed the aggregate of all non-gaming costs incurred; and

(2)	compliance with each of the requirements set out in Clause 4.2 (Further conditions precedent);

(iv)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(v)	no other Utilisation Request has been delivered during the same month;

(vi)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(vii)	the proposed Interest Period complies with Clause 11 (Interest Periods); and

(viii)	in the case of a Project Utilisation, is accompanied by originals or certified copies of all of the documents or evidence listed in Part C of Schedule 2 (Conditions Precedent).

(b)	Utilisations under Facility A and/or the Revolving Credit Facility may be requested in the same Utilisation Request. Otherwise, only one Utilisation may be requested in a Utilisation Request.

(c)	The Company shall ensure that save in the case of the initial Utilisation under this Agreement where a Utilisation is requested under Facility A or the Revolving Credit Facility:

(i)	in a Base Currency, a Utilisation, as a proportion of the Available Commitments under such Facility, in an Optional Currency equivalent amount pro rata with that requested has also been requested to be made on the same Utilisation Date under that Facility; and

(ii)	in an Optional Currency, a Loan, as a proportion of the Available Commitments under such Facility, in a Base Currency equivalent amount pro rata with that requested has also been requested to be made on the same Utilisation Date under that Facility.

5.3	Currency and amount

(a)	Subject to Clause 5.2(c), the currency specified in a Utilisation Request must be the Base Currency or the Optional Currency.

(b)	The amount of the proposed Utilisation must be:

(i)	an amount equal to USD500,000,000 for the Crown Macau Tranche under Facility A or, if less, the Available Facility; or

(ii)	for each other Facility:

(1)	if the currency selected is the Base Currency, a minimum of USD5,000,000 or, if less, the Available Facility; or

(2)	if the currency selected is the Optional Currency, a minimum of HKD40,000,000 or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Facility A Loan or Revolving Credit Facility Loan which is to be made in the Optional Currency and notify each Lender of the Optional Currency amount and the Base Currency Amount of each such Loan and the amount of its participation in that Loan by 2.00 p.m. on the third Business Day prior to the proposed Utilisation Date.

5.5	Limitations on Utilisations

(a)	The Crown Macau Tranche may only be utilised under Facility A.

(b)	Any amounts utilised under the Facility A Non-Gaming Tranche or the RCF Non-Gaming Tranche shall not exceed, when aggregated with all outstanding Utilisations under the Facility A Non-Gaming Tranche and the RCF Non-Gaming Tranche, the aggregate of all non-gaming Project Costs incurred.

(c)	A Utilisation under the Revolving Credit Facility may only be made for the purposes of meeting potential cost overruns and contingencies associated with the City of Dreams Project or for the purpose of general working capital purposes of the Group once the Term Loan Facility has been fully utilised.

(d)	The first Utilisation under this Agreement shall be made on or prior to 31 October 2007.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Term Loan Facility

Each Borrower shall repay the Loans made to it under the Term Loan Facility in instalments by repaying on each Repayment Date an amount which reduces the amount of each outstanding Loan under the Term Loan Facility by an amount equal to the relevant percentage of the amount of that Loan borrowed as at the close of business in Hong Kong on the last day of the quarter falling thirty-six months after the date of this Agreement in relation to the Term Loan Facility as set out in the table below:

Quarterly Repayment Date	Percentage of Facility to be Repaid Facility A Term Loan
Year 4
1	3.0%
2	3.0%
3	5.0%
4	5.0%
Year 5
1	5.0%
2	5.0%
3	5.0%
4	6.0%
Year 6
1	6.0%
2	6.0%
3	6.0%
4	7.0%
Year 7
1	7.0%
2	7.0%
3	7.0%
4	17.0%
Total	100.0%

6.2	Revolving Credit Facility

The Company shall repay each Revolving Credit Facility Loan made to it in full on the last day of its Interest Period.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If ,at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled;

(c)	each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent; and

(d)	the amount of the Repayment Instalment, for each Repayment Date falling after such prepayment, in relation to each Facility under which such Utilisations were made, shall be reduced pro rata by the amount prepaid in respect of such Facility.

7.2	Voluntary cancellation

(a)	Subject to paragraph (b) below, the Company may, after the City of Dreams Phase II Construction Completion Date, if it gives the Agent not less than 10 Business Days’ prior notice, cancel the whole or any part (being a minimum Base Currency Amount of USD20,000,000) of an Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under that Facility.

(b)	No Borrower may, prior to the City of Dreams Phase II Construction Completion Date, cancel any Facility unless each Facility is prepaid and cancelled in full at the same time (including under Clause 7.3(b)).

(c)	Any notice of cancellation of the Revolving Credit Facility shall be accompanied by evidence satisfactory to the Agent that the Group will have sufficient Working Capital available following such cancellation.

7.3	Voluntary prepayment

(a)	Subject to paragraphs (b) and (c) below, a Borrower under a Facility may, if it gives the Agent not less than 5 Business Days’ prior notice, prepay the whole or any part of a Loan outstanding thereunder (but, if in part, being an amount that, whether alone or with any such prepayment made by any other Borrower at such time, reduces the aggregate Base Currency Amount of such Loans by a minimum amount of USD20,000,000).

(b)	Loans under a Facility may only be so prepaid:

(i)	prior to the Construction Completion Date in relation to the City of Dreams Phase II if all outstanding Loans under each Facility are prepaid and the Available Commitments under each Facility are cancelled in full; and

(ii)	at any time thereafter, in the case of any prepayment in part, in amounts which reduce the amounts thereof by the same proportion.

(c)	The amount of the Repayment Instalment, for each Repayment Date falling after such prepayment, in relation to each Facility shall be reduced pro rata by the amount prepaid in respect of such Facility.

7.4	Right of cancellation and repayment in relation to a single Lender

If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(b)	any Lender claims indemnification from the Company or an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

(any such Lender, an “Affected Lender”) the Company may:

(c)	prior to the City of Dreams Phase II Construction Completion Date, (without prejudice to any obligation to make such increased payment or indemnification) designate a willing non-Affected Lender or other bank or financial institution reasonably acceptable to the Agent (the “Replacement Lender”) to accept a transfer in accordance with Clause 23 (Changes To The Lenders) of the Affected Lender’s rights, benefits and obligations under the Finance Documents and, promptly following such designation, the Affected Lender shall be obliged to execute and deliver to the Replacement Lender a Transfer Certificate and Lender Accession Undertaking duly completed accordingly; or

(d)	after the City of Dreams Phase II Construction Completion Date:

(i)	whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(ii)	on receipt of a notice referred to in sub-paragraph (i) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero; and

(iii)	on the last day of each Interest Period which ends after the Company has given notice under sub-paragraph (i) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

8.	MANDATORY PREPAYMENT

Each Borrower shall prepay Utilisations and/or cancel Available Commitments under the facilities on the dates and in accordance, and otherwise comply, with the provisions of Schedule 4 (Mandatory Prepayment).

9.	RESTRICTIONS

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation or prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, Voluntary Prepayment And Cancellation), Clause 9.8 (Prepayment elections) or paragraph 3(d) of Schedule 4 (Mandatory Prepayment) shall be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	No reborrowing of Facilities

No Borrower may reborrow any part of a Term Loan Facility which is prepaid.

9.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment And Cancellation) or an election under Clause 9.8 (Prepayment elections) or paragraph 3(d) of Schedule 4 (Mandatory Prepayment), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

9.7	Hedging

If, following any prepayment hereunder, the Base Currency Amount of the aggregate of the Notional Amounts of the Hedging Agreements is more than 100% of the aggregate Base Currency Amount of the Loans outstanding following such prepayment, the Company shall reduce each such Notional Amount pro rata so that the aggregate Base Currency Amount is not less than 50% of the aggregate Base Currency Amount of the Loans (and, if the Loans are prepaid in full, the Company shall, subject to

Schedule 15 (Hedging Arrangements), unwind all remaining transactions under the Hedging Agreements.

9.8	Prepayment elections

The Agent shall notify the Lenders and the Hedge Counterparties in respect of a Facility as soon as possible of any proposed prepayment of that Facility under Clause 7.3 (Voluntary prepayment) or paragraph 2(a) of Schedule 4 (Mandatory Prepayment).

SECTION 5

COSTS OF UTILISATION

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in the Optional Currency, HIBOR.

10.2	Payment of interest

(a)	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period, or if the Interest Period is greater than three Months, each date falling three Months after the first date of that Interest Period and at the end of each successive three Month period ending with that Interest Period.

(b)	If the annual audited financial statements of the Group and related Compliance Certificate received by the Agent show that a higher Margin should have applied during a certain period, then the Company shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

10.3	Default interest

(a)	If a Relevant Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Relevant Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)

Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of the Borrower) to which that Loan was made not later than 11.00 a.m. on the 5th Business Day prior to the commencement of the next Interest Period.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 11.2 (Changes to Interest Periods), be one Month.

(d)	Subject to this Clause 11, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	Prior to the Syndication Date, Interest Periods shall be one month or such other period as the Agent and the Company may agree and any Interest Period which would otherwise end during the month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

11.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Loan under a Facility, the Agent may shorten an Interest Period for any Loan thereunder to ensure there are sufficient Loans (with an aggregate Base Currency Amount equal to or greater than the relevant Repayment Instalment) which have an Interest Period ending on a Repayment Date for that Facility for each Borrower thereunder to make the relevant Repayment Instalment due on that date.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 11.2, it shall promptly notify the Company and the Lenders and the Hedge Counterparties.

11.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.4	Consolidation and division of Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Loans under the same Facility;

(ii)	end on the same date; and

(iii)	are made to the same Borrower,

those Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	A Borrower may not request that a Loan be divided.

11.5	Hedging

Each Borrower shall use reasonable efforts to select the duration of Interest Periods so as to ensure that, in respect of at least Loans outstanding in an aggregate amount of not less than the aggregate of the Notional Amounts specified in the Hedging Agreements, the Interest Payment Dates for such Loans coincide with (and are no more frequent than) the selected dates for payment of amounts to the Company under the Hedging Agreements.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR or, if applicable, HIBOR, is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. (London time, in the case of LIBOR, or Hong Kong time, in the case of HIBOR) on the Quotation Day, the applicable LIBOR or HIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period for the relevant Loan the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, HIBOR, for the relevant currency and Interest Period; or

(ii)	before close of business in London or, in the case of any Loan denominated in the Optional Currency, Hong Kong on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, HIBOR.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

12.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a commitment fee in the Base Currency computed at the following rates:

(i)	in the case of Facility A, 40 per cent. of the Margin for the Availability Period applicable to Facility A on that Lender’s Available Commitment; and

(ii)	in the case of the Revolving Credit Facility, 40 per cent. of the Margin per annum on that Lender’s Available Commitment under the Revolving Credit Facility for the Availability Period applicable to Revolving Credit Facility.

(b)	If the initial conditions precedent relevant to the City of Dreams Tranche set out in Part B of Schedule 2 (Conditions Precedent) are not satisfied or waived by the Relevant Date, the commitment fees payable, on and from that date, in respect of Facility A and the Revolving Credit Facility shall increase to 100 per cent. of the applicable Margin on the Available Commitment.

(c)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant period specified in sub-paragraph (a) above, on the last day of the relevant Availability Period and if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time such cancellation is effective.

13.2	Arrangement fee

The Company shall pay to the Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

13.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.4	Security Agent fee

The Company shall pay to the Security Agent (for its own account) the Security Agent fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS-UP AND INDEMNITIES

14.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party (other than a Hedge Counterparty) which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document (other than a Hedging Agreement).

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Agreement).

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	Each Relevant Obligor shall make all payments to be made by it under a Finance Document (other than a Hedging Agreement) without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon a Relevant Obligor becoming aware that such Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Relevant Obligor.

(c)	If a Tax Deduction is required by law to be made by a Relevant Obligor, the amount of the payment due from that Relevant Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If a Relevant Obligor is required to make a Tax Deduction, that Relevant Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Relevant Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

(a)	The Company shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(1)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 14.2 (Tax gross-up).

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from a Relevant Obligor under this Clause 14.3, notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Relevant Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Obligor.

14.5	Stamp taxes

The Company shall pay and, within five Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions) the Company shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by a Relevant Obligor;

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(iv)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 15.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from a Relevant Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Relevant Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Relevant Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Relevant Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

(a)	The Company shall (or shall procure that a Relevant Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by a Relevant Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing Among The Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

(b)	The Company shall (or shall procure that a Relevant Obligor will), within five Business Days of demand, indemnify each Finance Party, each Affiliate of a Finance Party, each officer, director, employee, agent, advisor, and representative of a Finance Party (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, fees and disbursements of legal counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defence with respect thereto, arising out of or in connection with or relating to the Finance Documents or the transactions contemplated by the Finance Documents or any use made or proposed to be made of the proceeds of the Facilities, whether or not such investigation, litigation or proceeding is brought by a member of the Group, any shareholder or creditor of any member of the Group, an Indemnified Party or any other person, except to the extent that such claim, damage, loss, liability, cost or expense is found in a final, non-appealable judgement by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or wilful misconduct. Any third party referred to in this paragraph (b) may rely on this Clause 16.2 subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

16.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.4	Indemnity to the Security Agent

(a)	Each Relevant Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security,

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; and

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax Gross-Up And Indemnities) or Clause 15 (Increased Costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Company shall within five Business Days (other than in respect of costs and expenses required to be paid as a condition to Utilisation) on demand pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Company shall, within five Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Security Agent’s ongoing costs

(a)	In the event of (i) a Default or (ii) the Security Agent considering it necessary or expedient or (iii) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Company agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Company shall pay to the Security Agent any additional remuneration that may be agreed between them.

(b)	If the Security Agent and the Company fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Company or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of Hong Kong (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

18.4	Enforcement and preservation costs

The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

19.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by any act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Finance Document or any other document or security, including without limitation, any amendments or waiver contemplated under the Arrangement Fee Letter;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

19.5	Guarantor Intent

Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for or in connection with any purpose whatsoever, including without limitation, any of the following: any amendment or waiver contemplated under the Arrangement Fee Letter, any Project expansion; acquisitions of any nature; increasing working capital; enabling dividends or distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and expenses associated with any of the foregoing.

19.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any money received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If any Obligor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all the Secured Obligations to be repaid or discharged in full, on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment Mechanics).

19.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

20.1	General

Each Relevant Obligor makes the representations and warranties set out in Schedule 5 (Representations and Warranties) at the times set out herein.

20.2	Times when representations made

(a)	All the representations and warranties in Schedule 5 (Representations and Warranties) are made by each Relevant Obligor on the date of this Agreement except for the representations and warranties set out in paragraph 14 (No misleading information) thereof which are deemed to be made by each Relevant Obligor (i) with respect to each Information Memorandum or supplement thereto, on the date the Information Memorandum or supplement is approved by the Company and, (ii) with respect to the information provided by or on behalf of an Obligor for the preparation of the Information Package, on the date of this Agreement and on any later date on which the Information Package (or any part of it) is released to the Arrangers for distribution in connection with syndication.

(b)	Unless otherwise stated to have been made as of a specific date, each of the representations and warranties in Schedule 5 (Representations and Warranties) are deemed to be made by each Relevant Obligor on:

(i)	the date of the first Utilisation Request hereunder;

(ii)	the first Utilisation Date hereunder; and

(iii)	the first Utilisation Date under the City of Dreams Tranche.

(c)	The representations and warranties in paragraph 14 (No misleading information) of Schedule 5 (Representations and Warranties) are deemed to be made by each Relevant Obligor on the Syndication Date.

(d)	The Repeating Representations are deemed to be made by each Relevant Obligor on:

(i)	the date of each Utilisation Request;

(ii)	each Utilisation Date; and

(iii)	the first day of each Interest Period.

(e)	All the representations and warranties in Schedule 5 (Representations and Warranties) except paragraph 14 (No misleading information) thereof are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(f)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21.	COVENANTS

21.1	Content

The Relevant Obligors undertake to each Finance Party that they shall comply with the covenants set out in Schedule 6 (Covenants).

21.2	Duration

The covenants in Schedule 6 (Covenants) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Schedule 9 (Events of Default) is an Event of Default.

22.1	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments, whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	notify the Security Agent that an Event of Default has occurred and continuing and instruct the Security Agent to issue one or more Enforcement Notices; and/or

(e)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents (including, following the issue of an Enforcement Notice, any such rights, remedies, powers or discretions which first require the issue of such a notice).

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

in each case of an amount not less than a Base Currency amount of USD1,000,000 under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (in each case, the “New Lender”).

23.2	Conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement and Lender Accession Undertaking or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Deed of Appointment; and

(iii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Deed of Appointment and if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(c)	If, after the Syndication Date:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax Gross-Up And Indemnities) or Clause 15 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, (ii) to a Related Fund or (iii) made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment, transfer or accession takes effect, pay to the Agent (for its own account) a fee of USD3,500 in respect of any New Lender acceding after the Syndication Date.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition or other circumstances of the Project, any Obligor or any other person;

(iii)	the performance and observance by any Obligor or any other person of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial and other condition, circumstances and affairs of each Project, each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate and Lender Accession Undertaking delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate and Lender Accession Undertaking appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and Lender Accession Undertaking.

(b)	The Agent shall only be obliged to execute a Transfer Certificate and Lender Accession Undertaking delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar other checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate and Lender Accession Undertaking the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arrangers, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement and Lender Accession Undertaking delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement and Lender Accession Undertaking appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement and Lender Accession Undertaking.

(b)	The Agent shall only be obliged to execute an Assignment Agreement and Lender Accession Undertaking delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement and Lender Accession Undertaking;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement and Lender Accession Undertaking (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).

23.7	Copy of Assignments, Transfer and Accession Documents to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and Lender Accession Undertaking, an Assignment Agreement and Lender Accession Undertaking or a Hedge Counterparty Accession Undertaking, send to the Company a copy of that Transfer Certificate and Lender Accession Undertaking or Assignment Agreement and Lender Accession Undertaking.

23.8	Disclosure of information

(a)	Any Lender may disclose to any of its Affiliates, head office and any other branch, any Obligor (or any person permitted by any Obligor), any other Finance Party, any of its professional advisers and other persons providing services to it (provided such person is under a duty of confidentiality (contractual or otherwise) to the Finance Party disclosing the information) and any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to the Finance Documents or any Obligor; or

(iii)	to any of its agents, contractors, or third party service providers who are under a duty of confidentiality to that Finance Party and who provide services or facilities to that Finance Party in connection with that Finance Party’s business or operations and to that Finance Party’s host server and storage provider for the purpose of processing transactions and storing statements of account, advices, transaction records and other documents, data or records; or

(iv)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation or in connection with any litigation, arbitration or administrative proceedings; or

(v)	for whose benefit that Lender creates Security (or may do so) pursuant to Clause 23.10 (Security Interests over Lenders’ rights); and

(b)	any Finance Party may disclose to a rating agency or its professional advisers, or (with the consent of the Company) any other person,

any information about any Obligor, the Group, the Project, the Permitted Businesses and the Finance Documents as that Lender or other Finance Party shall consider appropriate if, in relation to paragraphs (a)(i) and (ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

Any Confidentiality Undertaking signed by a Finance Party pursuant to this Clause 23.8 shall supersede any prior confidentiality undertaking signed by such Finance Party for the benefit of any member of the Group.

23.9	Hedge Counterparties and Additional Arranger

(a)	A counterparty to a Hedging Agreement may become a Party to this Agreement by executing and delivering to the Agent a Hedge Counterparty Deed of Accession.

(b)	A Hedge Counterparty may, at any time, assign all or any of its rights and benefits or transfer all or any of its rights, benefits and obligations under and in accordance with the Finance Documents subject to delivery to the Agent of a duly completed Hedge Counterparty’s Deed of Accession executed by the assignee or transferee.

(c)	With effect from the date of acceptance by the Agent and the Security Agent of a Hedge Counterparty Deed of Accession or, if later, the date specified in that Hedge Counterparty Deed of Accession:

(i)	any Party ceasing entirely to be a Hedge Counterparty shall be discharged from further obligations towards the other Parties under this Agreement and their respective rights against one another shall be cancelled (except in each case for those rights which arose prior to that date); and

(ii)	as from that date, the replacement or new Hedge Counterparty shall assume the same obligations, and become entitled to the same rights, as if it had been an original Party to this Agreement.

(d)	The obligations of the Obligors owed to each Hedging Counterparty shall be secured by the Transaction Security and each Hedge Counterparty shall be entitled to share in any proceeds arising from the enforcement thereof in accordance with the Deed of Appointment and this Agreement.

(e)	Nothing in this Clause 23.9 nor any other provisions of any Finance Document shall be deemed to entitle any Hedge Counterparty in its capacity as such under any Hedging Agreement to exercise any voting, consent, approval or similar right under the Finance Documents (other than the Hedging Agreements) provided that:

(i)	each Hedge Counterparty shall have the right to participate in all decisions after the occurrence of a Hedge Voting Right Event in relation to such Hedge Counterparty that is continuing; and

(ii)	the consent of all Hedge Counterparties shall be required in respect of each of the matters referred to in Clause 34.2 (Exceptions) and for any amendment to this Clause 23.9.

(f)	Each Hedge Counterparty agrees that, except with the prior written consent of the Agent, no amendment may be made to a Hedging Agreement to an extent which would result in:

(i)	any payment under that Hedging Agreement being required to be made by the Company on any date other than the dates originally provided for in that Hedging Agreement; or

(ii)	the Company becoming liable to make an additional payment under any Hedging Agreement which liability does not arise from the original provisions of that Hedging Agreement; or

(iii)	the Company becoming liable to make any payment under that Hedging Agreement in any currency other than in the currency provided for under the original provisions of that Hedging Agreement.

(g)	No Hedge Counterparty may terminate a hedging facility or close out any hedging transaction under a Hedging Agreement prior to its stated maturity except in accordance with the terms thereof and Schedule 15 (Hedging Arrangements).

(h)	After a notice has been given by the Agent pursuant to Clause 22.1 (Acceleration) (which notice shall be copied by the Agent to each Hedge Counterparty), a Hedge Counterparty shall, at the written request of the Agent, terminate the hedging facility or close out any hedging transaction under the Hedging Agreement to which it is party in accordance with the terms of such Hedging Agreement.

(i)	Any other financial institution contemplated under the Arrangement Fee Letter made between, amongst others, the existing Arrangers and the Company may become a Party to this Agreement as an Arranger if the conditions set out in paragraph 12 (other than the condition requiring it to accede hereto as a Coordinating Lead Arranger) of the Arrangement Fee Letter have been satisfied. With effect from the date upon which those conditions are satisfied, it shall assume the same obligations, and become entitled to the same rights, as if it had been an Original Arranger and Party to this Agreement.

23.10	Security Interests over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

24.	CHANGES TO THE OBLIGORS

24.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Borrower

(a)	Subject to compliance with the provisions of sub-paragraphs (c) and (d) of paragraph 1.9 (“Know your customer” checks) of Schedule 6 (Covenants), the Company may request that any of its wholly owned or controlled Subsidiaries becomes an Additional Borrower. The relevant Subsidiary shall become an Additional Borrower if:

(i)	it is (and has been since incorporation) a wholly owned Subsidiary of the Company;

(ii)	it has not traded nor carried on any kind of business whatsoever (other than any such activities as may be required to maintain its corporate status and existence);

(iii)	the Company and the relevant Subsidiary deliver to the Agent a duly completed and executed Accession Letter;

(iv)	the relevant Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(v)	the Company confirms that no Default is continuing or would occur as a result of the relevant Subsidiary becoming an Additional Borrower; and

(vi)	the Agent has received all of the relevant documents and other evidence listed in Part D of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part D of Schedule 2 (Conditions Precedent).

24.3	Additional Guarantors

(a)	Subject to compliance with the provisions of sub-paragraphs (c) and (d) of paragraph 1.9 (“Know your customer” checks) of Schedule 6 (Covenants), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor.

(b)	The Company shall procure that any other member of the Group (other than an Excluded Subsidiary) shall, as soon as possible after becoming a member of the Group, become an Additional Guarantor and grant such Security as the Agent may require and shall accede to the Deed of Appointment.

(c)	A member of the Group shall become an Additional Guarantor if:

(i)	the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part D of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(d)	The Agent shall notify the Company, the Lenders and the Hedge Counterparties promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part D of Schedule 2 (Conditions Precedent).

24.4	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (e) of Clause 20.2 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

25.	ROLE OF THE AGENT, THE ARRANGERS AND OTHERS

25.1	Appointment of the Agent

(a)	Each of the Arrangers, the Lenders and the Hedge Counterparties appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arrangers, the Lenders and the Hedge Counterparties authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall have no duties save as expressly provided under or in connection with any Finance Document.

25.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent or the Arrangers shall be bound to account to any Lender or Hedge Counterparty for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Agent, the Security Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders and Hedge Counterparties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under paragraph 1 (Non-payment) of Schedule 9 (Events of Default);

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7	Majority Lenders’ instructions

(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders. Without prejudice to any other provision hereof, it may also exercise any such right, power, authority or discretion in respect of such matters as it determines to be of a minor technical or administrative or of a non-credit related nature.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders and Hedge Counterparties) until it has received such security as it may require for any cost, loss or liability which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders and Hedge Counterparties) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender or Hedge Counterparty (without first obtaining that Lender or Hedge Counterparty’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

25.8	Responsibility for documentation

None of the Agent or the Arrangers:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

25.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender or Hedge Counterparty and each Lender and Hedge Counterparty confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

25.10	Lenders’ indemnity to the Agent and the Security Agent

(a)	Each Lender and Hedge Counterparty shall rateably in accordance with the proportion that the US dollar equivalent of the sum of its Available Commitments and its participations in any outstanding Loans bear to the US dollar equivalent of the aggregate of the Available Commitments and such participations of all the Secured Parties (or, if all such amounts have been reduced to zero, such proportion determined immediately prior to such reduction) for the time being, indemnify each of the Agent and Security Agent, within three Business Days of demand (accompanied by reasonable written certification), against any cost, loss or liability incurred by the Agent or the Security Agent (other than by reason of the fraud, negligence or wilful misconduct of the Agent or the Security Agent) in acting as Agent and Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by, or indemnified to its satisfaction by, an Obligor pursuant to a Finance Document or otherwise in writing). For the purposes of this Clause 25.10, each Hedging Counterparty shall, in respect of each Hedging Agreement entered into by it, be deemed to have made a Loan to the Company in an amount equal to the Base Currency Amount of any amount due but unpaid (other than default interest) under the Hedging Agreement to which such Hedge Counterparty is party following its early termination in accordance with the Hedging Letter.

(b)	Clause 25.10 shall not apply to the extent that the Agent is otherwise actually indemnified or reimbursed by any Party under any other provision of the Finance Documents.

(c)	Provided that if an Obligor is required to reimburse or indemnify any Secured Party for such cost, loss or liability in accordance with the terms of the Finance Documents, the Company shall, within ten Business Days of demand in writing by the relevant Secured Party, indemnify such Secured Party in relation to any payment actually made by such Secured Party pursuant to Clause 25.10(a) above.

25.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Hong Kong as successor by giving notice to the Lenders, the Hedge Counterparties and the Company.

(b)	Alternatively the Agent may resign by giving notice to the Lenders, the Hedge Counterparties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in Hong Kong).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

25.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent and the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

25.13	Relationship with the Lenders and the Hedge Counterparties

(a)	The Agent may treat each Lender and Hedge Counterparty as a Lender or Hedge Counterparty, entitled to payments under the Finance Documents and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender or Hedge Counterparty to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender and Hedge Counterparty shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender and Hedge Counterparty shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

25.14	Credit appraisal by the Lenders and Hedge Counterparties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Hedge Counterparty confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Agent to any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

25.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.16	Agent’s management time

Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs And Expenses) and Clause 25.10 (Lenders’ indemnity to the Agent and the Security Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

25.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.18	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent, the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by any advisers in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account (subject to, in the case of the Obligors, the provisions of Schedule 7 (Accounts)) as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	firstly, following the delivery of an Enforcement Notice, in payment of all costs and expenses incurred by or on behalf of the Agent or Security Agent in connection with such enforcement or recovery and which have been certified, in writing, as having been incurred by the Agent or Security Agent;

(ii)	secondly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Arrangers and the Security Agent under those Finance Documents;

(iii)	thirdly, in payment pro rata of all amounts paid by any Secured Party under Clause 25.10 (Lenders’ indemnity to the Agent and the Security Agent) but which have not been reimbursed by the Company;

(iv)	fourthly, in or towards payment pro rata of:

(1)	all accrued interest, costs, fees and expenses due and payable to the Lenders under the Finance Documents; and

(2)	all amounts (not being any amount payable as a result of termination or closing out of all or any part of any Hedging Agreement) due and payable to the Hedge Counterparties under the Finance Documents;

(v)	fifthly, payment pro rata of:

(1)	any principal due and payable under the Term Loan Facility to the extent due and payable to the Lenders;

(2)	any principal due but unpaid under the Revolving Credit Facility; and

(3)	all amounts payable to the Hedge Counterparties as a result of the termination or closing out of all or any part of any Hedging Agreement; and

(vi)	sixthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Lenders, vary the order set out in paragraphs (a)(iii) to (vi) above.

(c)	Paragraph (a) above will override any appropriation made by an Obligor.

28.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.	SET-OFF

Without prejudice to the provisions of Schedule 7 (Accounts) and subject to the terms of Clause 27 (Sharing Among The Finance Parties), a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company and each other Obligor, that identified with its name in the signing pages below;

(b)	in the case of each Lender, Hedge Counterparty or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name in the signing pages below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than ten Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 30.3 will be deemed to have been made or delivered to each of the Obligors.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5	Electronic communication

(a)	Any communication to be made between the Agent or the Security Agent and a Lender or Hedge Counterparty under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender or Hedge Counterparty:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender, a Hedge Counterparty or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or a Hedge Counterparty to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

30.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.7	Hedging Agreement

Clauses 30.1 (Communications in writing) to 30.5 (Electronic communication) shall not apply to any Hedging Agreement.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (where due in the Base Currency) or 365 days (where due in the Optional Currency).

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 23.9 (Hedge Counterparties), Clause 34.2 (Exceptions) and paragraph (b) below, any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34 and, pursuant to Clause 25.7(a) (Majority Lenders’ instructions), any waiver of, or in respect of, such matters as it determines to be of a minor technical or administrative matters or of a non-credit related nature.

(c)	The Agent, on the instructions of the Arrangers, may effect on behalf of any Finance Party, any amendment or waiver contemplated by the Arrangement Fee Letter and the Obligors agree (and authorise the Company to execute on their behalf as Obligor’s Agent) any such amendment or waiver.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 34 which is agreed to by the Company; this includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.

34.2	Exceptions

(a)	An amendment, waiver or other exercise of any right, power or discretion that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or the Total Commitments or any additional obligation on a Lender to lend money or provide any other form of credit;

(vi)	a change to the Borrowers or Guarantors other than in accordance with Clause 24 (Changes To The Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders or Hedge Counterparties;

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 4.1 (Initial conditions precedent), Clause 8 (Mandatory Prepayment) and Schedule 4 (Mandatory Prepayment), Clause 23 (Changes To The Lenders) or this Clause 34;

(ix)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed (except insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(x)	the release of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document; or

(xi)	any amendment to the order of priority or subordination under the Subordination Deed or the Deed of Priority.

shall not be made without the prior consent of all the Lenders and, where required under Clause 23.9 (Hedge Counterparties and Additional Arranger), the Hedge Counterparties.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arrangers, or the Security Agent may not be effected without the consent of the Agent, the Arrangers, or the Security Agent.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

36.	GOVERNING LAW

This Agreement is governed by English law.

37.	ENFORCEMENT

37.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 37.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

37.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Relevant Obligor:

(i)	irrevocably appoints Law Debenture Corporate Service Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the Relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within three Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

Part A

Original Facility A Lenders

	Facility A Commitment
Name of Original Facility A Lender	General Project Tranche		Non-Gaming Tranche
Australia and New Zealand Banking Group Limited	USD	60,000,000	USD	240,000,000
Bank of America, N.A.	USD	60,000,000	USD	240,000,000
Barclays Bank PLC	USD	60,000,000	USD	240,000,000
Deutsche Bank AG, Hong Kong Branch	USD	60,000,000	USD	240,000,000
UBS AG, Singapore Branch	USD	60,000,000	USD	240,000,000
Total	USD	300,000,000	USD	1,200,000,000
Part B Original Revolving Facility Lenders
	Revolving Credit Facility Commitment
Name of Original Revolving Credit Facility Lender	General Project Tranche		Non-Gaming Tranche
Australia and New Zealand Banking Group Limited	USD	10,000,000	USD	40,000,000
Bank of America, N.A.	USD	10,000,000	USD	40,000,000
Barclays Bank PLC	USD	10,000,000	USD	40,000,000
Deutsche Bank AG, Hong Kong Branch	USD	10,000,000	USD	40,000,000
UBS AG, Singapore Branch	USD	10,000,000	USD	40,000,000
Total	USD	50,000,000	USD	200,000,000

Part C

Guarantors

Guarantor	Jurisdiction of Incorporation	Registration Number (or equivalent)
Melco PBL Nominee One Limited	Cayman Islands	187717
Melco PBL Nominee Two Limited	Cayman Islands	187718
Melco PBL Nominee Three Limited	Cayman Islands	187898
Melco PBL Investments Limited	Cayman Islands	168835
Melco PBL Hotel (Crown Macau) Limited	Macau SAR	24789
Melco PBL (Crown Macau) Developments Limited	Macau SAR	19596
Melco PBL (COD) Hotels Limited	Macau SAR	27817
Melco PBL (COD) Developments Limited	Macau SAR	19157
Melco PBL (Mocha) Limited	Macau SAR	27811
Golden Future (Management Services) Limited	Macau SAR	27808

SCHEDULE 2

CONDITIONS PRECEDENT

Part A

Conditions Precedent to Initial Utilisation under Crown Macau Tranche

For the purposes of this Part A only, references to “Finance Documents”, “Transaction Documents” and “Transaction Security Documents” shall, to the extent they comprise or include “Finance Documents”, include only those Finance Documents referred to in paragraph 2 hereof.

1.	Corporate Documents

(a)	A copy of the Constitutional Documents of each Relevant Obligor and Grantor (other than the Direct Insurers and the Subconcession Bank Guarantor).

(b)	A copy of a resolution of the board of directors of each Relevant Obligor:

(i)	save if such resolution is not required under the law of incorporation or the articles of association of the Relevant Obligor, approving the terms of, and the transactions contemplated by, the relevant Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including any Utilisation Request and Selection Notice in respect of any Facility provided to it) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party (each, for the purposes of this Schedule 2 and for so long as such authorisation remains effective, an “authorised signatory” of such Relevant Obligor), and, in the case of each Direct Insurer a certified copy of the relevant board minutes, power of attorney, notario privado or Macau SAR Commercial Registry certificate and in the case of the Subconcession Bank Guarantor, a certified copy of the relevant power of attorney, authorising a specified person or persons to execute the Finance Documents to which it is party on its behalf.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to and, who will be executing, the Finance Documents and related documents.

(d)

A certificate (signed by a director or other authorised signatory) of each Relevant Obligor and Grantor (other than Direct Insurers and the Subconcession Bank Guarantor), confirming (or declaration of a director or other authorised signatory in the case of any Relevant Obligor incorporated in Macau confirming) that borrowing or guaranteeing or securing, as appropriate, the Total Commitments or the entry into or performance under any of the relevant Transaction Documents to which it is a party would not cause any borrowing, guarantee, security or similar limit or any other Legal Requirement binding on it, to be exceeded.

(e)	A certificate of an authorised signatory of each Relevant Obligor and Grantor (other than Direct Insurers and the Subconcession Bank Guarantor), certifying (or declaration of a director or other authorised signatory in the case of any Relevant Obligor incorporated in Macau confirming) that each document, copy document and other evidence relating to it (and, in the case of the Company, each other document, copy document or other evidence) specified in this Part A (other than those referred to in paragraph 2 below) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the initial Facility A Utilisation Request.

2.	Finance Documents

(a)	This Agreement executed by each Relevant Obligor party to this Agreement.

(b)	The Fee Letters executed by the Company.

(c)	The PBL Assurance executed by PBL.

(d)	The Deed of Appointment executed by each Relevant Obligor party thereto.

(e)	At least four originals of the following Transaction Security Documents (other than each Mortgage and each Power of Attorney, which shall be executed in one original) in agreed form executed by the Obligors, other Grantors, Sponsor Group Shareholders and other persons specified below opposite the relevant Transaction Security Document:

Obligor etc.	Transaction Security Document

Company	1. Assignment of Onshore Contracts
2. Pledge over Gaming Equipment and Utensils
3. Pledge over Onshore Accounts
4. Floating Charge
5. Livranças and Livrança Covering Letter
6. Pledge over Enterprise

Company and Melco PBL Nominee Two Limited	Share Pledges over quota in:
1. Golden Future (Management Services) Limited
2. Melco PBL (Mocha) Limited
3. Melco PBL (COD) Hotels Limited
4. Melco PBL (COD) Developments Limited
5. Melco PBL Hotel (Crown Macau) Limited

Obligor etc.	Transaction Security Document

Company, Melco PBL Nominee Two Limited and Melco PBL Nominee Three Limited	Share Pledge over shares in Melco PBL (Crown Macau) Developments Limited

•     Company

•     Melco PBL (Crown Macau) Developments Limited

•     Melco PBL Hotel (Crown Macau) Limited

•     Golden Future (Management Services) Limited

•     Melco PBL (Mocha) Limited

•     Melco PBL Investments Limited

•     Melco PBL Nominee One Limited

•     Melco PBL Nominee Two Limited

•     Melco PBL Nominee Three Limited

Debenture

Melco PBL (Crown Macau) Developments Limited	1. Assignment of Onshore Contracts 2. Land Security Assignment 3. Mortgage 4. Pledge over Onshore Accounts 5. Floating Charge 6. Power of Attorney 7. Pledge over Enterprise

Melco PBL Hotel (Crown Macau) Limited	1. Assignment of Onshore Contracts 2. Pledge over Onshore Accounts 3. Floating Charge 4. Pledge over Enterprise

Melco PBL (Mocha) Limited	1. Assignment of Onshore Contracts 2. Pledge over Onshore Accounts 3. Floating Charge 4. Pledge over Enterprise

Obligor etc.	Transaction Security Document

Golden Future (Management Services) Limited	1. Assignment of Onshore Contracts 2. Pledge over Onshore Accounts 3. Floating Charge 4. Pledge over Enterprise

Managing Director	1. Share Pledge over shares in the Company 2. Sponsor Group Shareholder’s Undertaking

MPBL Investments and Melco PBL Nominee Three Limited	Share Pledge over shares in the Company

Melco PBL International Limited	Share Charge over shares in the Parent

Parent	Share Charges over shares in:
1. Melco PBL Nominee Two Limited
2. Melco PBL Nominee Three Limited
3. Melco PBL Investments Limited

Macau S.A.R. and Company	Subconcession Direct Agreement

Macau S.A.R., Company and Melco PBL (Crown Macau) Developments Limited	Land Concession Direct Agreement

•     Macau Insurance Company Ltd

•     Ace Seguradora S.A.

•     Asia Insurance Co., Ltd.

•     QBE Insurance (International) Limited

•     QBE Hongkong & Shanghai Insurance Limited

•     Liberty Mutual Insurance Europe Ltd., Hong Kong Branch

•     Brit Insurance Ltd.

•     ACE Insurance

Assignments of Reinsurances

Obligor etc.	Transaction Security Document

•     Company

•     Melco PBL (Crown Macau) Developments Limited

•     Melco PBL Hotel (Crown Macau) Limited

•     Melco PBL (COD) Developments Limited

•     Melco PBL (COD) Hotels Limited

•     Golden Future (Management Services) Limited

•     Melco PBL (Mocha) Limited

•     Melco PBL Investments Limited

•     Melco PBL Nominee One Limited

•     Melco PBL Nominee Two Limited

•     Melco PBL Nominee Three Limited

Subordination Deed (including assignment of Subordinated Debt therein by Subordinated Creditors)

• Publishing and Broadcasting Limited • Mancon Nominees Pty Limited • PBL Asia Investments Limited	Sponsor Group Shareholder’s Undertaking

• Melco PBL Investments • Melco PBL Nominee Three Limited • Parent • Melco PBL International Limited • Melco PBL Holdings Limited • Melco PBL Entertainment (Macau) Limited	Sponsor Group Shareholder’s Undertaking

• Melco International Development Limited • Melco Leisure and Entertainment Group Limited	Sponsor Group Shareholder’s Undertaking

Obligor etc.	Transaction Security Document

Issuers	Sponsor’s Letters of Credit

Publishing and Broadcasting Limited	PBL Assurance

(f)	All Sponsor’s Letters of Credit to be delivered by Melco and PBL pursuant to the terms of their respective Sponsor Group Shareholder’s Undertakings.

(g)	All notices and requests for undertakings required to be sent under the Transaction Security Documents executed by the appropriate Obligor and duly acknowledged and agreed by the addressee.

(h)	All share certificates and documents of title, transfers and stock transfer forms or equivalent duly executed by the appropriate Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security (except in relation to shares or quotas in any Relevant Obligor incorporated in Macau) and all other documents to be provided under the Transaction Security Documents.

(i)	The Hedging Letter and a copy of each Hedging Agreement (and each confirmation thereunder) required to be entered into in accordance with the Hedging Letter and in Schedule 15 (Hedging Arrangements).

(j)	Evidence of the discharge of any Financial Indebtedness incurred or Security granted by any member of the Group which is not permitted by paragraph 3 of Schedule 6 (Covenants).

(k)	Evidence that each relevant Finance Document has been duly authorised, executed and delivered by the parties to those documents and duly filed, recorded, stamped and registered and any other Permit obtained and maintained in relation thereto or the transactions contemplated thereunder as may be required.

3.	Transaction Documents

(a)	A copy of each of the relevant Transaction Documents relating to the Crown Macau Project and the Mocha Slot Business (other than the Finance Documents and Constitutional Documents of any Relevant Obligor required to be provided under paragraph 1 or 2 above) executed by the parties to those documents.

(b)

Evidence that each Major Project Document relating to the Crown Macau Project and the Mocha Slot Business and any other Major Project Document to which the Company, Melco PBL (Mocha) Limited, Melco PBL Hotel (Crown Macau) Limited, Melco PBL (Crown Macau) Developments Limited, MPBL Investments, Melco PBL Nominee One Limited, Melco PBL Nominee Two Limited or Melco PBL Nominee Three Limited is a party, has been duly authorised, executed and delivered by the Relevant Obligors that are parties to those documents and duly filed, recorded, stamped and registered and any other Permit obtained and maintained in relation thereto or the transactions contemplated thereunder as may be required.

4.	Subconcession

(a)	Evidence that:

(i)	the capital requirement under article 15 of the Subconcession has been complied with;

(ii)	the procedural requirements under the Subconcession concerning the granting of the Transaction Security have been complied with;

(iii)	the Company has obtained approval from the Macau SAR in respect of the Facilities and the Transaction Security and provided copies of the Finance Documents to the Macau SAR in accordance with article 34 of the Subconcession;

(iv)	each area on which any operation of casino games of chance or other forms of gaming will be carried out by the Company has been authorised as a casino or gaming zone by the Macau SAR in accordance with article 9 of the Subconcession;

(v)	the Subconcession Bank Guarantee has been issued under the Subconcession Bank Guarantee Facility as required by article 61 of the Subconcession; and

(vi)	Reorganisation Permits have been obtained.

(b)	Copies of all documents submitted to the Macau SAR as required under article 21 of the Subconcession and evidence that approval of the Company’s delegation of management authority (including the appointment of the Managing Director, the scope of his power and the form of his authorisation) has been granted pursuant to article 21.

(c)	A certified true copy of a signed letter from an authorised representative of the Government of the Macau SAR confirming that there is no requirement for Government approval for the execution of any Pledge over Enterprise comprised in the Transaction Security Documents by the Relevant Obligor party thereto.

5.	Real Property

Evidence that:

(a)	the Crown Macau Land Concession has been registered with the Macau Real Estate Agency and published in the Official Bulletin; and

(b)	the bank guarantee or cash collateral in the required amount has been provided as required by the Land Concession.

6.	Construction

(a)	A certificate from the Technical Adviser (or such other evidence) confirming that it has received or (on such terms as it may reasonably require) had made available to him in Hong Kong or Macau all plans, specifications, design documents, schematic drawings and related items for the design, architecture and construction of the Crown Macau Project.

(b)	A certificate from the Technical Adviser (or such other evidence) that the practical completion for the Crown Macau Project has occurred and that the Crown Macau Project has opened and is fully operational.

(c)	A certificate (signed by a director) of the Company certifying that the Crown Macau Construction Contractor is no longer in possession of the property and that to the best of his knowledge and belief (having made all due and proper enquiry) none of the assets to be subject to Transaction Security in respect of the Crown Macau Project is subject to any lien in favour of any unpaid contractor or sub-contractor.

7.	Permits

(a)	A copy of each of the relevant Permits described in Part A of Schedule 16 (Permits).

(b)	Evidence, including a director’s certificate or declaration, that all relevant Permits described in Part A of Schedule 16 (Permits) have been issued, are in full force and effect and are not subject to any proceedings or any unsatisfied conditions that might reasonably be expected to adversely modify any relevant Permit in any material way, revoke any relevant Permit, restrain or prevent the operation of the Crown Macau Project and the Mocha Slot Business or otherwise impose adverse conditions on the Crown Macau Project and the Mocha Slot Business or any of the transactions contemplated by the relevant Transaction Documents and all applicable appeal periods with respect thereto have expired.

(c)	Evidence, including a director’s certificate or declaration, in respect of each relevant Permit described in Part B of Schedule 16 (Permits) that:

(i)	each such relevant Permit is of a type that is routinely granted on application and compliance with the conditions for issuance; and

(ii)	there are no facts or circumstances which indicate that any such Permit will not be obtainable without undue expense or delay prior to the time it is required.

(d)	Evidence, including a director’s certificate or declaration, that all other Permits have been obtained or effected as required and, in respect of those which are not yet required:

(i)	each such Permit is of a type that is routinely granted on application and compliance with the conditions for issuance; and

(ii)	there are no facts or circumstances which indicate that any such Permit will not be obtainable without undue expense or delay prior to the time it is required.

8.	Insurance

(a)	Certified true copies of all Insurance policies in relation to the Crown Macau Project and the Mocha Slot Business and all other Insurance policies subject to or expressed to be subject to the Transaction Security relating to the relevant Charged Property.

(b)	Evidence that all Insurances in relation to the Crown Macau Project and the Mocha Slot Business (and any Reinsurances in respect thereof required under the Finance Documents) are in full force and effect, all premia due and payable have been paid, each policy has been endorsed as required by Schedule 8 (Insurances) and (in the case of the Direct Insurances) the Finance Parties named as a co-insureds.

(c)	Insurance Brokers’ Letters of Undertaking and Reinsurance Brokers’ Letters of Undertaking in respect of such Insurances and Reinsurances.

9.	Accounts

Evidence that each of the Accounts specified in paragraph 1.1 of Schedule 7 (Accounts) has been established in accordance with Schedule 7 (Accounts).

10.	Financial Statements

Copies of the Original Financial Statements of MPBL Entertainment, together with a certificate from an authorised signatory, certifying that each copy is true and correct and that no material adverse change has occurred in the assets, liabilities, operations or financial condition of the Group since the date of the financial statements.

11.	Reports and Advisers

(a)	The Reports relating to the Crown Macau Project (as updated or supplemented by each of the Advisers).

(b)	Confirmation from the Technical Adviser in relation to the inputs in the Financial Model.

(c)	Evidence that the Insurance Adviser and the Technical Adviser have been appointed to continue to act on terms and with a scope of work reasonably acceptable to the Agent.

12.	Legal opinions

The following legal opinions (in each case, in substantially the form circulated to the Lenders prior to initial Utilisation):

(a)	A legal opinion or opinions of Manuela António Advogados & Notários, legal advisers to the Obligors, or such other Macau Counsel appointed by the Agent as to Macanese law including, without limitation, with respect to none of the assets to be subject to Transaction Security in respect of the Crown Macau Project being subject to any lien in favour of any unpaid contractor or sub-contractor;

(b)	A legal opinion of Henrique Saldanha Advogados & Notários, legal advisers to the Agent, the Security Agent and the Arrangers, as to Macanese law including, without limitation, with respect to the New Cotai Agreement and the issuance of all necessary approvals in respect thereof;

(c)	A legal opinion of Conyers Dill & Pearman, legal advisers to the Agent, the Security Agent and the Arrangers, as to the laws of the Cayman Islands;

(d)	A legal opinion of Conyers Dill & Pearman, legal advisers to the Agent, the Security Agent and the Arrangers, as to the laws of the British Virgin Islands;

(e)	A legal opinion of Allens Arthur Robinson, legal advisers to the Agent, the Security Agent and the Arrangers, as to Australian State and Commonwealth laws;

(f)	A legal opinion of Clifford Chance, legal advisers to the Agent, the Security Agent and the Arrangers, as to English law; and

(g)	A legal opinion of Clifford Chance, legal advisers to the Agent, the Security Agent and the Arrangers, as to Hong Kong law.

13.	Representations and Warranties

A directors’ or authorised signatory’s certificate or declaration of each Relevant Obligor (or such other evidence) confirming:

(a)	that the representations and warranties expressed to be made by each Obligor or Sponsor Group Shareholder in any Transaction Document are true and correct in all material respects;

(b)	that no other event or circumstance is outstanding which constitutes (or with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any other applicable condition will constitute) a default or termination event (howsoever described) under any Transaction Document;

(c)	that there is no action, suit, proceedings or investigation of any kind pending or threatened, including actions or proceedings of or before any Governmental Authority, to which any Obligor or Sponsor Group Shareholder or any of its assets or the Project is party or subject which, in each case, might reasonably be expected to have a Material Adverse Effect; and

(d)	that no Material Adverse Effect has occurred and is continuing nor might reasonably be expected to occur as a result of the first Utilisation.

14.	Base Equity

A certificate from the Chief Finance Officer or a director of the Company certifying that the Sponsors have, in aggregate and without double counting, capitalised MPBL Investments and its subsidiaries (but excluding the Excluded Subsidiaries) (the “MPBL Investments Group”) to an amount equal to or greater than USD2.0 billion (of which a minimum of USD1.0 billion comes from the IPO), whether by way of equity injection, subordinated shareholders’ loans and/or through accounting for acquisitions and other consolidation entries within the MPBL Investments Group).

15.	Other documents and evidence

(a)	Evidence that the fees, costs and expenses then due from and invoiced to the Company pursuant to Clause 13 (Fees) or Section 6 (Additional Payment Obligations) have been paid or will be paid by the first Utilisation Date.

(b)	Evidence that any agent for service of process referred to in Clause 37.2 (Service of process) has accepted its appointment.

(c)	The Financial Model.

(d)	The Projections.

(e)	The Group Budget.

(f)	A certificate (signed by the Chief Financial Officer) of the Company confirming that the existing Crown Macau loan facilities have been cancelled and that all existing security interests associated therewith have been released, together with copies of extracts from the commercial registry of the Macau SAR showing the release of any mortgage granted in connection with such existing Crown Macau loan facilities and letters from the facility agent under such existing Crown Macau loan facilities confirming their cancellation.

(g)	Evidence that the Company has a credit rating of BB- or higher by Standard & Poor’s Rating Services and Ba3 or higher by Moody’s Investor Services Limited.

(h)	The Corporate Structure Chart.

(i)	A copy of each of the executed Reorganisation Agreements and the Reorganisation Permits, together with a certificate (signed by the Chief Financial Officer) of the Company confirming that the Reorganisation has been completed in accordance with the Reorganisation Agreements and the Reorganisation Permits.

(j)	A copy of any other authorisation, Permit or document, opinion or assurance which the Agent notifies the Company in writing is necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document in accordance with its terms.

Part B

Conditions Precedent to Initial Utilisation under City of Dreams Tranche

1.	Corporate Documents

(a)	A copy of the Constitutional Documents of each COD Obligor.

(b)	A copy of a resolution of the board of directors of each COD Obligor and Grantor (other than the Direct Insurers and the Subconcession Bank Guarantor):

(i)	save if such resolution is not required under the law of incorporation or the articles of association of that COD Obligor or Grantor, approving the terms of, and the transactions contemplated by, the relevant Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including any Utilisation Request and Selection Notice in respect of any Facility provided to it) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party (each, for the purposes of this Schedule 2 and for so long as such authorisation remains effective, an “authorised signatory” of such Relevant Obligor), and, in the case of each Direct Insurer a certified copy of the relevant board minutes, power of attorney, notario privado or Macau SAR Commercial Registry certificate authorising a specified person or persons to execute the Finance Documents to which it is party on its behalf.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to and, who will be executing, the Finance Documents and related documents.

(d)	A declaration of a director or other authorised signatory of each COD Obligor that the guaranteeing or securing, as appropriate, the Total Commitments or the entry into or performance under any of the relevant Transaction Documents to which it is a party would not cause any guarantee, security or similar limit or any other Legal Requirement binding on it, to be exceeded.

(e)	A declaration of a director or other authorised signatory of each COD Obligor confirming that each document, copy document and other evidence relating to it specified in this Part B (other than those referred to in paragraph 2 below) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the initial Utilisation Request in respect of the City of Dreams Tranche under Facility A.

2.	Finance Documents

(a)	At least four originals of the following Transaction Security Documents (other than any Mortgage or Power of Attorney, which shall be executed in one original each) in agreed form executed by the COD Obligor, Grantor or other persons specified below opposite the relevant Transaction Security Document:

Transaction Security Document

Melco PBL (COD) Developments Limited	1. Assignment of Onshore Contracts 2. Land Security Assignment 3. Mortgage 4. Pledge over Onshore Accounts 5. Floating Charge 6. Power of Attorney 7. Pledge over Enterprise 8. Debenture

Melco PBL (COD) Hotels Limited	1. Assignment of Onshore Contracts 2. Pledge over Onshore Accounts 3. Floating Charge 4. Pledge over Enterprise 5. Debenture

Company	Power of Attorney

Company	Assignment of Leases and other Rights to Use

Company	Mortgage

Managing Director MPBL Investments Melco PBL Nominee Three Limited Company	Assignment of Shareholders Agreement

Relevant Obligors	Assignment and Pledge over Intellectual Property

• Macau Insurance Company Ltd • Ace Seguradora S.A. • Asia Insurance Co., Ltd. • QBE Insurance (International) Limited Macau	Assignments of Reinsurances (in respect of City of Dreams Project related Insurances)

Transaction Security Document
• QBE Hongkong & Shanghai Insurance Limited
• Liberty Mutual Insurance Europe Ltd., Hong Kong Branch
• Brit Insurance Ltd.
• ACE Insurance
Subconcession Bank Guarantor	Deed of Priority

(b)	A certified true copy of a signed letter from an authorised representative of the Government of the Macau SAR confirming that there is no requirement for Government approval for the execution of any Pledge over Enterprise comprised in the Transaction Security Documents by the Relevant Obligor party thereto.

(c)	All notices, requests for undertakings and direct agreements required to be sent or executed and delivered under the Transaction Security Documents executed by the appropriate Relevant Obligor and duly acknowledged, agreed, executed and delivered by each addressee or counterparty thereto.

(d)	All share certificates and documents of title, transfers and stock transfer forms or equivalent duly executed by the appropriate COD Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security (except in relation to shares or quotas in any COD Obligor incorporated in Macau) and all other documents to be provided under the Transaction Security Documents.

(e)	A copy of each Hedging Agreement (and each confirmation thereunder) required to be entered into in accordance with the Hedging Letter in Schedule 15 (Hedging Arrangements).

(f)	Evidence that each relevant Finance Document has been duly authorised, executed and delivered by the parties to those documents and duly filed, recorded, stamped and registered and any other Permit obtained and maintained in relation thereto or the transactions contemplated thereunder as may be required.

3.	Transaction Documents

(a)	A copy of each of the relevant Transaction Documents relating to the City of Dreams Project (other than the Finance Documents and Constitutional Documents of any Relevant Obligor required to be provided under paragraph 1 or 2 above) executed by the parties to those documents.

(b)

Evidence that each Major Project Document relating to the City of Dreams Project and any other Major Project Document to which a COD Obligor is a party, has been duly authorised, executed and delivered by the COD Obligors that are parties to those documents and duly filed, recorded, stamped and registered and any other Permit obtained and maintained in relation thereto or the transactions contemplated thereunder as may be required.

4.	Real Property

Evidence that:

(a)	the City of Dreams Land Concession has been registered with the Macau Real Estate Agency and published in the Official Bulletin; and

(b)	the bank guarantee or cash collateral in the required amount has been provided as required by the Land Concession.

5.	Construction

(a)	A certificate from the Technical Adviser (or such other evidence) confirming that it has received or (on such terms as it may reasonably require) had made available to it in Hong Kong or Macau all plans, specifications, design documents, schematic drawings and related items for the design, architecture and construction of the City of Dreams Project.

(b)	Evidence that fixed price City of Dreams Construction Contracts have been entered into for City of Dreams Project Work comprising not less than 40% of the sum of the following Project Line Items budgeted as at the date of this Agreement: Base Construction, Preliminaries, Insurance, Contractor’s Fee, ELV, Bubble and Special Effect, Consultant’s Fees and Sponsor and Developer Costs.

(c)	The Project Schedule for the City of Dreams Project.

6.	Permits

(a)	A copy of each of the relevant Permits described in Part C of Schedule 16 (Permits).

(b)	Evidence, including a director’s or authorised signatory’s certificate or declaration, that all relevant Permits described in Part C of Schedule 16 (Permits) have been issued, are in full force and effect and are not subject to any proceedings or any unsatisfied conditions that might reasonably be expected to adversely modify any relevant Permit in any material way, revoke any relevant Permit, restrain or prevent the operation of the City of Dreams Project or otherwise impose adverse conditions on the City of Dreams Project or any of the transactions contemplated by the relevant Transaction Documents and all applicable appeal periods with respect thereto have expired.

(c)	Evidence, including a director’s or authorised signatory’s certificate or declaration, in respect of each relevant Permit described in Part D of Schedule 16 (Permits) that:

(i)	each such relevant Permit is of a type that is routinely granted on application and compliance with the conditions for issuance; and

(ii)	there are no facts or circumstances which indicate that any such Permit will not be obtainable without undue expense or delay prior to the time it is required.

(d)	Evidence, including a director’s or authorised signatory’s certificate or declaration, that all other Permits have been obtained or effected as required and, in respect of those which are not yet required:

(i)	each such Permit is of a type that is routinely granted on application and compliance with the conditions for issuance; and

(ii)	there are no facts or circumstances which indicate that any such Permit will not be obtainable without undue expense or delay prior to the time it is required.

7.	Insurance

(a)	Certified true copies of all Insurance policies in relation to the City of Dreams Project and all other Insurance policies subject to or expressed to be subject to the Transaction Security relating to the relevant Charged Property.

(b)	Evidence that all Insurances in relation to the City of Dreams Project (and any Reinsurances in respect thereof required under the Finance Documents) are in full force and effect, all premia due and payable have been paid, each policy has been endorsed as required by Schedule 8 (Insurances) and (in the case of the Direct Insurances) the Finance Parties named as a co-insureds.

(c)	Insurance Brokers’ Letters of Undertaking and Reinsurance Brokers’ Letters of Undertaking in respect of such Insurances and Reinsurances.

8.	Accounts

Evidence that each of the Accounts required in respect of the City of Dreams Project has been established.

9.	Reports and Advisers

(a)	The Technical Report relating to the City of Dreams Project (as updated or supplemented by the Technical Adviser).

(b)	The Insurance Report relating to the City of Dreams Project.

10.	Legal opinions

The following legal opinions (in each case, in substantially the form circulated to the Lenders prior to initial Utilisation of the City of Dreams Tranche):

(a)	A legal opinion or opinions of Manuela António Advogados & Notários, legal advisers to the Obligors, or such other Macau Counsel appointed by the Agent as to Macanese law;

(b)	A legal opinion of Henrique Saldanha Advogados & Notários, legal advisers to the Agent, the Security Agent and the Arrangers, as to Macanese law including, without limitation, with respect to issuance of all necessary approvals in respect thereof; and

(c)	A legal opinion of Clifford Chance, legal advisers to the Agent, the Security Agent and the Arrangers, as to English law;

11.	Representations and Warranties

A directors’ certificate of each COD Obligor (or such other evidence) confirming:

(a)	that the representations and warranties expressed to be made by each COD Obligor in any Transaction Document are true and correct in all material respects;

(b)	that no other event or circumstance is outstanding which constitutes (or with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any other applicable condition will constitute) a default or termination event (howsoever described) under any Transaction Document;

(c)	that there is no action, suit, proceedings or investigation of any kind pending or threatened, including actions or proceedings of or before any Governmental Authority, to which any COD Obligor or any of its assets or the Project is party or subject which, in each case, might reasonably be expected to have a Material Adverse Effect; and

(d)	that no Material Adverse Effect has occurred and is continuing nor might reasonably be expected to occur as a result of Utilisation of the City of Dreams Tranche.

12.	Other documents and evidence

(a)	Evidence that the fees, costs and expenses then due from and invoiced to the Company pursuant to Clause 13 (Fees) or Section 6 (Additional Payment Obligations) have been paid or will be paid by the date of Utilisation of the City of Dreams Tranche under Facility A.

(b)	A copy of any other authorisation, Permit or document, opinion or assurance which the Agent notifies the Company in writing is necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document in accordance with its terms.

Part C

Conditions Precedent to all Utilisations (other than Crown Macau Tranche)

1.	No Forecast Funding Shortfall; Project Schedule

Evidence that none of the Group Budget (or any update thereof), the Project Schedule (or any update thereof), the Projections (or any update thereof) or any other report, certificate or other document required to be delivered to the Agent pursuant to Part B or this Part C of this Schedule 2 indicate:

(a)	a Forecast Funding Shortfall has occurred and is continuing or could reasonably be expected to result from such Utilisation; or

(b)	that Practical Completion and the satisfaction of the Opening Conditions in relation to City of Dreams Phase I will not be achieved on or before 31 March 2009;

(c)	that Practical Completion and the satisfaction of the Opening Conditions in relation to the City of Dreams Project will not be achieved on or before 30 September 2009; or

(d)	that Final Completion of the City of Dreams Project will not be achieved on or before 30 September 2010.

2.	Utilisation Request

All information, attachments, certifications and other supporting documents required by the Utilisation Request, all appropriately completed and duly executed by an authorised signatory of the Borrower or the Company, including:

(a)	in the case of the initial Project Utilisation under the City of Dreams Tranche, a statement of all payments made in respect of Project Costs for the City of Dreams Project prior to the date of the Utilisation Request broken down by Line Item and supported, in the case of any payment exceeding a Base Currency Amount of USD1,500,000 to the reasonable satisfaction of the Agent, by invoices, receipts and other documentary evidence attached to the Utilisation Request;

(b)	a statement of the specific purposes to which each Utilisation will be applied, including:

(i)	whether payment (or, in the case of the initial Utilisation under the City of Dreams Tranche, refinancing of payment) for Project Costs and, where for refinancing of payment, the original source of funds for such payment; and

(ii)	a break down by Line Item of each such category of Project Costs supported in the case of any payment exceeding a Base Currency Amount of USD1,500,000 or its equivalent, to the reasonable satisfaction of the Agent, by invoices, receipts and other documentary evidence attached to the Utilisation Request;

(c)	insofar as any previous Utilisation was requested for the purpose of payments which, at the time of its Utilisation Date, were not yet payable, a statement of such payments made since the last Utilisation Request supported, in the case of any payment exceeding a Base Currency Amount of USD1,500,000 or its equivalent, to the reasonable satisfaction of the Agent, by invoices, receipts and other documentary evidence attached to the Utilisation Request;

(d)	certification that each Utilisation is required for the purpose specified and that, where such purpose comprises payment (or refinancing of payment) for Project Costs for the relevant Project:

(i)	the relevant Project Costs have been incurred and paid or are due and payable or will be incurred and be due and payable prior to the date falling 30 days after the Utilisation Date; and

(ii)	there are no amounts standing to the credit of (or required to be deposited to) any of the Accounts or any amount of Revenues expected to be available to meet such Project Costs (or such refinancing);

(e)	certification that the amount of the Utilisation requested under Facility A does not exceed the aggregate amount of all Project Costs incurred and paid or due and payable or which will be incurred and be due and payable prior to the date falling 30 days after the Utilisation Date;

(f)	certification that:

(i)	there is no reason to believe that any of the current Group Budget, the current Projections or the current Project Schedule are not accurate; and

(ii)	none of the current Group Budget, the current Projections or the current Project Schedule indicate:

(1)	a Forecast Funding Shortfall has occurred and is continuing or could reasonably be expected to result from such Utilisation;

(2)	that Practical Completion and the satisfaction of the Opening Conditions in relation to City of Dreams Phase I will not be achieved on or before 31 March 2009;

(3)	that Practical Completion and the satisfaction of the Opening Conditions in relation to the City of Dreams Project will not be achieved on or before 30 September 2009; or

(4)	that Final Completion of the City of Dreams Project will not be achieved on or before 30 September 2010,

and any update thereof; and

(g)	certification that:

(i)	since the date of the initial Utilisation Request, no Material Adverse Effect has occurred and is continuing nor could reasonably be expected to occur;

(ii)	no Default has occurred which is continuing or will result from the Utilisation; and

(iii)	in relation to the initial Utilisation, all the representations and warranties in Schedule 5 (Representations and Warranties) or, in relation to any other Utilisation, the Repeating Representations, are true.

3.	Technical Adviser’s Certificate

A certificate from the Technical Adviser certifying that:

(a)	the Technical Adviser has no reason to believe that:

(i)	the current Group Budget is not accurate in all material respects or that it does not fairly represent the Remaining Costs; or

(ii)	the current Project Schedule is not accurate in all material respects or that:

(1)	Practical Completion and the satisfaction of the Opening Conditions in relation to City of Dreams Phase I will not be achieved on or before 31 March 2009;

(2)	Practical Completion and the satisfaction of the Opening Conditions in relation to the City of Dreams Project will not be achieved on or before 30 September 2009; or

(3)	Final Completion of the City of Dreams Project will not be achieved on or before 30 September 2010; and

(b)	to the best of its knowledge and belief:

(i)	save in the case of the initial Utilisation under this Agreement, the Utilisations requested by the Company under the Project Facilities are required prior to the date falling 30 days after the Utilisation Date to make payments in accordance with the Group Budget or to refinance such payments previously made; and

(ii)	certifications and statements made in the Utilisation Request or as otherwise required by paragraph 2 of this Part D, and all information, attachments and other supporting documents thereto are correct in all material respects.

4.	Reports, Financial Statements and Other Information

(a)	Each of the reports, financial statements and other information for the relevant Project due, pursuant to paragraph 1 of Schedule 6 (Covenants), on or before the date of the Utilisation Request.

(b)	Receipt of the Technical Adviser’s Monthly Report for the relevant Project due on or before the date of the Utilisation Request.

5.	Project Documents and Subcontracts

(a)	A copy of:

(i)	each Major Project Document; and

(ii)	any Project Document requested by the Technical Adviser pursuant to paragraph 3.13 of Schedule 6 (Covenants).

(b)	A certificate of an authorised signatory of the Company certifying that:

(i)	each copy is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Utilisation Request; and

(ii)	each major Project Document and each such Project Document is consistent with the Group Budgets, Projections, the Project Schedule and Plans and Specifications.

(c)	A certificate of the Technical Adviser that each such Project Document is consistent in all material respects with the Group Budgets, the Projections, the Project Schedule and Plans and Specifications.

6.	Other documents and evidence

(a)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 13 (Fees) or Section 6 (Additional Payment Obligations) have been paid or will be paid by the Utilisation Date.

(b)	A certificate of an authorised signatory of each Relevant Obligor certifying that each document, copy document and any other evidence relating to it (and, in the case of the Company, each other document, copy document or other evidence) specified in this Part D is correct, complete and in full force and effect, and has not been amended or superseded, as at a date no earlier than the date of the Utilisation Request.

(c)	A copy of any other Permit or other document, opinion or assurance which the Agent notifies the Company is necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Transaction Document for the relevant Project or for the validity and enforceability of any Transaction Document in accordance with its terms.

Part D

Conditions Precedent Required to be

Delivered by an Additional Obligor

1.	An Accession Letter executed by the Additional Obligor and the Company.

2.	A copy of the Constitutional Documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Accession Letter and any other Transaction Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf;

(c)	authorising the Company to act as its agent in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A copy of a resolution signed by all the holders of the issued shares in each Additional Obligor, approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party.

6.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments or the entry into or performance under any of the Transaction documents to which it is a party would not cause any borrowing, guarantee, security or similar limit or any other Legal Requirement binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each document, copy document and other evidence listed in this Part E is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Letter.

8.	The following legal opinions:

(a)	A legal opinion of the legal advisers to the Agent and the Security Agent, as to English law.

(b)	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent and the Security Agent in each of those jurisdictions.

9.	Evidence that the agent for service of process specified in Clause 37.2 (Service of process) has accepted its appointment in relation to the proposed Additional Obligor.

10.	Any Transaction Security Documents which are required by the Agent to be executed by the proposed Additional Obligor.

11.	Any notices, requests for undertakings or other documents required to be given or executed under the terms of those Transaction Security Documents, together with, where relevant, their due acknowledgement and agreement by the addressee or any other person expressed to be a party thereto.

12.	An undertaking, in such form as may be required by the Deed of Appointment or as may otherwise be reasonably required by the Agent or the Security Agent providing for the accession of the Additional Obligor to the Deed of Appointment executed by the Additional Obligor.

SCHEDULE 3

REQUESTS

Part A

Utilisation Request

Facility A (Crown Macau Tranche)/Revolving Credit Facility

(General Working Capital Purposes)

From:	[Company]

To:	[Agent]

Date:

Dear Sirs

Melco PBL Gaming Limited and Others – USD[•] Senior Facilities Agreement

dated [•] (the “Senior Facilities Agreement”)

[Facility A Utilisation Request (Crown Macau Tranche)] [Revolving Credit Facility

(General Working Capital Purposes)]

1.	We refer to the Senior Facilities Agreement. This is a Utilisation Request. Terms defined in the Senior Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(b)	Borrower:	[Company]

(c)	Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(d)	Facility to be utilised:	[Facility A] [Revolving Credit Facility]

(e)	Currency of Loan:	[•]

(f)	Amount:	[•] or, if less, the Available Facility

(g)	Interest Period:	[•]

(h)	Purpose:	[•][1]

3.	We confirm that:

(a)	the purpose specified above complies with the permitted use of [Facility A] [Revolving Credit Facility] under the Senior Facilities Agreement and no part of the Loan will be applied otherwise than in accordance with such purpose;

[1]	Insert relevant purpose for Facility A ([Crown Macau Tranche]) or the Revolving Credit Facility ([general working capital purposes])

(b)	the Loan is required for the purpose specified;

(c)	each condition relevant to the Utilisation specified or referred to in Clause 4 (Conditions Of Utilisation) or Section 3 (Utilisation) of the Senior Facilities Agreement is satisfied on the date of this Utilisation Request;

(d)	no Default is continuing or will result from the proposed Utilisation;

(e)	all of the representations and warranties in Schedule 5 (Representations and Warranties) of the Senior Facilities Agreement are true; and

(f)	[the full amount of Base Equity has been paid or advanced to the Company][2].

4.	We attach a signed but undated receipt for the Loan and authorise the Agent to date the receipt on the date the Loan is made.

5.	The proceeds of this Loan should be credited to [account].

6.	This Utilisation Request is irrevocable.

Yours faithfully

Name:
authorised signatory for and on behalf of
[Company]

[2]	Not required for Utilisations subsequent to Initial Utilisation.

Part B

Utilisation Request

Facility A (City of Dreams Tranche)/Revolving Credit Facility (City of Dreams Project Cost

Overruns and Contingencies)

From:	[Borrower or Company]

To:	[Agent]

Date:

Dear Sirs

Melco PBL Gaming Limited and Others – USD[•] Senior Facilities Agreement

dated [•] (the “Senior Facilities Agreement”)

Facility A (City of Dreams Tranche)/Revolving Credit Facility (City of Dreams Project

Cost Overruns and Contingencies) Utilisation Request No [•]

1.	We refer to the Senior Facilities Agreement. This is a Utilisation Request. Terms defined in the Senior Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan under [Facility A] [Revolving Credit Facility][3] on the following terms:

(a)	Borrower:	[•]

(b)	Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(c)	Project being funded:	[City of Dreams Project]

(d)	Currency of Loan:	[•]

(e)	Amount:	[•] or, if less, the Available Facility

(f)	Interest Period:	[•]

(g)	Purpose:	[•][4]

3.	We confirm, in relation to each proposed Utilisation above, that:

(a)	the purpose specified above in respect of that Utilisation complies with the permitted use under the Facilities Agreement of the Facility under which it is proposed to be made and no part of the Loan will be applied otherwise than in accordance with such purpose;

[3]	Delete as required and repeat sub-paragraph for Utilisations under other Facilities.
[4]	Specify purpose and break down application according to Line Items of Project Costs proposed to be financed and/or (in the case of the initial Utilisation of the City of Dreams Tranche) refinanced.

(b)	the Loan is required for the purpose specified, the Project Costs to be paid from the proceeds of the Loan have been incurred and are due and payable, or will be incurred and be due and payable, prior to the date falling 30 days after the proposed Utilisation Date and there are no amounts standing to the credit of (or required to be deposited to) any of the Accounts or any amount of Revenue otherwise expected to be available to meet such Project Costs;

(c)	proceeds of the above Loans requested under [Facility A] [Revolving Credit Facility] shall be applied in the amounts specified towards [refinancing][5] Project Costs;

(d)

the amount of the above Loans requested under [Facility A] [Revolving Credit Facility][6], when aggregated with the amounts of all other Loans under either Facility A or the Revolving Credit Facility, is no greater than the aggregate amount of all Project Costs incurred and paid or which will be incurred and be due and payable by the relevant Project Company on or before the date falling 30 days after the proposed Utilisation Date;

(e)	each condition relevant to the above Utilisations specified or referred to in Clause 4 (Conditions Of Utilisation) or Section 3 (Utilisation) of the Senior Facilities Agreement is satisfied on the date of this Utilisation Request;

(f)	no Forecast Funding Shortfall has occurred and is continuing or could reasonably be expected to result from the making of the above Loans;

(g)	we have no reason to believe that the Group Budget is not accurate or that the Project Schedule is not accurate;

(h)	neither the Group Budget nor the Project Schedule indicate:

(a)	a Forecast Funding Shortfall; or

(b)	that Practical Completion and the satisfaction of the Opening Conditions for City of Dreams Phase I will not be achieved on or before 31 March 2009; or

(c)	that Practical Completion and the satisfaction of the Opening Conditions for the City of Dreams Project will not be achieved on or before 30 September 2009;

(i)	since the date of the initial Utilisation Request, no Material Adverse Effect has occurred and is continuing nor could reasonably be expected to occur;

(j)	no Default has occurred which is continuing or will result from the above Utilisations;

[5]	Delete as required and repeat sub-paragraph for Utilisations under other Facility.
[6]	Delete as appropriate.

(k)	all [the representations and warranties in Schedule [5 (Representations and Warranties) of the Facilities Agreement]7/[the Repeating Representations][8] are true;

(l)	[the following payments have been made in respect of Project Costs: [break down according to Line Item and attach supporting documents]];[9]

(m)	since the last Utilisation Request, the following amounts have been paid in respect of payments for which a Loan has previously been requested but which were not yet payable at the time of its Utilisation Date:

Utilisation Request No.	Payment Description	Amount

(n)	[the full amount of [Base Equity] has been paid or advanced to the Company][10].

4.	We attach, as required by [paragraph 2 of Part C] of Schedule 2 (Conditions Precedent) of the Senior Facilities Agreement, documents substantiating the Project Costs and payments referred to in paragraph 2 and sub-paragraph [3(l)]/[3(m)] above.

5.	[We attach an updated [Group Budget] [and] [Project Schedule.][11]

6.	We attach signed but undated receipts for the Loans requested above and authorise the Agent to date such receipts on the date such Loans are made.

7.	The [proceeds/specified amounts] of the above Advances should be credited to, respectively, the following Accounts:

[specify relevant Disbursement Account and amount]

Yours faithfully

Name:
authorised signatory for and on behalf of
[Company]

Attachments: [list]

[7]	Insert in case of Initial Project Utilisation Utilisation.
[8]	Insert in case of subsequent Project Utilisation Utilisations.
[9]	Not required for Utilisations subsequent to initial Project Utilisation Utilisation.
[10]	Not required for Utilisations subsequent to initial Utilisation.
[11]	As required.

Part C

Selection Notice

From:	[Company]
To:	[Agent]
Date:
Dear Sirs

Melco PBL Gaming Limited and Others – USD[•] Senior Facilities Agreement

dated [•] (the “Senior Facilities Agreement”)

Section Notice No [•]

1.	We refer to the Senior Facilities Agreement. This is a Selection Notice. Terms defined in the Senior Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility A Loan[s] with an Interest Period ending on [•].[12]

3.	We request that the next Interest Period for the above Facility A Loan[s] is [•].[13]

4.	This Selection Notice is irrevocable.

Yours faithfully

Name:
authorised signatory for and on behalf of
[Borrower]/[Company]

[12]	Repeat and insert details of all Loans for the relevant Facility which have an Interest Period ending on the same date.
[13]	Delete as required and repeat sub-paragraph for Loans under other Facilities.

SCHEDULE 4

MANDATORY PREPAYMENT

1.	Definitions

For the purposes of this Schedule 4:

“Claim Proceeds” means the proceeds of a claim or the settlement thereof (including Liquidated Damages and, if not in cash, the monetary value thereof) (a “Recovery Claim”) against a counterparty to a Project Document receivable by any Relevant Obligor except for Excluded Claim Proceeds and after deducting:

(a)	any reasonable expenses which are incurred by any Relevant Obligor to persons who are not Obligors; and

(b)	any Tax incurred and required to be paid by a Relevant Obligor (as reasonably determined by the Relevant Obligor on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.

“Debt Issuance” means any, or any agreement for or grant of any right (whether actual or contingent) to require, the allotment, grant, incurrence or issuance of bonds, debentures, loan stock or any similar instrument by any Relevant Obligor.

“Debt Issuance Proceeds” means the amount of the proceeds of any Debt Issuance receivable by any Relevant Obligor (including, if not in cash, the monetary value thereof other than from another Obligor) except for Excluded Debt Issuance Proceeds and after deducting:

(a)	any reasonable expenses which are incurred by any Relevant Obligor with respect to that Debt Issuance to persons who are not Relevant Obligors; and

(b)	any Tax incurred and required to be paid by any Relevant Obligor (as reasonably determined by the Relevant Obligor, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the consideration receivable by any Relevant Obligor (including, if not in cash, the monetary value thereof other than from another Obligor) for any Disposal made by any Relevant Obligor except for Excluded Disposal Proceeds and after deducting:

(a)	any reasonable expenses which are incurred by any Relevant Obligor with respect to that Disposal to persons who are not Obligors; and

(b)	any Tax incurred and required to be paid by any Relevant Obligor in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Eminent Domain Proceeds” means all amounts and proceeds (including monetary instruments) received in respect of any Event of Eminent Domain relating to any member of the Group or any of its assets, including any Project, less any costs or expenses incurred by any member of the Group or its agents in collecting such amounts and proceeds.

“Equity Issuance” means any, or any agreement for or grant of any right (whether actual or contingent) to require, the allotment, grant, incurrence or issuance of any Capital Stock by any Obligor or any interest therein of any kind or any instrument or other right and interest convertible into any such Capital Stock or interest.

“Equity Issuance Proceeds” means the amount of the proceeds of any Equity Issuance receivable by any Relevant Obligor (including, if not in cash, the monetary value thereof) except for Excluded Equity Issuance Proceeds and after deducting:

(a)	any reasonable expenses which are incurred by any Relevant Obligor with respect to that Equity Issuance to persons who are not Relevant Obligors; and

(b)	any Tax incurred and required to be paid by the Obligor (as reasonably determined by any Relevant Obligor, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Event of Eminent Domain” means, with respect to any asset:

(a)	any compulsory transfer or taking by condemnation, seizure, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking or confiscation of such asset or the requisition of the use of such asset, by any agency, department, authority, commission, board, instrumentality or political subdivision of any Governmental Authority having jurisdiction; or

(b)	any settlement in lieu of paragraph (a) above.

“Excluded Claim Proceeds” means:

(a)	any Insurance Proceeds;

(b)	any proceeds of a Recovery Claim which the Company notifies the Agent are, or are to be, applied:

(i)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(ii)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged,

in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds:

(iii)	do not exceed an Optional Currency Amount of HKD100,000,000; and

(iv)	are so applied as soon as possible (but in any event within 90 days, or such longer period as the Majority Lenders may agree) after receipt.

“Excluded Debt Issuance Proceeds” means proceeds of any Permitted Financial Indebtedness.

“Excluded Disposal Proceeds” means the proceeds of any Permitted Disposal save to the extent that the Company notifies the Agent that such proceeds are to be applied in reinvestment in either of the Projects or the Mocha Slot Business and provided such proceeds do not exceed a Base Currency Amount of USD2,000,000 and are so applied within 90 days.

“Excluded Equity Issuance Proceeds” means the proceeds of:

(a)	Base Equity or any other Equity required to be paid up or advanced under this Agreement to fund any Project Costs or any Excluded Project or any other Permitted Business; or

(b)	any Permitted Share Issue made to another member of the Group.

“Excluded Insurance Proceeds” means any proceeds of an insurance claim or settlement thereof receivable by any Relevant Obligor (including, if not in cash, the monetary value thereof) which:

(a)	in the case of any claim or settlement under the City of Dreams Project Construction All Risks Insurance policy, together with the proceeds of any claim or settlement receivable in respect of any related loss, whether or not suffered by the same person, do not exceed an Optional Currency Amount of HKD100,000,000 or its equivalent and are applied as soon as possible (but in any event within 90 days) after receipt to the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant claim was made;

(b)	in the case of any claim or settlement under any other Direct Insurance, together with the proceeds of any claim or settlement receivable in respect of any related loss, whether or not suffered by the same person, do not exceed an Optional Currency Amount of HKD100,000,000 or its equivalent and are applied as soon as possible (but in any event within 90 days) after receipt to the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant claim was made;

(c)	the Company notifies the Agent are, or are to be, applied to meet a third party claim in respect of which the claim or settlement was made and which are so applied as soon as possible (but in any event within 90 days after receipt);

(d)	the Company notifies the Agent are, or are to be, applied to cover operating losses in respect of which the relevant claim was made provided that where such proceeds, together with the proceeds of any claim or settlement receivable in respect of any related loss, whether or not suffered by the same person:

(i)	do not exceed a Base Currency Amount of USD12,000,000, such proceeds shall first be applied to ensure that the amount standing to the credit of the Debt Service Reserve Account is not less than that required under Schedule 7 (Accounts), then to prepayment, in order of maturity, of Utilisations outstanding under the Revolving Credit Facility which were or are made to fund such losses (or to finance one or more rollovers of such Utilisations) and then any remainder thereof shall be Excluded Insurance Proceeds for the purposes hereof; or

(ii)	exceed a Base Currency Amount of USD12,000,000, such proceeds shall first be applied to ensure that the amount standing to the credit of the Debt Service Reserve Account and the Debt Service Accrual Accounts is not less than that required under Schedule 7 (Accounts), then to prepayment, in order of maturity, of Utilisations outstanding under the Revolving Credit Facility which were or are made to fund such losses (or to finance one or more rollovers of such Utilisations) and then any remainder thereof shall, provided the events or circumstances which gave rise to the relevant claim are no longer continuing nor, in the reasonable opinion of the Agent, in any way adversely affecting the business, operations, property, condition (financial or otherwise) or prospects of the Group (and pending such, that remainder shall be paid to and held in a Holding Account), be Excluded Insurance Proceeds for the purposes hereof; or

(e)	the Company notifies the Agent are, or are to be, applied to the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made provided that, where such loss or related losses exceeds a Base Currency Amount of USD12,000,000:

(i)	the damage or destruction does not constitute the destruction of all or substantially all of a Project;

(ii)	a Default has not occurred and is continuing (other than a Default resulting solely from such damage or destruction) and, after giving effect to any proposed repair and restoration, no Default will result from such damage or destruction or proposed repair and restoration;

(iii)	the Company certifies, and the Agent determines in its reasonable judgment, that repair or restoration of the Project or the affected assets to a condition substantially similar to their condition immediately prior to the event or events to which the relevant insurance claims relate, is technically and economically feasible within 12 months of receipt of the proceeds and that a sufficient amount of funds is or will be available to the Project Company or other relevant Obligor to make such repairs and restorations (subject at all times to paragraph 2.2 of Schedule 6 (Covenants));

(iv)	the Company delivers to the Agent a plan (the “Repair Plan”) within 3 months of receipt of the proceeds describing in reasonable detail the nature of the repairs or restoration to be effected and the anticipated costs and schedule associated therewith, in form and substance reasonably satisfactory to the Agent;

(v)	the Company certifies, and the Agent determines in its reasonable judgment, that a sufficient amount of funds is or will be available to the Group to make all payments on Financial Indebtedness which will become due during and following the repair period and, in any event, to maintain compliance with the covenants set forth in paragraph 2 (Financial Covenants) of Schedule 6 (Covenants) during such repair period and no Forecast Funding Shortfall has occurred and is continuing or could reasonably be expected to occur during or following the repair period;

(vi)	no Permit is necessary to proceed with the repair and restoration of the Project or the affected assets and no material amendment to the Project Documents, or, except with the consent of the Finance Parties, any of the Finance Documents, and no other instrument is necessary for the purpose of effecting the repairs or restoration of the Project or the affected assets or subjecting the repairs or restoration to the Security of the applicable Transaction Security Documents and maintaining the priority of such Security or, if any of the above is necessary, the Project Company or relevant Obligor will be able to obtain the same as and when required; and

(vii)	the Agent shall promptly receive such certificates, opinions or other matters as it may reasonably request as necessary or appropriate in connection with such repairs or restoration of the Project or the affected assets or to preserve or protect the Finance Parties’ interests under the Finance Documents and in the Charged Property.

“Excluded Termination Proceeds” means the Company notifies the Agent that such proceeds are to be applied in the Projects or the Mocha Slot Business provided such amounts do not exceed a Base Currency Amount of USD2,000,000 and are applied within 90 days.

“Insurance Proceeds” means the proceeds of any insurance claim receivable by any Obligor except for Excluded Insurance Proceeds and after deducting any reasonable expenses Taxes and costs in relation to that claim which are incurred by any Group member to persons who are not Obligors.

“Termination Proceeds” means compensation or other proceeds receivable by any Relevant Obligor (including, if not in cash, the monetary value thereof) in relation to the termination, redemption or rescission of:

(a)	the Subconcession or any Land Concession from the Macau SAR;

(b)	any Lease Agreement from any counterparty thereto;

(c)	any Hotel Management Agreement from any counterparty thereto;

(d)	any Construction Contract (including proceeds from any Contractor’s Performance Bond);

(e)	the New Cotai Agreement;

(f)	any other Major Project Document; or

(g)	any Hedging Agreement,

except for Excluded Termination Proceeds and after deducting any reasonable expenses Taxes and costs which are incurred by any Group Member with respect to the collection of such proceeds to persons who are not Obligors.

2.	Mandatory Prepayment

(a)	The Company shall ensure that the Borrowers prepay Utilisations in the following amounts at the times and (where relevant) in the order of application contemplated by paragraph 3 (Application of mandatory prepayments):

(i)	the amount of Claim Proceeds;

(ii)	the amount of Disposal Proceeds;

(iii)	the amount of Eminent Domain Proceeds;

(iv)	the amount equal to 50% of Equity Issuance Proceeds;

(v)	the amount of Debt Issuance Proceeds;

(vi)	the amount of Insurance Proceeds;

(vii)	the amount of Termination Proceeds; and

(viii)	amounts equal to the following amounts of Excess Cashflow:

(1)	where the conditions set out in Part B of Schedule 2 (Conditions Precedent) have not been satisfied or waived on or prior to the Relevant Date, 100% of Excess Cashflow for each quarter commencing with the quarter in which the Relevant Date occurs; or

(2)	for each quarter commencing on the first Quarter Date falling not less than one full Financial Quarter after the date on which Practical Completion and satisfaction of Opening Conditions in relation to the City of Dreams Project occurs, the percentage of Excess Cashflow set out opposite the range within which Leverage as at each Quarter Date falls:

Leverage	Excess Cashflow Percentage
Equal to or less than 2.50:1	25%
Equal to or less than 4.00:1 but greater than 2.50:1	50%
Greater than 4.00:1	75%

(b)	If the conditions set out in Part B of Schedule 2 (Conditions Precedent) have not been satisfied or waived on or prior to 31 December 2009, the Facilities will be cancelled and all outstanding Utilisations, together with accrued interest and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

(c)	If all or substantially all of the City of Dreams Project or the Crown Macau Project is lost, damaged or destroyed or determined by any relevant Insurer to be a constructive total loss, the Facilities will be cancelled and all outstanding Utilisations, together with accrued interest and all other amounts accrued under the Finance Document, shall become immediately due and payable upon the earlier of:

(i)	receipt of Insurance Proceeds in respect of such loss, damage or destruction; and

(ii)	the date falling 10 Business Days after the date on which such loss, damage or destruction occurs.

(d)	If all or substantially all of the business and assets of the Group or all the Relevant Obligors and/or comprised in any of the Crown Macau Project or the City of Dreams Project are sold or otherwise disposed of, the Facilities will be cancelled and all outstanding Utilisations, together with accrued interest and all other amounts accrued under the Finance Document, shall become immediately due and payable.

(e)	If a Change of Control occurs, the Facilities will be cancelled and all outstanding Utilisations, together with accrued interest and all other amounts accrued under the Finance Document, shall become immediately due and payable within two Business Days of such Change of Control.

3.	Application of mandatory prepayments

(a)	Unless the Company makes an election under paragraph (d) below, the Borrowers shall make prepayments under paragraph 2(a) at the following times:

(i)	in the case of any prepayment relating to an amount of Excess Cashflow, within 14 days of delivery pursuant to paragraph 1.2 (Financial statements) of Schedule 6 (Covenants) of the quarterly consolidated financial statements of the Company for the relevant quarter; and

(ii)	in the case of any other prepayment under paragraph 2(a), promptly upon receipt of the relevant proceeds.

(b)	A prepayment under paragraph 2 shall be applied in the following order:

(i)	firstly, in prepayment pro rata of the Utilisations outstanding under the Term Loan Facility

(ii)	secondly, in cancellation pro rata of the Available Commitments under the Term Loan Facility (and the Available Commitments of the Lenders under the Term Loan Facility will be cancelled rateably);

(iii)	thirdly, in cancellation pro rata of the Available Commitments under the Revolving Credit Facility; and

(iv)	fourthly in prepayment pro rata of Utilisations outstanding under the Revolving Credit Facility (and any Available Commitments of the Lenders under the Revolving Credit Facility associated therewith shall be automatically cancelled),

(c)	Any amount to be applied in cancellation of Available Commitments under the Term Loan Facility shall be:

(i)	applied pro rata in respect of the Available Commitments under the Term Loan Facility; and

(ii)	deposited into the Disbursement Account for the Term Loan Facility from which such amounts may be disbursed as if such amounts formed part of the Term Loan Facility upon satisfaction of applicable conditions precedent and notice requirements.

(d)	Subject to paragraph (e) below, the Company may, by giving the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, elect that any prepayment under paragraph 2(a) (other than any such prepayment in respect of Eminent Domain Proceeds or Termination Proceeds) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Company makes such an election, then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(e)	If the Company has made an election under paragraph (d) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree).

4.	Mandatory Prepayment Accounts and Holding Accounts

(a)	The Company shall ensure that:

(i)	an amount equal to any Excess Cashflow in respect of which the Company has made an election under paragraph 3(d) is paid into a Mandatory Prepayment Account promptly after such election;

(ii)	any other amounts in respect of which the Company has made an election under paragraph 3(d) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by an Obligor; and

(iii)	any Excluded Claim Proceeds, Excluded Disposal Proceeds, Excluded Eminent Domain Proceeds, Excluded Insurance Proceeds or Excluded Termination Proceeds to be applied, in accordance with the definition thereof, in replacement, reinstatement or repair of assets or to satisfy (or make reimbursement in respect of) liabilities, charges or claims, or are otherwise to be held pending application for any other purpose are promptly paid into a Holding Account after receipt by an Obligor.

(b)	The Obligors irrevocably authorise the Agent to apply:

(i)	amounts credited to the Mandatory Prepayment Account; and

(ii)	amounts credited to the Holding Account which have not been applied as contemplated by sub-paragraph (a)(iii) within 90 days of receipt of the relevant proceeds (or such longer time period as may be contemplated by the provisions of the definitions referred to therein or as the Agent may otherwise agree), to pay amounts due and payable under paragraph 3 and otherwise under the Finance Documents. The Obligors further irrevocably authorise the Agent to so apply amounts credited to the Holding Account whether or not 90 days or such other time period have elapsed since receipt of those proceeds if a Default has occurred and is continuing. The Obligors also irrevocably authorise the Agent to transfer any amounts credited to the Holding Account to the Mandatory Prepayment Account pending payment of amounts due and payable under the Finance Documents (but if all such amounts have been paid any such amounts remaining credited to the Mandatory Prepayment Account may (unless a Default has occurred) be transferred back to the Holding Account).

(c)	The Security Agent or Agent with which a Mandatory Prepayment Account or Holding Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) each such account is subject to the Transaction Security.

5.	Excluded proceeds

Where Excluded Claim Proceeds, Excluded Disposal Proceeds, Excluded Eminent Domain Proceeds, Excluded Insurance Proceeds and Excluded Termination Proceeds include amounts which are intended to be used for a specific purpose and/or within a specified period (as set out in the relevant definitions thereof), the Company shall ensure that those amounts are used for that purpose and, if requested to do so by the Agent, shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

6.	Restrictions

(a)	Any authorisation or other election given or notified by any Party under paragraph 3(d) or paragraph 4 shall (subject to the terms of those provisions) be irrevocable.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of a Term Loan Facility which is prepaid.

(d)	No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	If the Agent receives an election under paragraph 3(d), it shall promptly forward a copy to the affected Lenders.

(f)	If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment And Cancellation) or an election under paragraph 3(d), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

(g)	The Agent shall notify the Lenders as soon as possible of any proposed prepayment under paragraph 2(a).

SCHEDULE 5

REPRESENTATIONS AND WARRANTIES

Status, authorisations and governing law

1.	Status

(a)	Each Relevant Obligor and each Subsidiary of a Relevant Obligor is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	Each of the Relevant Obligors has the power to own its assets and carry on its business as it is being conducted and the power to own the assets it is contemplated will be owned by it and conduct its business as it is contemplated it will be conducted in connection with or as a result of its participation in the Projects and other Permitted Businesses.

2.	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by each Obligor in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

3.	Pari Passu

The payment obligations under the Finance Documents of each of the Relevant Obligors rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law applying to companies.

4.	Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to such Obligor;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

5.	Power and authority

(a)	Each Obligor has the power to enter into, perform and deliver, and if that Obligor is a corporation has taken all necessary corporate action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on any Obligor’s powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities or the entry into or performance of the transactions, contemplated by the Transaction Documents to which such Obligor is a party.

6.	Validity and admissibility in evidence

(a)	All Permits required or desirable:

(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(b)	All Permits necessary for the conduct of the business, trade and ordinary activities of each Relevant Obligor (including any activities conducted in connection with or as a result of its participation in the Reorganisation, the Mocha Slot Business, the Projects or any other Permitted Business) are, to the extent they are material, listed in Schedule 16 (Permits), have been obtained or effected and are in full force and effect except any Permits specified in Part B, Part C (which Permits will have been obtained and effected by, and be in full force and effect from and prior to, the date of the first Utilisation Request under the City of Dreams Tranche) or Part D of Schedule 16 (Permits), which Permits are not, at the time of making this representation and warranty, required by any Legal Requirement to be obtained or effected at or by such time (or, in the case of the Permits listed in Part C of Schedule 16 (Permits), any such time prior to the date of the first Utilisation Request under the City of Dreams Tranche) and which no Obligor has any reason to believe will not be obtained or effected when required.

7.	Governing law and enforcement

(a)	The choice of governing law of the Finance Documents will be recognised and enforced in each Obligor’s Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

No insolvency, default or tax liability

8.	Insolvency

(a)	No:

(i)	corporate action, legal proceeding or other procedure or step described in paragraph 7 (Insolvency proceedings) of Schedule 9 (Events of Default); or

(ii)	creditors’ process described in paragraph 8 (Creditors’ process) of Schedule 9 (Events of Default),

has been taken or to the best of its knowledge and belief (having made due and careful enquiry) threatened in relation to any Relevant Obligor (or, to its knowledge, any other Major Project Participant) and none of the circumstances described in paragraph 6 (Insolvency) of Schedule 9 (Events of Default) applies to any Relevant Obligor (or, to its knowledge, any other Major Project Participant).

(b)	The Managing Director has not commenced nor has there been commenced against the Managing Director any case, proceeding or other action relating to his bankruptcy or any analogous proceedings in any jurisdiction.

9.	Solvency

Each Obligor is, and after giving effect to:

(a)	the incurrence of all Financial Indebtedness;

(b)	the use of the proceeds of such Financial Indebtedness (including, in the case of the Company, the use of proceeds of Advances made under the Senior Finance Documents); and

(c)	obligations being incurred in connection with the Transaction Documents,

will be and will continue to be Solvent.

10.	No filing or stamp taxes

Subject to the Legal Reservations, under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, which will be made and paid promptly after the date of the relevant Finance Document.

11.	Deduction of Tax

No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

12.	No default

(a)	No Event of Default (or Default in the case of representations made on the date of this Agreement and on the date of the first Utilisation Request and the first Utilisation Date hereunder) is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under:

(i)	any Transaction Document; or

(ii)	any other agreement or instrument which is binding on any Obligor or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

13.	Taxation

(a)	No Relevant Obligor is materially overdue in the filing of any Tax returns nor overdue in the payment of any amount in respect of Tax of a Base Currency Amount of USD5,000,000 or more.

(b)	No claims or investigations are being, or to the best of its knowledge and belief (having made due and careful enquiry) are reasonably likely to be, made or conducted against any Relevant Obligor with respect to Taxes.

(c)	Each Relevant Obligor is resident for Tax purposes only in the jurisdiction of its incorporation or, in the case of any Relevant Obligor incorporated in the Cayman Islands, Hong Kong SAR.

Provision of information - general

14.	No misleading information

Save as disclosed in writing to the Agent and the Arrangers prior to the date of this Agreement (or, in relation to an Information Memorandum, prior to the date of such Information Memorandum):

(a)	Any factual information contained in any Information Memorandum, provided by or on behalf of an Obligor for the preparation of the Information Package or Plans and Specification was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)	The financial projections contained in the Financial Model were prepared on the basis of recent historical information at the time and were based on reasonable assumptions.

(c)	Any financial projection or forecast contained in an Information Memorandum was prepared on the basis of recent historical information and on the basis of reasonable assumptions (as at the date of the relevant report or document containing the projection or forecast or any specified date stated therein) and arrived at after careful consideration.

(d)	The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of any Information Memorandum or Financial Model were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) based on reasonable grounds.

(e)	To the best of its knowledge and belief (having made due and careful enquiry) no event or circumstance has occurred or arisen and no information has been omitted from any Information Memorandum and no information has been given or withheld that results in the factual information contained in such Information Memorandum being untrue or misleading in any material respect.

(f)	All material factual information provided to a Finance Party by or on behalf of the Sponsors, any Sponsor Group Shareholder, the Company or any other Obligor in connection with the Permitted Businesses, each Project, the Sponsor Group Shareholders, the Obligors and/or their Subsidiaries on or before:

(i)	the date of this Agreement; and

(ii)	the Syndication Date,

and, in each case, not superseded before that date (whether or not contained in any Information Package) was true, complete and accurate and not misleading in any material respect as at such date and all projections contained in the Financial Model or in the Information Memorandum on or before such date have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

(g)	All other material written factual information provided by any such person referred to in paragraph (f) above (including its advisers) to a Finance Party or the provider of any Report was true, complete and accurate as at the date it was provided and did not contain any untrue statement of fact or omit to state a material fact necessary to make such information in light of the circumstances it was provided, not misleading in any material respect.

(h)	The Plans and Specifications relating to a Project:

(i)	have been prepared in good faith and with due care and on the basis of assumptions which were reasonable as at the date they were prepared and supplied;

(ii)	are consistent with the Transaction Documents relating to that Project; and

(iii)	are otherwise accurate in all material respects.

15.	Financial Statements

(a)	The Original Financial Statements of MPBL Entertainment were prepared in accordance with GAAP consistently applied.

(b)	There has been no material adverse change in the assets, business or financial condition of any member of the Group since the date of the Original Financial Statements of MPBL Entertainment.

(c)	The Original Financial Statements of MPBL Entertainment fairly represent its consolidated financial condition and results of operations (in the case of its unaudited quarterly Original Financial Statements) and give a true and fair view of its consolidated financial condition and results of operations (in the case of its annual audited Original Financial Statements), as if prepared on this basis.

(d)	The most recent consolidated financial statements of MPBL Entertainment and the Parent delivered pursuant to paragraph 1.2 (Financial Statements) of Schedule 6 (Covenants):

(i)	have been prepared in accordance with GAAP; and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(e)	The most recent consolidating statements for the Group (based on the consolidated financial statements of the Parent after deduction of any contribution from any Excluded Project, Excluded Subsidiary or any other entity outside the Group (save for any amounts the Company is entitled to retain as its share of gaming revenues, including fees and expenses, under any Lease Agreement)) fairly present the financial condition of the Group as at the end of, and combined results of operation for, the period to which they relate.

(f)	The Group Budgets supplied under this Agreement:

(i)	were arrived at after careful consideration and have been prepared in good faith and with due care on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied;

(ii)	are consistent with the provisions of the Transaction Documents (including paragraph 1.7 (Information: miscellaneous) and paragraph 2 (Financial Covenants) of Schedule 6 (Covenants)) and the financial statements, Projections and Project Schedules supplied under this Agreement;

(iii)	set forth for each Line Item, the total costs anticipated to be incurred to achieve Final Completion for each Project, projected Capital Expenditure and, in each case, the Available Funding therefor.

(g)	The Projections supplied under this Agreement:

(i)	were arrived at after careful consideration and have been prepared in good faith and with due care on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied;

(ii)	are consistent with the provisions of the Transaction Documents (including paragraph 1.7 (Information: miscellaneous) and paragraph 2 (Financial Covenants) of Schedule 6 (Covenants)) and the financial statements, Group Budgets and Project Schedules supplied under this Agreement;

(iii)	generally set forth all material costs and expenses expected to be incurred during the period to which the Projections relate and the Available Funding (or, after Final Completion of each of the Projects, other proposed amounts and sources of funding) therefor and represent the incurrence of all such costs, expenses and funding in accordance with the Transaction Documents; and

(iv)	demonstrate no Forecast Funding Shortfall (determined without taking account of any amount of Contingent Equity or the sum of USD50,000,000 available under the Revolving Credit Facility).

(h)	The Project Schedules supplied under this Agreement:

(i)	accurately specify in summary form the work proposed to be completed in each calendar quarter in respect of the relevant Project through to Final Completion, all of which the Relevant Obligors expect to be achieved;

(ii)	were arrived at after careful consideration and have been prepared in good faith and with due care on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied;

(iii)	are consistent with the provisions of the Transaction Documents and the Group Budgets and Projections supplied under this Agreement; and

(iv)	demonstrate that (1) Practical Completion and satisfaction of the Opening Conditions in respect of City of Dreams Phase I and the City of Dreams Project and (2) Final Completion in respect of the City of Dreams Project will be achieved on or before the dates specified below:

City of Dreams Phase I Practical Completion and Opening	City of Dreams Project Practical Completion and Opening	City of Dreams Project Final Completion
31 March 2009	30 September 2009	30 September 2010

(i)	No Forecast Funding Shortfall (determined without taking account of any amount of Contingent Equity or the sum of USD50,000,000 available under the Revolving Credit Facility) has occurred and is continuing or could reasonably be expected to result from any proposed Utilisation.

(j)	Since the date of the most recent financial statements delivered pursuant to paragraph 1.2 (Financial Statements) of Schedule 6 (Covenants) there has been no material adverse change in the business, assets or financial condition of the Group.

16.	Financial Year

The Financial Year of each Relevant Obligor ends on 31 December.

No proceedings or breach of laws

17.	No proceedings pending or threatened

No litigation, arbitration, administrative proceedings or investigations of, or before, any court, arbitral body or other Governmental Authority which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief, having made due and careful enquiry) threatened against any Obligor.

18.	No breach of laws

(a)	No Obligor has breached any material Legal Requirement nor been notified (which notification has not been withdrawn) that it has done so.

(b)	No labour dispute nor any fire, explosion, drought, storm, earthquake, embargo, act of God or of the public enemy or other casualty or event of force majeure is current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Obligor or (as at the date of this Agreement and first Utilisation) any other Major Project Participant which has or could reasonably be expected to have a Material Adverse Effect.

19.	Environmental laws

(a)	Each Obligor is in compliance with paragraph 3.3 (Environmental compliance) of Schedule 6 (Covenants) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or could reasonably be expected to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief, having made due and careful enquiry) is threatened against any Obligor where that claim has or could reasonably be expected, if determined against that Obligor, to have a Material Adverse Effect.

(c)	The cost to the Obligors of compliance with Environmental Laws (including Environmental Permits) is (to the best of its knowledge and belief, having made due and careful enquiry) adequately provided for in the Financial Model, the Group Budgets and the Projections.

(d)	To the best of its knowledge and belief (having made due and careful enquiry), the Sites does not contain any hazardous substances or antiquities or other obstructions whose presence could reasonably be expected to affect any Obligor or the carrying out of any of the Projects in any material and adverse manner.

Security and ownership of assets

20.	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any Relevant Obligor other than as permitted by this Agreement.

(b)	No Relevant Obligor has any Financial Indebtedness outstanding other than as permitted by this Agreement.

21.	Ranking

Subject to the Legal Reservations, the Transaction Security has or (when granted) will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

22.	Business

No Relevant Obligor has conducted any business other than a Permitted Business.

23.	Good title to assets

Each Relevant Obligor has good, valid and marketable title to, or valid leases or licences of or is otherwise permitted to use the assets necessary for:

(a)	the Mocha Slot Business taken as a whole;

(b)	the Crown Macau Project;

(c)	other than (at any time prior to the initial Utilisation under the City of Dreams Tranche) in respect of the Land Concession Agreement for the City of Dreams Project, the City of Dreams Project;

and,	generally, to carry on its business as presently conducted.

24.	Legal and beneficial ownership

(a)	Each of the Obligors is or will be (as the case may be) the sole legal and beneficial owner of the respective assets over which it purports to grant Security in each case free from any claims, third party rights or competing interests other than Permitted Security permitted under paragraph 3.15 (Negative Pledge) of Schedule 6 (Covenants).

(b)	The Subconcession is legally and beneficially owned by the Company.

25.	Site

(a)	Each Site, all material site easements and the current use thereof comply in all material respects with all applicable Legal Requirements and Insurance Requirements.

(b)	No taking or other conveyance, or any proceedings therefor, have been commenced or, to the best of its knowledge and belief (having made due and careful enquiry) is contemplated with respect to any portion of a Site, any Site Easement or any interest therein or for the relocation of roadways providing access thereto except as could not reasonably be expected to have a Material Adverse Effect.

(c)	There are no current, pending or, to the best of its knowledge and belief (having made due and careful enquiry), proposed special or other assessments for public improvements or otherwise affecting a Site or the Site Easements, nor are there any contemplated improvements thereto that might result in such special or other assessments, in any case that might reasonably be expected to have a Material Adverse Effect.

(d)	There are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting a Site or the Site Easements (other than those arising under the relevant Land Concession, or the Finance Documents or arising by mandatory operation of law).

(e)	Except as could not reasonably be expected to have a Material Adverse Effect, no Project building or structure or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or other Legal Requirement or encroaches on any easement or on any property owned by others.

26.	Shares

The shares of any Relevant Obligor which are or will be subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. Neither the Constitutional Documents of companies whose shares are subject to the Transaction Security nor any other Legal Requirement (save for, in respect of the Company and, in relation to any transfer, in respect of any direct or indirect shareholder therein, relevant Legal Requirements under the Subconcession and in relation to any transfer of shares in Melco PBL (COD) Developments Limited, Melco PBL (Crown Macau) Developments Limited and Melco PBL (COD) Hotels Limited, the relevant restrictions set out in the Reorganisation Permits), can or do restrict or inhibit any transfer or other disposal of those shares on creation or enforcement of the Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Relevant Obligor or any Subsidiary thereof (including any option or right of pre-emption or conversion).

27.	Intellectual Property

(a)	Each Relevant Obligor:

(i)	is the sole legal and beneficial owner of or has licensed to it or is otherwise Permitted to use all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as it is contemplated it will be conducted in connection with or as a result of its participation in each Project;

(ii)	does nor will not, in carrying on such businesses, infringe any Intellectual Property of any third party in any respect which has or could reasonably be expected to have a Material Adverse Effect; and

(iii)	has taken or will take all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

(b)	To the best of its knowledge and belief (having made due and careful enquiry), there are no adverse circumstances relating to the validity, subsistence or use of any Relevant Obligor’s Intellectual Property which could reasonably be expected to have a Material Adverse Effect.

28.	Insurance

(a)	Each Relevant Obligor is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and in the jurisdiction in which it is or proposed to be engaged and in any event in accordance with Schedule 8 (Insurance).

(b)	No event or circumstance has occurred (including any omission to disclose any fact) which could validly entitle the relevant Insurers in respect of any such Insurance to terminate, rescind or otherwise avoid or reduce its liability under such Insurance.

(c)	No Relevant Obligor has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect (other than as a result of general market conditions).

Provision of information - Group

29.	Corporate Structure Chart

(a)

The Corporate Structure Chart delivered to the Agent pursuant to Part A of Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects and shows each existing Relevant Obligor, each person in which it holds or is proposed to hold, directly or indirectly, any Capital Stock and each person holding or which it is proposed will hold, directly or indirectly, any Capital Stock in any of the foregoing (other than as a consequence of such person holding, directly or indirectly, any shares in a Sponsor or issued as part of the IPO), including current name and company registration number, its jurisdiction of incorporation and indicating whether it is not a company with limited liability. As of the date of the initial Facility A Utilisation Request:

(i)	the Company legally and beneficially owns the percentage of the Capital Stock of the Project Operating Companies, Melco PBL (Mocha) Limited and Golden Future (Management Services) Limited as stated in the Corporate Structure Chart, each a limited liability company incorporated in the Macau SAR and which has no Subsidiaries nor holds, directly or indirectly, Capital Stock of any other person;

(ii)	Melco PBL (Crown Macau) Developments Limited owns the Crown Macau Project;

(iii)	Melco PBL (COD) Developments Limited owns the City of Dreams Project;

(iv)	each Project Company:

(1)	has developed or will be developing its Project; and

(2)	has no Subsidiaries nor holds, directly or indirectly, Capital Stock of any other person; and

(3)	has not traded or incurred any liabilities or commitments (actual or contingent, present or future) other than, in the case of Melco PBL (Crown Macau) Developments Limited, the Crown Macau Project or, in the case of Melco PBL (COD) Developments Limited, the City of Dreams Project;

(v)	the Company:

(1)	owns the Mocha Slot Business; and

(2)	except as set above, has no Subsidiaries nor holds, directly or indirectly, Capital Stock of any other person;

(vi)	the Managing Director legally and beneficially owns 1,000,000 Class A Shares (as defined in the Constitutional Documents of the Company as at the date of this Agreement) of MOP 100 each, representing 10% of the Capital Stock and 10% of the Voting Stock of the Company;

(vii)	the Managing Director is Mr Lawrence Ho, a married resident of the Macau SAR and of legal capacity;

(viii)	MPBL Investments legally and beneficially owns 1,799,999 Class A Shares of MOP 100 each and 7,200,000 Class B Shares of MOP 100 each, representing 89.99% of the Capital Stock and 89.99% of the Voting Stock of the Company;

(ix)	MPBL Investments:

(1)	is a limited liability company incorporated in the Cayman Islands;

(2)	is indirectly wholly owned by MPBL Entertainment;

(3)	except as set out Corporate Structure Chart, has no Subsidiaries nor holds, directly or indirectly, Capital Stock of any other person; and

(4)	except as may arise under any intra-Group loans as permitted by paragraph 3.18 (Loans or Credit) of Schedule 6 and the Finance Documents, has not traded or incurred any liabilities or commitments (actual or contingent, present or future);

(x)	Each of Melco PBL Nominee One Limited, Melco PBL Nominee Two Limited and Melco PBL Nominee Three Limited:

(1)	is a limited liability company incorporated in the Cayman Islands;

(2)	is indirectly wholly owned by MPBL Entertainment;

(3)	except as set out above, has no Subsidiaries nor holds, directly or indirectly, Capital Stock of any other person; and

(4)	except as may arise under the Finance Documents, is a holding company and has not traded or incurred any liabilities or commitments (actual or contingent, present or future);

(xi)	save as provided by the Finance Documents, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments made or granted by or to any person of any kind relating to any Capital Stock of the Company or any other Relevant Obligor.

30.	Relevant Obligors

Each of the Company and its Subsidiaries (other than any Excluded Subsidiaries) and each of their respective immediate shareholders (other than the Managing Director) and the immediate shareholders of such shareholders is a Relevant Obligor.

Miscellaneous

31.	Project Documents

(a)	The Agent has received a true, complete and correct copy of each of the Major Project Documents in effect or required to be in effect as of the date this representation is made (including all exhibits, schedules, disclosure letters, modifications and amendments referred to therein or delivered or made pursuant thereto, if any).

(b)	Each Major Project Document is in full force and effect and enforceable against the persons Relevant Obligors thereto in accordance with its terms, subject only to Legal Reservations.

(c)	All conditions precedent to the obligations of the Relevant Obligors under the Project Documents have been satisfied or waived, except for such conditions precedent which by their terms cannot be met until a later stage in the construction or operation of the Project, and it has no reason to believe that any such condition precedent cannot be satisfied on or prior to the appropriate stage in the development, construction or operation of the Projects.

(d)	No representation or warranty given by any Obligor party to a Project Document or, to the beset of its knowledge and belief, any other person party thereto, is untrue or misleading in any material respect.

(e)	Each Obligor has been and is in compliance with all its obligations under the Project Documents (including the Subconcession and Land Concessions), which are in full force and effect.

(f)	The Transaction Documents are the only agreements under which any of the Relevant Obligors have any material rights, obligations or liabilities.

(g)	No Relevant Obligor has agreed to or made any amendment, supplement, variation, cancellation, suspension of, to or under, and has not granted any waiver of the performance of or compliance with any term of any Project Document other than as permitted hereunder or those which could not reasonably be expected to have any Material Adverse Effect.

32.	No adverse consequences

(a)	It is not necessary under the laws of any Obligor’s Relevant Jurisdictions:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions; and

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

33.	Labour Disputes and Acts of God

33.1	Neither the business nor the Properties of any Relevant Obligor nor, to the best of its knowledge and belief (having made all due and proper enquiry) of each Obligor, any other Major Project Participant is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty or other event of force majeure, that could reasonably be expected to have a Material Adverse Effect.

33.2	There are no strikes, lockouts, stoppages, slowdowns or other labour disputes against any Relevant Obligor pending [or, to the best of the knowledge and belief (having made all due and proper enquiry) of each Obligor, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of each Obligor have not been in violation of any applicable Legal Requirement dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from each Obligor on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Obligor.

34.	Affiliate Agreements

(a)	The Shareholders Agreement, the Constitutional Documents of each Relevant Obligor and any Affiliate Agreement permitted to be entered into hereunder contain all the terms of all the arrangements between the Sponsor Group Shareholders (including any Affiliates thereof outside the Group) and the Relevant Obligors.

(b)	Each Affiliate Agreement in effect as of the date this representation is made or deemed to be made has been entered into on arm’s length terms and for full market value, and each of the Shareholders Agreement, the Constitutional Documents of each Obligor and each such Affiliate Agreement has been entered into in accordance with the Subconcession and all other applicable Legal Requirements and otherwise in compliance with the terms hereof.

35.	Investment

As and from 31 December 2007, the Company and the relevant Project Company for each of the Crown Macau Project and the City of Dreams Project have together expended at least MOP4,000,000,000 in accordance with the investment obligations under the Subconcession.

SCHEDULE 6

COVENANTS

1.	INFORMATION UNDERTAKINGS

1.1	Definitions

In this Agreement:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph 1.2(a) (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph 1.2(b) (Financial statements).

1.2	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	As soon as they are available, but in any event within 120 days after the end of each of its Financial Years:

(i)	the audited consolidated financial statements for that Financial Year of MPBL Entertainment and the Parent reported on without any “going concern” or like qualification or exception, or any other qualification arising out of the scope of each audit, by the Auditors; and

(ii)	the consolidating financial statements for the Group (upon which the Auditors will perform certain agreed-upon procedures to verify their correctness).

(b)	As soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years the unaudited consolidated financial statements for that Financial Quarter of MPBL Entertainment and the Parent (together with consolidating financial statements), prepared in the case of the Parent, without taking into account any contribution from any Excluded Project, Excluded Subsidiary or any other entity outside the Group (save for any amounts that the Company is entitled to retain as its share of gaming revenues, including fees and expenses under the New Cotai Agreement or any other Lease Agreement).

1.3	Provision and contents of Compliance Certificate

(a)	The Parent shall supply a Compliance Certificate to the Agent with each set of Annual Financial Statements and Quarterly Financial Statements of the Parent.

(b)

Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations of Leverage and when the financial covenants in paragraphs 2.2(a) and 2.2(b) (Financial condition) apply, Cash Cover and Interest Cover for each Relevant Period, and as soon as the financial covenants therein become applicable computations as to compliance with paragraph 2.2 (Financial condition) and, from the full quarter immediately after the Practical Completion and satisfaction of Opening Conditions in relation to the City of Dreams Project, prepayments if any to be made from Excess Cash Flow under paragraph 2 of Schedule 4 (Mandatory Prepayment) and the Margin computations set out in the definition of “Margin” as at the date as at which those financial statements were drawn up.

(c)	Each Compliance Certificate shall be signed by the Chief Financial Officer of MPBL Entertainment and a director of the Company.

1.4	Requirements as to financial statements

(a)	The Parent shall procure that each set of Annual Financial Statements and Quarterly Financial Statements which provides for a consolidation of all members of the Parent includes a balance sheet, profit and loss account and cashflow statement. In addition the Parent shall procure that:

(i)	each set of Annual Financial Statements of MPBL Entertainment and the Parent shall be audited by the Auditors;

(ii)	each set of Quarterly Financial Statements includes equivalent figures for the Financial Year to date and each set of Annual Financial Statements and Quarterly Financial Statements also sets forth in comparative form figures for the previous year;

(iii)	each set of Quarterly Financial Statements is accompanied by a statement, in form and substance reasonably acceptable to the Agent, by the Chief Financial Officer of MPBL Entertainment and a director of the Company commenting on the performance of the Parent for the period to which the financial statements relate and the Financial Year to date, comparing such performance with that forecast by the Group Budgets and the Projections and any material developments or proposals affecting the Group or its business; and

(iv)	the first set of Annual Financial Statements of the Parent shall show that the Group has expended at least MOP4,000,000,000 pursuant to its investment obligations under the Subconcession.

(b)	Each set of financial statements delivered pursuant to paragraph 1.2 (Financial statements):

(i)	shall be certified by the Chief Financial Officer of MPEL Entertainment and a director of the Company as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up, and:

(A)	in the case of its audited Original Financial Statements, fairly representing (as at the time such financial statements are delivered) its consolidated financial condition and results of operations and give a true and fair view of its consolidated financial condition and results of operations; and

(B)	in the case of the Annual Financial Statements of MPBL Entertainment and the Parent, shall be accompanied by any letter addressed to its management by the Auditors and accompanying those Annual Financial Statements;

(ii)	in the case of the consolidating statements for the Group, shall be accompanied by a statement by the Chief Financial Officer of MPBL Entertainment comparing actual performance for the period to which the consolidating statements relate to:

(A)	the projected performance for that period set out in the Group Budgets and the Projections; and

(B)	the actual performance for the corresponding period in the preceding Financial Year; and

(iii)	shall be prepared using GAAP, accounting practices and financial reference periods substantially consistent with those applied in the preparation of the Financial Model, the Original Financial Statements (and where relevant, for prior Financial Years and Financial Quarters), the Group Budgets and the Projections unless the Company notifies the Agent that there has been a change in GAAP, or the accounting practices and its Auditors (or, if appropriate, the Auditors of the Relevant Obligor) in relation to any set of financial statements, in which case, it shall deliver to the Agent:

(1)	a description of any change necessary for those financial statements to reflect GAAP, or accounting practices upon which the Financial Model, the Group Budgets, the Projections or, as the case may be, any Original Financial Statements or subsequent financial statements were prepared;

(2)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether comparable computations to those referred to in paragraph 1.3(b) above have been made, to determine whether paragraph 2 (Financial covenants) has been complied with, to determine the Margin as set out in the definition of “Margin”, to determine the amount of any prepayments to be made from excess cashflow under paragraph 2 of Schedule 4 (Mandatory Prepayment) and to make an accurate comparison between the financial position indicated in those financial statements and the Financial Model, the Group Budgets, the Projections, the Original Financial Statements or, as the case may be, any subsequent financial statements;

(c)	If the Company notifies the Agent of any change in accordance with paragraph (b)(iii) above, the Company and Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and, if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms. If no such agreement is reached within 30 days of that notification of change, the Agent shall (if so requested by the Majority Lenders) instruct the Auditors or independent accountants (approved by the Company or, in the absence of such approval within 5 days of request by the Agent of such approval, a firm with recognised expertise) to determine any amendments to paragraph 2 (Financial Covenants), the Margin computations set out in the definition of “Margin”, the amount of any prepayments to be made from Excess Cash Flow under paragraph 2 of Schedule 4 (Mandatory Prepayment) and any other terms of this Agreement which the Auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by the Auditors, or as the case may be, accountants. The cost and expense of the Auditors or accountants shall be for the account of the Company.

(d)	If the Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Agent may notify the Company, stating the questions or issues which the Agent wishes to discuss with the Auditors. Subject to such request being deemed to be reasonable, the Company must ensure that the Auditors are authorised (at the expense of the Company):

(i)	to discuss the financial position of each such member of the Group with the Agent on request from the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.

1.5	Group Budgets and Projections

(a)	The Company shall supply to the Agent in sufficient copies for all the Lenders and the Technical Adviser, as soon as the same become available but in any event within 30 days before the start of each of its Financial Years, the Projections of the Parent for that Financial Year together with any update thereof.

(b)	The Company shall ensure that each set of Projections of the Group:

(i)	is in a form reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, projected disposals and projected capital expenditure for the Group, projected financial covenant calculations and descriptions of the proposed activities of the Group for the Financial Year to which the Projection relates. The projections shall relate to the 12 month period comprising, and each month in, that Financial Year;

(ii)	is prepared in accordance with the GAAP and the accounting practices and financial reference periods applied to financial statements under paragraph 1.2 (Financial statements);

(iii)	has been approved by the Chief Financial Officer of MPBL Entertainment and a director of the Company; and

(iv)	is accompanied by a statement by the Chief Financial Officer of MPBL Entertainment and a director of the Company comparing the information and projections in the Projections with the information and projections for the same period in the Financial Model and the Group Budgets.

(c)	If the Parent updates or changes the Projections, it shall promptly and, in any event, within not more than 10 days of the update or change being made, deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Projections together with a written explanation of the main changes in those Projections.

(d)	The Company shall supply to the Agent in sufficient copies for all the Lenders and the Technical Adviser, as soon as the same becomes available and in any event within 21 days before the start of each Financial Quarter, the Group Budget, including budgeted items for each Project.

(e)	Each Group Budget shall be in substantially the form of Schedule 17 and set out:

(i)	projections of value and amount of all Project Costs, by Line Item, expected to be paid during that Financial Quarter in respect of any Project, together with Crown Macau expansion capex, Mocha Slot Business Expansion capex and Maintenance capex;

(ii)	projections of value and amount of Available Funding expected to be available for the purpose of meeting such Project Costs and other items;

(iii)	projections of all Remaining Costs;

(iv)	projections of all Available Funding;

(v)	computation (in reasonable detail) of any Forecast Funding Shortfall;

(vi)	is prepared in accordance with GAAP and the accounting practices and financial reference periods applied to financial statements under paragraph 1.2 (Financial statements);

(vii)	has been approved by the Chief Financial Officer of MPBL Entertainment and a director of the Company; and

(viii)	(in respect of a Group Budget to be delivered quarterly under paragraph 1.5(d) only) is accompanied by a statement by the Chief Financial Officer of MPBL Entertainment comparing the information and projections in the Projections with the information and projections for the same period in the Financial Model.

1.6	Year-end

The Company shall not change its Accounting Reference Date and shall procure that each Financial Year-end of each member of the Group and each other Relevant Obligor falls on 31 December.

1.7	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	each month, in the case of a member of the Group, a list of each of its accounts and a copy of the bank statements for each such account for the preceding month;

(b)	concurrently with the delivery of the financial statements referred to in paragraph 1.4 (Requirements as to financial statements):

(i)	a certificate of an authorised signatory of the Company setting out the amount(s) and details of any Equity or other Subordinated Debt (including, in each case, all terms and conditions thereof) made available to the Group during that preceding Financial Quarter; and

(ii)	a copy of any “management letter” or other similar communication received from the Auditors in relation to the Group’s financial, accounting and other systems, management or accounts;

(c)	for each calendar month during the period from the date hereof up to and including the month in which the Final Completion Date in respect of the City of Dreams Project occurs, deliver to the Agent and the Technical Adviser, within 10 Business Days following the end of the relevant calendar month, a status report (the “Monthly Construction Period Report”) in form and substance reasonably acceptable to the Agent and including information on each of the items set out in Schedule 20 (Monthly Construction Period Report) and such other information which the Agent may reasonably request, including information and reports reasonably requested by the Technical Adviser and attaching:

(i)	an updated Group Budget;

(ii)	an updated Project Schedule; and

(iii)	all progress reports provided by the Construction Contractor pursuant to the relevant Construction Contract (including each Monthly Construction Progress Report, if any) since (in the case of the second and subsequent Monthly Construction Period Reports) the last Monthly Construction Period Report, in respect of the City of Dreams Project;

(d)	promptly, and in any event within ten Business Days after any Major Project Document is terminated (save upon expiration in accordance with its terms) or amended or any new Major Project Document is entered into, or upon receiving any notice or otherwise becoming aware of any material default by any person or the occurrence of any event under a Major Project Document (or any default in the case of the Subconcession or any Land Agreement) which would or, with the expiry of any grace period, the giving of notice or the making of any determination provided thereunder, or any combination of the foregoing, would give rise to a right to terminate, a written statement describing such event with copies of such amendments or new Major Project Document (including a certificate from an authorised signatory of the Company confirming the transactions contemplated therein comply with the requirements of this Schedule 6) and, with respect to any such terminations or material defaults, an explanation of any actions being taken by the Company or other relevant Obligor with respect thereto;

(e)	promptly, unless already notified pursuant to the foregoing, any notice of termination (save upon expiration in accordance with its terms), default which (save in the case of the Subconcession or a Land Concession) is material or any other of the events referred to in the preceding sub-paragraph which may give rise to a right to terminate under a Major Project Document or Hedging Agreement;

(f)	promptly, details of any material changes in the insurance cover in respect of the Group and, upon request by the Agent, copies of insurance policies or certificates of insurance in respect of the Group or such other evidence of the existence of those policies as may be reasonably acceptable to the Agent and, within 30 days of the end of each Fiscal Year, deliver to the Agent a certificate from an authorised signatory of the Company certifying that the insurance requirements of Schedule 8 (Insurance) have been implemented and are being complied with;

(g)	a copy of each written notice which is given under, pursuant to or in connection with the Subconcession, any of the Reorganisation Permits or Land Concession promptly upon receipt of such notice;

(h)	promptly after the giving of any written notice under, pursuant to or in connection with the Subconcession, the Reorganisation Permits or any Land Concession by any Obligor to the Macau SAR, a copy of such notice;

(i)	at the same time as they are dispatched, copies of all documents dispatched by a Relevant Obligor to its shareholders generally (or any class of them) or dispatched by a Relevant Obligor to its creditors generally (or any class of them);

(j)	promptly upon becoming aware of them, the details of any litigation, arbitration or investigation by a Governmental Authority or other administrative proceedings which are current, threatened or pending against any Obligor copies of all environmental reports and investigations carried out in relation to any Relevant Obligor or the Group and details of any environmental incidents thereto, and each of which, if adversely determined, might reasonably be expected to have a Material Adverse Effect or which would, in any event, involve a liability, or a potential or alleged liability, exceeding a Base Currency Amount of USD5,000,000 or which seek to enjoin or otherwise prevent the consummation of the transactions contemplated by the Transaction Documents, or any material development in any such proceedings, in each case together with such other information concerning such proceedings as the Agent may reasonably require;

(k)	promptly, notice of any proposed material change in (i) the nature or scope of any Project or (ii) the business or operations of any Relevant Obligor;

(l)	promptly, notice of any material schedule delay delivered under any Major Construction Contract and any suspension of Project Works exceeding a period of 10 days and all remedial plans by the relevant Contractor and updates thereof;

(m)	promptly, any “Notice to Proceed”, “Practical Completion” or “Final Completion” certificates or equivalent notices thereof delivered under any Major Construction Contract (including any Certificate of Practical Completion or any notice of Final Completion);

(n)	promptly, notice of any event, occurrence or circumstance which might reasonably be expected to give rise to a Forecast Funding Shortfall or render:

(i)	(1) City of Dreams Phase I or the City of Dreams Project incapable of, or prevent it from achieving Practical Completion and satisfying the Opening Conditions in respect thereof or (2) City of Dreams incapable of, or prevent it from achieving Final Completion on or before the dates specified below:

City of Dreams Phase I Practical Completion and Opening	City of Dreams Project Practical Completion and Opening	City of Dreams Project Final Completion
31 March 2009	30 September 2009	30 September 2010

(ii)	any Relevant Obligor incapable of meeting any material obligation under any Major Project Document as and when required thereunder.

(o)	promptly upon becoming aware of them, the details of any claim, disposal or other facts and circumstances which may require a prepayment under paragraph 2(a) (other than under sub-paragraph 2(a)(viii)) of Schedule 4 (Mandatory Prepayment);

(p)	promptly upon becoming aware of them, the details of any Environmental Claim which is current, threatened or pending against any Relevant Obligor which is referred to in paragraph 3.4 (Environmental claims) or which, if adversely determined, would involve a potential liability or expenditure exceeding an Optional Currency Amount of HKD5,000,000 or any Environmental Claim current, threatened or pending against any Relevant Obligor or in respect of any Project which might, in any event, reasonably be expected to have a Material Adverse Effect;

(q)	promptly, details of an issue or allocation of or, promptly upon becoming aware of the same, a transfer of the legal or beneficial ownership of or change of control of, any share of any Relevant Obligor;

(r)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(s)	promptly, upon becoming aware that the City of Dreams Land Concession is not likely to be granted on or before the Relevant Date; and

(t)	promptly on request, such further information regarding the financial condition, assets and operations of any Relevant Obligor as any Finance Party through the Agent may reasonably request.

1.8	Notification of default

(a)	Each Relevant Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) (including, without limitation, any failure to pay Tax when due) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

1.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 24 (Changes To The Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the

Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

2.	FINANCIAL COVENANTS

2.1	Financial definitions

In this Agreement:

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease (and for the avoidance of doubt, any deposit paid to and retained by a member of the Group in connection with any lease of real property shall not fall within this paragraph (d));

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding (i) any given in respect of trade credit arising in the ordinary course of business and otherwise comprising Permitted Guarantees under paragraphs (a) or (b) of the definition thereof; (ii) any documentary credit which is or is to the extent of being, cash collateralised and (iii) any contingent liability of the Company under the Subconcession Bank Guarantee Facility);

(g)	any amount raised by the issue of redeemable shares which are redeemable before the Final Repayment Date;

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which in accordance with the GAAP is treated as capital expenditure and including the capital element of any expenditure or obligation incurred in connection with a finance or capital lease.

“Cash” means, at any time, cash at bank (including for the avoidance of doubt, Bank of China and Banco Nacional Ultramarino, S.A.) denominated in US Dollars, HK Dollars or Australian Dollars, Macau Patacas and Taiwan Dollars and credited to an account in the name of an Obligor with an Acceptable Bank and to which an Obligor is alone beneficially entitled and for so long as:

(a)	that cash is repayable on demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except Transaction Security; and

(d)	such cash is freely and immediately available to be applied in repayment or prepayment of the Facilities.

“Cash Cover” means the ratio of Cashflow to Net Debt Service in respect of any Relevant Period.

“Cashflow” means, in respect of any Relevant Period, Consolidated EBITDA for that Relevant Period after:

adding back:

(a)	any decrease in the amount of Working Capital;

(b)	any cash receipt in respect of any exceptional or extraordinary item;

(c)	any cash receipt in respect of any tax rebate;

(d)	any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) taken into account in establishing Consolidated EBITDA; and

(e)	any decrease in the long term assets excluding fixed assets and land use rights and any increase in the other non-interest bearing long term liabilities;

and deducting:

(i)	any amount of Capital Expenditure actually made by any member of the Group;

(ii)	any increase in the amount of Working Capital;

(iii)	any cash payment in respect of any exceptional or extraordinary item;

(iv)	any amount actually paid or due and payable in respect of taxes on the profits of any member of the Group;

(v)	any decrease in provisions and other non-cash credits (which are not Current Assets or Current Liabilities) taken into account in establishing Consolidated EBITDA; and

(vi)	any increase in the long term assets excluding fixed assets and land use rights and any decrease in the other non-interest bearing long term liabilities,

and so that no amount shall be included more than once.

“Consolidated EBITDA” means the consolidated profits of the Group from ordinary activities before taxation:

(a)	before deducting any income Tax expense (whether or not paid during that period) other than Tax on gross gaming revenue;

(b)	before deducting any Consolidated Net Finance Charges;

(c)	before taking into account any accrued interest owing to any member of the Group;

(d)	before deducting any amount attributable to the amortisation of goodwill or other of intangible assets or the depreciation of tangible assets;

(e)	before taking into account any items treated as exceptional or extraordinary items;

(f)	after deducting the amount of any profit of any member of the Group which is attributable to any Excluded Projects (other than as derived from the New Cotai Agreement or any arrangements similar to the New Cotai Agreement);

(g)	after deducting the amount of any profit of any investment or entity (which is not itself a member of the Group) in which any member of the Group has an ownership interest to the extent that the amount of such profit included in the financial statements of the Group exceeds the amount (net of applicable withholding tax) received in cash by members of the Group through distributions by such investment or entity;

(h)	before taking into account any realised and unrealised exchange gains and losses including those arising on translation of currency debt; and

(i)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset,

in each case, without double counting to the extent added, deducted or taken into account, as the case may be, for the purposes of determining profits of the Group from ordinary activities before taxation.

“Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group in respect of that Relevant Period:

(a)	excluding any such obligations owed to any other member of the Group;

(b)	including the interest element of leasing and hire purchase payments;

(c)	including any accrued commission, fees, discounts and other finance payments payable by any member of the Group to counterparties under any interest rate hedging arrangement;

(d)	deducting any accrued commission, fees, discounts and other finance payments owing to any member of the Group under any interest rate hedging instrument;

(e)	deducting any accrued interest owing to any member of the Group on any deposit or bank account;

(f)	excluding any interest or other finance payments (capitalised or otherwise) in respect of any Sponsor Group Loans

“Consolidated Total Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings but:

(a)	excluding any such obligations to any other member of the Group;

(b)	excluding any such obligations in respect of any Sponsor Group Loans;

(c)	including, in the case of finance leases, only the capitalised value therefor,

and so that no amount shall be included or excluded more than once.

“Current Assets” means the aggregate of inventory, trade and other receivables of each member of the Group including sundry debtors (but excluding cash at bank and Cash Equivalent Investments) maturing within twelve months from the date of computation and any other assets of each member of the Group which would, in accordance with GAAP be considered as current assets.

“Current Liabilities” means the aggregate of all liabilities (including trade creditors, accruals, provisions and prepayments of each member of the Group) falling due within twelve months from the date of computation but excluding short term debts (due within 12 months).

“Excess Cashflow” means, for any period for which it is being calculated, Cashflow for that period less:

(a)	Net Debt Service;

(b)	Cashflow from that period which, in accordance with the Projections and the Group Budget, is to be applied towards Remaining Project Costs; and

(c)	the net change (if any) in the balance maintained in each of the Debt Service Accrual Accounts and the Debt Service Reserve Account (which net change shall be subtracted if negative and added if positive).

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“First Test Date” means the first Quarter Date if the Financial Quarter to which that first Quarter Date relates is a full Financial Quarter falling not less than 12 months after Practical Completion and the satisfaction of Opening Conditions in respect of City of Dreams Phase I.

“Interest Cover” means the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of any Relevant Period;

“Leverage” means the ratio of Consolidated Total Debt on a specified date to Consolidated EBITDA in respect of any Relevant Period ending on such date.

“Net Debt Service” means, in respect of any Relevant Period, the aggregate of:

(a)	Consolidated Net Finance Charges;

(b)	the aggregate of all scheduled and mandatory payments of any Borrowings falling due and any made (but excluding:

(i)	any mandatory prepayment of excess cash flow made pursuant to paragraph 2(a) of Schedule 4 (Mandatory Prepayment); and

(ii)	any such obligations owed to any member of the Group or any person which is a creditor of a Sponsor Group Loan owed by a member of the Group); and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable under any finance lease or capital lease entered into by any member of the Group,

and so that no amount shall be included more than once.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of twelve months ending on the last day of each Financial Quarter of the Company’s financial year.

“Test Date” means the First Test Date and each Quarter Date thereafter.

“Working Capital” means on any date Current Assets less Current Liabilities.

2.2	Financial condition

The Company shall ensure that:

(a)	Cash Cover: Cash Cover in respect of any Relevant Period expiring on the Test Date specified in column 1 below shall be or shall exceed the ratio set out in column 2 below opposite that Test Date.

Column 1 Relevant Period	Column 2 Ratio
First Test Date until the Final Repayment Date	1.10:1

(b)	Interest Cover: Interest Cover in respect of any Relevant Period expiring on the Test Date specified in column 1 below shall be or shall exceed the ratio set out in column 2 below opposite that Test Date.

Column 1 Relevant Period	Column 2 Ratio
First, Second or Third Test Date	2.5:1
Each Test Date thereafter	3.0:1

(c)	Leverage: Leverage in respect of any Relevant Period expiring on the Test Date specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Test Date.

Column 1 Relevant Period	Column 2 Ratio
First, Second, Third or Fourth Test Date	4.5:1
Fifth, Sixth or Seventh Test Date	4.0:1
Each Test Date thereafter	3.75:1

(d)	Capital Expenditure: Prior to the City of Dreams Phase I Construction Completion Date, no member of the Group shall make, commit to make or incur Capital Expenditure except for the purposes of the City of Dreams Project and in each case as contemplated by the Group Budget therefor. Thereafter, during the period until the City of Dreams Project Construction Completion Date, this limit may be exceeded by, in aggregate, a Base Currency Amount of USD50,000,000.

Notwithstanding the foregoing, no member of the Group shall, in any event, make, commit to make or incur any Capital Expenditure where a Forecast Funding Shortfall has occurred and is continuing or would result therefrom.

2.3	Financial testing

The financial covenants set out in paragraph 2.2 (Financial condition) shall be calculated and tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to paragraph 1.3 (Provision and contents of Compliance Certificate).

3.	GENERAL UNDERTAKINGS

Authorisations and compliance with laws

3.1	Permits

Each Relevant Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Permit (including any amendments, supplements or other modifications thereto) required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Transaction Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and

(iii)	enable it to own its assets and to carry on its business (including any assets owned and business conducted or proposed to be owned or conducted in connection with or as a result of its participation in the Mocha Slot Business, the Project and any other Permitted Businesses) where failure to obtain or comply with those Permits might reasonably be expected to have a Material Adverse Effect, including any Permit specified in Schedule 16 (Permits), and shall promptly deliver to the Agent:

(A)	any notice that any Governmental Authority may condition approval of, or any application for, any Permit held by it on terms and conditions that are materially burdensome to the Relevant Obligor, or to the operation of any of its businesses or any assets owned by it, in each case in a manner not previously contemplated; and

(B)	such other documents and information as from time to time may reasonably be requested by the Agent in relation to any of the matters referred to in this paragraph 3.1.

3.2	Compliance with laws

Each Relevant Obligor shall (and the Company shall ensure that each member of the Group will) comply in all material respects with all material Legal Requirements and its Constitutional Documents.

3.3	Environmental compliance

Each Relevant Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	comply in all material respects with all Environmental Laws applicable to it;

(b)	obtain, maintain and ensure compliance in all material respects with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or might reasonably be expected to have a Material Adverse Effect.

3.4	Environmental claims

Each Relevant Obligor shall (through the Company), promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or to the best of its knowledge and belief (having made all due and proper enquiry) threatened (including copies of any notices from any Governmental Authority of non-compliance with any material Environmental Law or Environmental Permit and any other notices of Environmental Claims); and

(b)	any facts or circumstances which might reasonably be expected to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group or that Relevant Obligor, has or might reasonably be expected to have a Material Adverse Effect and shall promptly deliver to the Agent such other documents and information as from time to time may reasonably be requested by the Agent in relation to any of the matters referred to in this paragraph 3.4.

3.5	Taxation

(a)	Each Relevant Obligor shall (and the Company shall ensure that each member of the Group will) duly and punctually pay and discharge all Taxes required to be paid by it when due within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes or other obligations and the costs required to contest them which have been disclosed in its latest financial statements and Projections delivered to the Agent under paragraph 1.2 (Financial statements) and paragraph 1.5 (Group Budgets and Projections); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes or other obligations does not have or could not reasonably be expected to have a Material Adverse Effect.

(b)	No member of the Group or any other Relevant Obligor may change its residence for Tax purposes.

Restrictions on business focus

3.6	Merger

No Relevant Obligor shall (and the Company shall ensure that no member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

3.7	Conduct of business and maintenance of status

Each Relevant Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	preserve, renew and keep in full force and effect its corporate or limited liability company status and remain a Subsidiary of the Parent and MPBL Entertainment;

(b)	take all reasonable action to obtain and maintain all rights, privileges, franchises, Permits necessary in the conduct of its business (including the Mocha Slot Business taken as a whole), except (save in the case of the Permits specified in Schedule 16) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(c)	engage only in businesses which are Permitted Businesses and, in the case of:

(i)	Melco PBL Hotel (Crown Macau) Limited and Melco PBL (Crown Macau) Developments Limited, engage only in carrying out the Crown Macau Project;

(ii)	Melco PBL (COD) Hotels Limited and Melco PBL (COD) Developments Limited, engage only in carrying out the City of Dreams Project;

(iii)	Melco PBL (Mocha) Limited, engage only in carrying out the Mocha Slot Business; and

(iv)	ensure that the Company’s ownership of shares in its Subsidiaries, the Mocha Slot Business, the lease, management, and operation of the casinos and gaming areas comprised in Crown Macau Project, City of Dreams Project and other Permitted Businesses are conducted in accordance with the Subconcession, the Lease Agreements and relevant Permits.

(d)	not establish any representative office or other place of business in a jurisdiction outside its jurisdiction of incorporation or in the case of any Relevant Obligor incorporated in the Cayman Islands, Hong Kong SAR.

3.8	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Relevant Obligor shall (and the Company shall ensure that no member of the Group will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.

3.9	Joint ventures

No Relevant Obligor shall (and the Company shall ensure that no member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture except for the transactions contemplated in paragraph (d) of the definition of “Permitted Transaction”; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing) unless such transaction is a Permitted Acquisition, a Permitted Disposal or a Permitted Loan.

3.10	Holding Companies

None of MPBL Investments, Melco PBL Nominee One Limited, Melco PBL Nominee Two Limited and Melco PBL Nominee Three Limited shall trade, carry on any business or own any assets or incur any liabilities except for:

(a)	ownership of shares of another Obligor;

(b)	making of intra-Group loans permitted by paragraph 3.18 (Loans or credit);

(c)	provisions of administrative services to the other Relevant Obligors; or

(d)	any liabilities under the Transaction Documents to which it is a party.

Restrictions on dealing with assets and Security

3.11	Preservation of assets and Security

Each Relevant Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business;

(b)	maintain all material rights of way, easements, grants, privileges, licenses, certificates, and Permits necessary for the intended use of each Site, the Site Easements and any other Properties, except any such item the loss of which, individually or in the aggregate, could not reasonably be expected to materially and adversely affect or interfere with the Mocha Slot Business, the Projects or any other of the Permitted Businesses, the Site, the Site Easements or any other Properties;

(c)	comply with the terms of each lease or other grant of rights in respect of property, including easement grants, so as to not permit any material uncured default on its part to exist thereunder, except, in each case, where non-compliance therewith could not reasonably be expected to materially and adversely affect or interfere with the Mocha Slot Business, the Projects or any other of the Permitted Businesses, the Site, the Site Easements or any other Properties;

(d)	preserve and protect the Security expressed to be created pursuant to the Transaction Security Documents and, if any Security (other than Permitted Security) is asserted against any of the Charged Property, promptly give the Agent written notice with reasonable detail of such Security and pay the underlying claim in full or take such other action so as to cause it to be released or bonded over in a manner reasonably satisfactory to the Agent;

(e)	undertake all actions which are necessary or appropriate in the reasonable judgment of the Agent to:

(i)	maintain the Finance Parties’ respective security interests under the Transaction Security Documents in the Charged Property in full force and effect at all times (including the priority thereof); and

(ii)	preserve and protect the Charged Property and protect and enforce the Relevant Obligor’s rights and title and the respective rights of the Finance Parties to the Charged Property,

including the making and delivery of all filings and registrations, the payments of fees and other charges imposed by any Governmental Authority, the issuance of supplemental documentation, the discharge of all claims or other Security other than Permitted Security adversely affecting the respective rights of the Finance Parties to and under the Transaction Security and the publication or other delivery of notice to, and procuring the receipt of agreements or acknowledgements from, third parties.

3.12	Pari passu ranking

Each Relevant Obligor (and the Company shall ensure that each member of the Group) shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

3.13	Project and Transaction Documents

Each Relevant Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	comply, duly and promptly, in all material respects with its material obligations and preserve and enforce all of its material rights under all Project Documents and pursue any claims and remedies arising thereunder;

(b)	take or cause to be taken all action, make or cause to be made all contracts and do or cause to be done all things necessary to construct each Project diligently in accordance with the Construction Contract, the Plans and Specifications, the Project Schedule, the Group Budget and the other Transaction Documents relating to that Project;

(c)	withhold from each Contractor party to a Project Document such retainage from any payment to be made to such Contractor as is permitted by such Project Document;

(d)	ensure that the Company and each Project Company:

(i)	provide to the Technical Adviser copies of, and maintain at the Project Site, a complete set of the Plans and Specifications for each Project conducted by that Project Company;

(ii)	cooperate and cause each Contractor to cooperate with the Technical Adviser in the performance of the Technical Adviser’s duties. Without limiting the generality of the foregoing, the Company and the Project Company shall and shall cause the Contractor to:

(1)	communicate with and promptly provide all invoices, documents, plans and other information reasonably requested by the Technical Adviser relating to the Project Works;

(2)	following the end of each Financial Quarter, upon the request of the Agent, consult with any person regarding any adverse event or condition identified in any report prepared by the Technical Adviser that the Agent (acting reasonably) considers to be material;

(3)	provide the Technical Adviser with access to the Site and, subject to required safety precautions and reasonable site management restrictions, the construction areas; and

(4)	provide the Technical Adviser with reasonable working space and access to telephone, copying and telecopying equipment at the Site (or such other location in reasonable proximity to the Site as the Project nears completion), and take all reasonable measures to otherwise facilitate the Technical Adviser’s review of the construction of the Project and preparation of the certificates and reports required hereunder;

(iii)	maintain in Hong Kong or Macau a complete set and, promptly upon written request, provide the Technical Adviser with reasonable access to and copies of, each Construction Contract entered into by any Contractor with a contract price (or expected aggregate amount to be paid in the case of “cost plus” contracts) in excess of a Base Currency Amount of USD1,500,000; and

(iv)	deliver to the Agent and the Technical Adviser copies of all material reports required to be filed with any Governmental Authority in connection with the construction of the Project; and

(e)	save as permitted by paragraph 3.29, not (without the Agent’s prior approval) enter into further Major Project Documents other than, in the case of the Company, any Lease Agreement.

3.14	Subconcession

The Company shall:

(a)	carry out definitive registration with the Macau Real Estate Registry of the horizontal property comprised in any area of each Project classified as a casino in accordance with article 42 of the Subconcession so that the casino area is registered as one unit separate and independent from the horizontal property contained in all the remaining areas of the Project upon obtaining all Permits required from the Macau SAR for such registration to be made and which Permits the Company shall ensure will be obtained as soon as possible upon Practical Completion of the Project;

(b)	obtain classification as a casino or gaming zone by the Macau SAR of any part of any Project or any premises leased to or occupied by it in connection with the Mocha Slot Business or any other Permitted Business in which any operation of casino games of chance or other forms of gaming is proposed to be carried out and of any other premises in which any such operation is proposed to be carried out by it in accordance with article 9 of the Subconcession;

(c)	carry out definitive registration with the Macau Real Estate Registry in respect of the land referred to in each Project Land Concession as soon as practicable upon Practical Completion of that Project thereof;

(d)	notify the Agent promptly upon receiving:

(i)	notice of any consultations with the Macau SAR (as contemplated by the Subconcession Direct Agreement or otherwise) in relation to any termination of the Subconcession;

(ii)	notice of any consultations with the Macau SAR (as contemplated by the Land Concession Direct Agreement or otherwise) in relation to any termination or rescission of the Land Concession;

(iii)	notice of any negotiations with the Macau SAR pursuant to article 83 of the Subconcession;

(iv)	any notice from the Macau SAR pursuant to clause 3 of article 80 of the Subconcession; or

(v)	any notice from the Macau SAR pursuant to clause 4 of article 80 of the Subconcession,

and keep the Agent fully appraised thereof;

(e)	not designate or cause to be designated any area (other than the horizontal property identified as comprising the casino in the Plans and Specifications delivered to the Agent under Part B of Schedule 2 (Conditions Precedent)) as a casino or gaming zone unless such designation would not cause the aggregate area which is classified as casino or gaming zones by the Macau SAR to exceed 650,000 square feet in respect of the City of Dreams Project and 200,000 square feet in respect of the Crown Macau Project and the Agent has received evidence that, in the event of the reversion of such area to the Macau SAR upon termination of the Subconcession, such reversion would not materially affect the City of Dreams Project or the ongoing operation thereof;

(f)	not enter into or permit to subsist any arrangement with any gaming junket-tour promoters, directors or cooperators unless such persons and any such arrangement are in compliance with the requirements of the Subconcession and all other applicable Legal Requirements and the Company shall monitor the activities of such persons in regard to such arrangements and shall take all necessary or appropriate reasonable measures to ensure such compliance;

(g)	not include in any inventory or any update thereof required pursuant to article 44 of the Subconcession in respect of any of the Projects or the Mocha Slot Business any item which is not specified in Schedule 19 (Subconcession Inventory of Properties) or reasonably incidental to the categories of items referred to therein or otherwise reasonably approved by the Agent; and

(h)	not grant any further subconcession under the Subconcession as long as it is prohibited by the laws of Macau SAR.

3.15	Negative pledge

In this paragraph 3.15, “Quasi-Security” means a transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:

(a)	No Relevant Obligor shall (and the Company shall ensure that no member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Relevant Obligor shall (and the Company shall ensure that no member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Relevant Obligor or any other member of the Group;

(ii)	sell, transfer factor or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

3.16	Disposals

(a)	Except as permitted under paragraph (b) below, no Relevant Obligor shall (and the Company shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

3.17	Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Relevant Obligor shall (and the Company shall ensure no member of the Group will) enter into any transaction with any person except on arm’s length terms and for fair market value.

(b)	The following transactions shall not be a breach of paragraph (a):

(i)	Sponsor Group Loans;

(ii)	intra-Group loans permitted under paragraph 3.18 (Loans or credit);

(iii)	fees, costs and expenses and any other payments payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Agent under Clause 4 (Conditions Of Utilisation) or agreed by the Agent; and

(iv)	any Permitted Transactions.

Restrictions on movement of cash - cash out

3.18	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Relevant Obligor shall (and the Company shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

3.19	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Relevant Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

3.20	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, no Relevant Obligor shall (and the Company will ensure that no other member of the Group will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any share premium reserve;

(iii)	pay any management, advisory or other fee to or to the order of any Sponsor Group Shareholder or any Affiliate thereof which is not a member of the Group; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction.

3.21	Subconcession Bank Guarantee and Subordinated Debt

(a)	Except as permitted under paragraph (b) below, no Relevant Obligor shall (and the Company shall ensure that no member of the Group will):

(i)	repay or prepay any principal amount (or capitalised interest) outstanding under the Subconcession Bank Guarantee Facility, any Sponsor Group Loans or any other Subordinated Debt;

(ii)	pay any interest, fees or other amounts payable in connection with the Subconcession Bank Guarantee Facility, any Sponsor Group Loans or any other Subordinated Debt; or

(iii)	purchase, redeem, defease or discharge, exchange or enter into any sub-participation arrangements in respect of any amount outstanding with respect to the Subconcession Bank Guarantee Facility, any Sponsor Group Loans or any other Subordinated Debt.

(b)	Paragraph (a) does not apply to a payment, repayment, prepayment, purchase, redemption, defeasance or discharge which is:

(i)	a Permitted Payment; or

(ii)	a Permitted Transaction.

Restrictions on movement of cash - cash in

3.22	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Relevant Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

3.23	Share capital

No Relevant Obligor shall (and the Company shall ensure no member of the Group will) issue any shares except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

Miscellaneous

3.24	Insurance

(a)	Each Relevant Obligor shall (and the Company shall ensure that each member of the Group will) at all times ensure that:

(i)	the insurance and reinsurance policies listed in Schedule 8 (Insurances); and

(ii)	insurances and reinsurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business,

are maintained in full force and effect and that it otherwise complies with Schedule 8 (Insurances).

(b)	All insurances and reinsurances must be with reputable independent insurance companies or underwriters.

(c)	Where insurances, reinsurances and risks have been identified in the Insurance Report, the Relevant Obligors shall (and the Company shall ensure that such member of the Group will subject to Schedule 8 (Insurances)) ensure the insurances and reinsurances maintained are at least in respect of the business and assets and against the risks and to the extent recommended in the Insurance Report.

3.25	Access

Each Relevant Obligor shall, and the Company shall ensure that each member of the Group will:

(a)	keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made;

(b)

subject to prior reasonable request and notice (but notice only where a Default is continuing), procure that the Agent, the Security Agent and/or the Technical Adviser, accountants or other professional advisers or contractors of the Agent or the Security Agent be allowed reasonable rights of inspection and access during normal business hours to Site Facilities, the Projects and any other premises or assets of any member of the Group, to the Auditors and other senior officers of any member of the Group and to the books, accounts and records, and any other documents relating to the Mocha Slot Business, the Projects or any Relevant Obligor or other member of the Group as they may reasonably require, and so as not unreasonably to interfere with their operations or those of any Major Project Participant, and to take copies of any documents inspected; and

(c)	for all expenditures with respect to which Utilisations under the Project Facilities are made, retain, for at least 7 years all records and other documents evidencing such expenditures as are required hereunder to be attached to a Term Loan Utilisation Request.

3.26	Management

Each Relevant Obligor shall (and the Company shall ensure that each member of the Group will) ensure that there is in place in respect of each Relevant Obligor and member of the Group qualified management with appropriate skills.

3.27	Intellectual Property

Each Relevant Obligor shall (and the Company shall ensure that each Group member will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the Relevant Obligor or Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property necessary for its business in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property necessary for its business to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any Relevant Obligor or member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property necessary for its business,

where failure to do so, in the case of paragraphs (a) and (b) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, might reasonably be expected to have a Material Adverse Effect.

3.28	Use of proceeds and Revenues

Each Relevant Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	use the proceeds of each of the Facilities only for the purposes specified or allowed in this Agreement; and

(b)	ensure that all of its funds, Revenues and all other amounts received by it are utilised, and all of its accounts are established and funded (and any other accounts maintained by it are closed), in accordance with the provisions of Schedule 7 (Accounts) and as otherwise provided by this Agreement and that it otherwise complies with Schedule 7 (Accounts).

3.29	Amendments

No Relevant Obligor shall (and the Company shall ensure that no member of the Group will):

(a)	amend or modify, or permit the amendment or modification of its Constitutional Documents in any manner adverse to the interest of any of the Finance Parties under the Finance Documents;

(b)	Except for:

(i)	an amendment to the Land Concession for the City of Dreams Site which results in an increase of the gross floor area of the City of Dreams Project in accordance with Macau legal requirements; and

(ii)	an amendment to the Land Concession for the Crown Macau Site in order to permit registration of strata title in respect of a casino in the Crown Macau Project which will be transferred to the Company, agree to any amendment, modification or supplement to or any novation or termination of, or assign, transfer, cancel or waive any of its rights under the Subconcession or any Land Concession without obtaining the prior written consent of the Agent;

(c)	without obtaining the prior written consent of the Agent (which consent shall not unreasonably be withheld or delayed), directly or indirectly enter into (save in the case of the City of Dreams Construction Management Contract or any Lease Agreement), amend, modify, novate, terminate, cancel, supplement or waive any right under, permit or consent to the amendment, modification, novation, termination (except expiration in accordance with its terms), cancellation, supplement or waiver of any of the provisions of, or give any consent or exercise any other discretion under:

(i)	any Permit, the effect of which could (save in the case of any Permit referred to in Schedule 16 (Permits) reasonably be expected to have a Material Adverse Effect;

(ii)	any Contractor’s Completion Guarantee or Contractor’s Performance Bond;

(iii)	any other Major Project Document provided that a Relevant Obligor may:

(A)	save in respect of any such action which the Agent notifies to the Company as requiring its prior written consent, agree to immaterial amendments or modifications thereto or grant immaterial consents, waive timely performance or observance of an immaterial obligation, exercise an immaterial discretion or remedy, make an immaterial election or compromise or settle an immaterial claim thereunder, so long as, in each case, such action is in the ordinary course of business and consistent with customary commercial practices and could not reasonably be expected to:

(1)	impair or otherwise adversely affect any of the rights, benefits or interests of any Group member or any Finance Party under or in respect of any Transaction Document or, in the case of any Finance Party, any of the Transaction Security; or

(2)	give rise to a Material Adverse Effect; or

(B)	take, or permit or consent to the taking of, any such action under or in respect of any variation to any Project Works or Plans and Specifications or any other variation to, any Construction Contract, where any and all such actions and variations could not reasonably be expected to cause:

(1)	the total amount of Project Costs shown in the Group Budget in respect of that Project to be exceeded; or

(2)	a material qualitative change in such Project Works; or

(iv)	any other Project Document or other contract unless it could not reasonably be expected to:

(A)	impair or otherwise adversely affect any of the rights, benefits or interests of any Group member or any Finance Party under or in respect of any Transaction Document or, in the case of any Finance Party, any of the Transaction Security; or

(B)	give rise to a Material Adverse Effect.

Notwithstanding any of the foregoing, the Relevant Obligors may only take (and the Company shall ensure that the members of the Group may only take) or, as the case may be, permit or consent to the taking of, any such action under or in respect of, or otherwise agree to any variation to any Project Works or Plans and Specifications or any other variation to, any Project Construction Contract without the prior written consent of the Agent where:

(1)

(in the case of the City of Dreams Project) the actions or variations could not reasonably be expected to result in the delay of Practical Completion and satisfaction of the Opening Conditions and Final

Completion for City of Dreams Phase I or the City of Dreams Project beyond the dates specified:

City of Dreams Phase I Practical Completion and Opening	City of Dreams Project Practical Completion and Opening	City of Dreams Project Final Completion
31 March 2009	30 September 2009	30 September 2010

(2)	no Forecast Funding Shortfall (without taking into account any amount of the Contingent Equity or the sum of USD50,000,000 of the Revolving Credit Facility) has occurred and is continuing or would result therefrom;

(3)	no Material Adverse Effect could reasonably be expected to result therefrom; and

(4)	the Agent has received a certificate signed by an authorised signatory of the Company certifying that the conditions set out in this sub-paragraph (c) have been satisfied and, in respect of each such action or variation involving costs in excess of a Base Currency Amount of USD2,000,000,

(A)	the Technical Adviser has certified to the Agent that the actions or variations could not (in the case of the City of Dreams Project) reasonably be expected to result in the delay of Practical Completion and satisfaction of the Opening Conditions and Final Completion for City of Dreams Phase I or the City of Dreams Project beyond the dates specified in sub-paragraph (iv) above or have any material adverse impact on the construction or operation of the Projects or the performance of the obligations of the Contractors under the Construction Contracts in respect of the Projects; and

(B)	the Insurance Adviser has certified to the Agent that the actions or variations could not reasonably be expected to result in a material adverse modification, cancellation or termination of any Insurances or otherwise have any material adverse impact on the rights or benefits of any Finance Party in respect thereto;

(d)	accept, agree or determine the achievement of or waive any requirement in respect of (or be deemed to have done any of the foregoing) or issue, accept, or be deemed to have confirmed any Notice to Proceed or certificate or notice of Practical Completion, Final Completion or their equivalent in respect of all or any part of any Project under any Construction Contract without the written approval of the Agent (such approval not to be unreasonably withheld or, without prejudice to any other provision of this Agreement, delayed);

(e)	enter into any contract for or otherwise commence or permit the commencement of any works on the City of Dreams Site other than the City of Dreams Project (including, for the avoidance of doubt, any apartment or apartment hotel tower);

(f)	reduce the level of Retainage Amounts withheld pursuant to paragraph 3.13(c);

(g)	fail to withhold at Practical Completion in respect of any Project a sum equal to 100% of the costs reasonably estimated by the Company (and confirmed by the Technical Adviser) as necessary to complete Project Punchlist Items;

(h)	accept any non-conforming Project Works of a material nature unless the requirements of sub-paragraph (c) above have been complied with; or

(i)	enter into any agreement (other than the Finance Documents) restricting its ability to amend any of the Transaction Documents.

The Relevant Obligors shall ensure that all Major Construction Contracts in respect of the City of Dreams Project are entered into by the City of Dreams Project Company.

3.30	Hedging and Treasury Transactions

(a)	The Relevant Obligors shall ensure that all currency and interest rate hedging arrangements contemplated by the Hedging Letter and Schedule 15 (Hedging Arrangements) are implemented in accordance with the terms thereof and that such arrangements are not terminated, varied or cancelled without the consent of the Agent (acting on the instructions of the Majority Lenders), save as permitted thereunder.

(b)	No Relevant Obligor shall (and the Company will procure that no members of the Group will) enter into any Treasury Transaction, other than:

(i)	the hedging transactions contemplated by the Hedging Letter and Schedule 15 (Hedging Arrangements) and documented by the Hedging Agreements;

(ii)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(iii)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group for a period of not more than 12 months and not for speculative purposes, provided that, in the case of sub-paragraphs (ii) and (iii), the counterparties thereto have no Security nor any right to share in any Security over any of the Charged Property.

3.31	No other powers of attorney

No Relevant Obligor shall (and the Company shall ensure no member of the Group will) execute or deliver any agreement creating any powers of attorney (other than powers of attorney for signatories of documents permitted or contemplated by the Transaction Documents), or similar documents, instruments or agreements, except to the extent such documents, instruments or agreements comprise part of the Transaction Security Documents.

3.32	Further assurance

(a)	Each Relevant Obligor shall (and the Company shall procure that each member of the Group and each other person whom it is intended should provide such Security will) promptly do all such acts and execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a first ranking mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security, including any assets acquired by any of the Relevant Obligors (other than, save to the extent they may comprise shares in the Company, the Managing Director) after the date of this Agreement) or for the exercise of any rights powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent and the Finance Parties Security over any property and assets of that Relevant Obligor or other person located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security after the Transaction Security has become enforceable under the terms hereof.

(b)

Each Relevant Obligor shall (and the Company shall procure that each member of the Group and such other persons shall) from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such other actions, as any of the Agent or the Security Agent may reasonably request, for the purposes of implementing or effectuating the provisions of the Finance Documents, or of more fully perfecting or renewing the rights of the Finance Parties with respect to the Transaction Security (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other assets acquired after the date of this Agreement by any Relevant Obligor, Group member or other person which may be deemed to be part of the Transaction Security) pursuant to the Finance Documents. Upon the exercise by the Agent, the Security Agent or any other Finance Party of any power, right, privilege or remedy pursuant to any of the Finance Documents which requires any consent, approval, notification, registration or Authorisation of any Governmental Authority, the Company shall execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Agent, the Security Agent or such Finance Party may reasonably be required to obtain from any Obligor or other Group member for such consent, approval, notification, registration or Authorisation.

3.33	Syndication

The Relevant Obligors shall each provide reasonable assistance to the Arrangers in the preparation of any Information Memorandums and any supplements thereto and in connection with the general syndication of the Facilities (including, without limitation, by making senior management available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential lenders prior to completion of syndication.

3.34	Sponsor Support

(a)	The Company shall ensure that each Sponsor Group Shareholder which, directly or indirectly, other than through holding a listed company’s shares that are traded on a stock market as contemplated by article 16 of the Subconcession, holds 5% or more of the Capital Stock of the Company, provides and maintains in favour of the Finance Parties a Sponsor Group Shareholder’s Undertaking in substantially the agreed form and, notwithstanding the foregoing, otherwise in form and substance reasonably acceptable to the Agent, together with such other Sponsor Support Documents as may be required thereunder.

(b)	The Company shall ensure that each Sponsor (other than MPBL Entertainment) maintains, in favour of the Finance Parties and in accordance with the Sponsor Group Shareholder’s Undertaking to which it is a party, until the Sponsor Support Release Date (as defined in the Sponsor Group Shareholder’s Undertaking to which it is a party), a Sponsor’s Letter of Credit, provided that, to the extent that a Sponsor’s Letter of Credit is cash covered from the proceeds of additional Equity subscribed or advanced to the Company and not otherwise required to be applied hereunder, then that Sponsor’s Letter of Credit (and its associated obligation ensure the provision of Contingent Equity under a Sponsor Group Shareholder’s Undertaking) shall be released and need not be reinstated to the extent of such cash cover. For the purposes of this provision, “cash cover” means paying an amount in the currency of the Sponsor’s Letter of Credit into a Holding Account on terms that it may not be withdrawn save at the request of the Agent for application in substitution for Contingent Equity (and the terms of this Agreement and the other Finance Documents shall apply as if such amount comprised available Contingent Equity accordingly).

(c)	The Company shall ensure that, until such time as the Deed of Priority has been executed and delivered by all persons expressed to be party thereto and any conditions precedent set out in Part A of Schedule 2 (Conditions Precedent) in any way related thereto have been satisfied or waived in accordance with the terms hereof, the PBL Assurance is maintained in full force and effect in accordance with its terms.

SCHEDULE 7

ACCOUNTS

1.	Accounts

1.1	Establishment of Accounts - Pre-Initial Utilisation

The Company shall, prior to the submission of a Utilisation Request for the initial Utilisation, ensure the establishment and, thereafter, ensure the maintenance, by the Relevant Obligor and with the banks and in the jurisdictions specified, on the terms and conditions set out in this Schedule 7 and the other Finance Documents, of the following bank accounts:

Account Designation	Relevant Obligor	Bank and Jurisdiction	Currency and Type	Account Number
Gaming Receipts Accounts Crown Division

Gaming receipts	Melco PBL Gaming (Macau) Limited	BNU (Macau)	MOP Current MOP Current HKD Current USD Current AUD Current	9005317187 9005317238 9005317204 9005317221 9005319465

VIP Patron Deposits	Melco PBL Gaming (Macau) Limited	BNU (Macau)	MOP Current HKD Current USD Current AUD Current	9005316626 9005316643 9005316660 9005319431

Cage Banking	Melco PBL Gaming (Macau) Limited	BNU (Macau)	MOP Current HKD Current USD Current AUD Current	9005317102 9005317136 9005317153 9005319448

Credit Card	Melco PBL Gaming (Macau) Limited	BNU (Macau)	MOP Current HKD Current	9005317170 9006036610

Mocha Division

Gaming Receipts	Melco PBL Gaming (Macau) Limited	BNU (Macau)	MOP Current HKD Current	9006427270 9006427287

Cage Banking	Melco PBL Gaming (Macau) Limited	BNU (Macau)	MOP Current HKD Current	9006427304 9006427321

Company Operating Accounts

General	Melco PBL Gaming (Macau) Limited	Citibank (Macau)	MOP Savings MOP Current HKD Savings HKD Current USD Current	61358819 61358797 61358711 61358703 61358738

Account Designation	Relevant Obligor	Bank and Jurisdiction	Currency and Type	Account Number
Corporate Division	Melco PBL Gaming (Macau) Limited	BNU (Macau)	MOP Current HKD Current USD Current AUD Current	9005471139 9005471173 9005471190 9005471207

Project Operating Company Project Operating Accounts

Crown Macau	Melco PBL Hotel (Crown Macau) Limited	BNU (Macau)	MOP Current MOP Current MOP Current MOP Current HKD Current USD Current AUD Current	9005415294 9005415328 9005415345 9005415413 9005415379 9005415396 9005416416

	Melco PBL Hotel (Crown Macau) Limited	Citibank (Macau)	MOP Current MOP Savings HKD Current HKD Savings USD Current USD Savings	61358975 61358983 61358924 61358932 61358959 61358967

	Melco PBL (Crown Macau) Developments Limited	BOC (Macau)	Currency Savings MOP Savings MOP Current HKD Savings HKD Savings HKD Current Fixed Deposit	018810070840 010110134771 010120804836 011110289138 011110289146 011123863294 018830096993

	Melco PBL (Crown Macau) Developments Limited	BNU (Macau)	MOP Savings MOP Current HKD Savings HKD Current	9005391324 9005391290 9005391358 9005391307

City of Dreams	Melco PBL (Crown Macau) Developments Limited	Citibank (Macau)	MOP Savings MOP Current HKD Savings HKD Current USD Savings USD Current	61358916 61358878 61358835 61358827 61358851 61358843

	Melco PBL (COD) Developments Limited	BOC (Macau)	Currency Savings MOP Savings MOP Current HKD Savings HKD Current Fixed Deposit	018810071634 010110136935 010120805476 011110292245 011123863919 018830098393

Account Designation	Relevant Obligor	Bank and Jurisdiction	Currency and Type	Account Number
	Melco PBL (COD) Developments Limited	BNU (Macau)	MOP Savings MOP Current HKD Savings HKD Current	9005391018 9005390882 9005391086 9005391001

	Melco PBL (COD) Developments Limited	Citibank (Macau)	MOP Savings MOP Current HKD Savings HKD Current USD Savings USD Current	61359084 61359076 61359033 61359025 61359068 61359041

Mocha	Melco PBL (Mocha) Limited	BNU (Macau)	MOP Current MOP Current HKD Current HKD Current	9006426420 9006426471 9006426454 9006426522

Services Operating Account	Golden Future (Management Services) Limited	BNU (Macau)	HKD Current	9006304989

Disbursement Account	Melco PBL Gaming (Macau) Limited	Citibank (Macau)	HKD Savings USD Savings	61375837 61358746

Debt Service Accrual Account	Melco PBL Gaming (Macau) Limited	Citibank (Macau)	HKD Savings	61375799

Debt Service Reserve Account	Melco PBL Gaming (Macau) Limited	Citibank (Macau)	HKD Savings	61375802

Mandatory Prepayment Account	Melco PBL Gaming (Macau) Limited	Citibank (Macau)	HKD Savings	61375829

1.2	Establishment of Accounts - Post Initial Utilisation

The Company shall, within 30 days of the date of this Agreement, ensure the establishment and, thereafter, ensure the maintenance, by the Relevant Obligors and with the banks and in the jurisdiction specified, on the terms and conditions set out in this Schedule 7 and the other Finance Documents, of the following bank accounts:

Account Designation	Relevant Obligor	Bank and Jurisdiction	Currency and Type
Capital Contributions Account	Melco PBL Gaming (Macau) Limited	Citibank (Macau)	USD Savings

Mandatory Prepayment Account	Melco PBL Gaming (Macau) Limited	Citibank (Macau)	USD Savings

Debt Service Accrual Account	Melco PBL Gaming (Macau) Limited	Citibank (Macau)	USD Savings

If any Relevant Obligor were to receive amounts that it would be obliged under the terms of this Schedule 7, this Agreement or any other Finance Document to pay into any of the Accounts referred to above prior to those Accounts being established, the Relevant Obligors shall procure that such amounts be paid into the Mandatory Prepayment Account referred to in paragraph 1.1 above or a sub-account thereto (and such amounts may be withdrawn and applied therefrom as if, for these purposes, the Mandatory Prepayment Account was such Account). Amounts deposited into the Mandatory Prepayment Account in accordance with this paragraph 1.2 shall be promptly withdrawn and paid into the relevant Account as soon as it has been established.

1.3	Maintenance of Accounts

The Accounts shall, save as otherwise provided by the Transaction Security Documents or herein, be maintained by the Relevant Obligors with the relevant Account Bank in accordance with the Account Bank’s usual practice and may from time to time be sub-divided into such sub-accounts as any Relevant Obligors may reasonably request.

1.4	Restrictions

The Relevant Obligors shall maintain each Account as a separate account or sub-accounts with the relevant Account Bank and:

(a)	none of the restrictions contained in this Schedule on the withdrawal of funds from Accounts shall affect the obligations of the Obligors to make any payments of any nature required to be made to the Finance Parties on the due date for payment thereof in accordance with any of the Finance Documents; and

(b)	no withdrawal shall be made from any Account if it would cause such account to become overdrawn.

1.5	Credits to Accounts

Save as otherwise provided in any of the Transaction Security Documents after enforcement thereof, the Relevant Obligors shall credit, and shall procure that there is credited, to the Accounts all such amounts as are provided for in this Agreement and ensure that such other credits are made thereto as are required to be made pursuant to any other provision of any other Finance Document.

1.6	Interest

Each amount from time to time standing to the credit of each Account (for the avoidance of doubt excluding amounts for the time being applied in acquiring Permitted Investments) shall bear interest at such rate as may from time to time be agreed between each Relevant Obligor and the relevant Account Bank, and the Relevant Obligors shall ensure that such interest is credited to such account at such time or times as may be agreed from time to time with the Account Bank or, failing agreement, in arrears on 31 December.

1.7	Payments

Save as otherwise provided in this Agreement or pursuant to any Transaction Security Document, no party shall be entitled to require any Account Bank to make any payment out of the amount standing to the credit of any Account maintained with it.

1.8	Other Accounts

No Relevant Obligor shall (and the Company shall ensure that no other Group member will) except with the prior approval of the Agent open or maintain any accounts other than the Accounts or the Accounts to be opened pursuant to paragraph 1.2 above and which, in each of the foregoing cases, shall at all times be subject to Security in favour of, and in form and substance reasonably satisfactory to, the Security Agent.

2.	Disbursement Accounts

2.1	Deposits

The Relevant Obligors shall ensure (and, where relevant, shall specify in the relevant Utilisation Request that) all proceeds of all Facility A and Revolving Credit Facility Utilisations are paid to the relevant Disbursement Accounts.

2.2	Withdrawals

The Relevant Obligors shall withdraw amounts from the relevant Disbursement Accounts and transfer such amounts to the Company Operating Account at such time as may be required to meet Project Costs which are due and payable or for application towards such other purpose as may be permitted by this Agreement.

3.	Capital Contributions Account

3.1	Deposits

The Relevant Obligors shall procure that all Equity or Shareholder Group Loans are paid into the Capital Contributions Account.

3.2	Withdrawals

The Company shall withdraw amounts from the relevant Capital Contributions Account and transfer such amounts to the Company Operating Account at such time as may be required to meet Project Costs which are due and payable.

4.	Gaming Receipts Account

4.1	Deposits

The Company shall ensure that all Revenues derived from gaming operations are paid into its Gaming Receipts Accounts (provided that, in the case of an Excluded Project, such Revenues need only include such amounts as the Excluded Project Lessor is obliged to pay the Company (or which the Company is entitled to retain) under the terms of the Lease Agreement relating to that Excluded Project).

4.2	Withdrawals

The Company shall, on any day, only be entitled to withdraw amounts from the Gaming Receipts Accounts for the following purposes and in the following order of priority:

(a)	an amount equal to the required gaming tax, contributions and premia then payable under the Subconcession in respect of gaming Revenues; and

(b)	(subject to this Agreement and the other Finance Documents) an amount equal to the operating costs and expenses then due and payable in respect of the Company’s gaming operations,

and (save, in the case of any of the VIP Patron Deposit, Cage Banking or Credit Card Accounts, to the extent any additional amounts are required to be retained in such accounts) shall thereafter transfer the balance remaining on each Gaming Receipts Account (including any sub-accounts thereof) to the Company Operating Accounts.

5.	Non-Gaming Receipts

Each Relevant Obligor shall ensure that all other Revenues are deposited into its Project Operating Company Project Operating Account. On each day, following the deduction from its Project Operating Company Project Operating Account and payment (subject to this Agreement and the other Finance Documents) of an amount equal to:

(a)	any Taxes then due and payable by that Relevant Obligor in respect of such non-gaming Revenues; and

(b)	the operating costs and expenses then due and payable by that Relevant Obligor in respect of its non-gaming operations,

and the balance of such Revenues shall thereafter be transferred to the Company Operating Account.

6.	Operating Accounts

6.1	Deposits

The Company, each Project Operating Company and each other Relevant Obligor shall ensure that all amounts transferred pursuant to paragraphs 2 (Disbursement Accounts), 3 (Capital Contributions Account), 4 (Gaming Receipts Account) and 5 (Non-Gaming Receipts) are paid directly into the Company Operating Account.

6.2	Withdrawals

Subject to this Agreement and the other Finance Documents, the Company shall be entitled to withdraw amounts from the Company’s Operating Account for the following purposes, at the specified times and in the following order of priority:

(a)	transfers to the Debt Service Accrual Accounts required pursuant to paragraph 7.1 (Debt Service Accrual Accounts);

(b)	transfers to the Debt Service Reserve Account required pursuant to paragraph 8.1 (Debt Service Reserve Account);

(c)	to the extent not paid out of the Debt Service Accrual Accounts pursuant to paragraph 7.2 (Debt Service Accrual Accounts), payment of any amounts due to any of the Finance Parties;

(d)	for payment (subject to this Agreement and the other Finance Documents) of Remaining Costs and permitted Capital Expenditure then due and payable;

(e)	to the extent not already paid pursuant to paragraphs 4.2(a), 4.2(b) or 5 above, for payment of the unpaid amount of Taxes, contributions, other premia and operating costs and expenses then due and payable by a Relevant Obligor (including, in respect of payroll expenses, by way of transfer to the Services Operating Account);

(f)	for payment of any amounts which are then due and payable (and are permitted to be made under the Finance Documents) to the Subconcession Bank Guarantor under the Subconcession Bank Guarantee Facility;

(g)	for payment (subject to this Agreement and the other Finance Documents) of corporate and administrative costs and expenses then due and payable by the Company;

(h)	transfers to the Mandatory Prepayment Account required pursuant to paragraph 9 (Mandatory Prepayment Accounts and Holding Accounts) of any amount required to be prepaid in respect of Excess Cashflow pursuant to paragraph 2(a) of Schedule 4 (Mandatory Prepayment);

(i)	pre-payment of any amounts under Clause 7.3 (Voluntary prepayment); and

(j)	thereafter (subject to this Agreement and the other Finance Documents) towards Permitted Distributions and Permitted Payments.

6.3	Services Operating Account

Subject to this Agreement and the other Finance Documents, Golden Future (Management Services) Limited may withdraw amounts from the Services Operating Account for payment of payroll expenses and transfer to the Company Operating Account.

7.	Debt Service Accrual Accounts

7.1	Deposits

(a)	Notwithstanding any other provision of this Schedule 7, the Relevant Obligors shall ensure that the aggregate amount standing to the credit of the Debt Service Accrual Accounts:

(i)	from two months prior to the next Repayment Date is not less than one-third of the aggregate amount of Net Debt Service due by way of principal repayment under the Facilities on such Repayment Date;

(ii)	from one month prior to such Repayment Date is not less than two-thirds of such amount; and

(iii)	as at such Repayment Date is equal to such amount.

(b)	Notwithstanding any other provision of this Schedule 7, in the case of any Interest Payment Date which falls at the end of:

(i)	a three month Interest Period (or, in the case of any six month Interest Period, the Interest Payment Date falling at the end of that period and the date upon which payment is required to be made within that period pursuant to Clause 10.2 (Payment of interest)), the Relevant Obligors shall ensure that, in addition to any other amount required to be credited to such Account pursuant to this paragraph 7.1, the aggregate amount standing to the credit of the Debt Service Accrual Accounts:

(1)	from two months prior to such Interest Payment Date (and such other payment date) is not less than one-third of the aggregate amount of Net Debt Service estimated to be due by way of interest under the Facilities on such Interest Payment Date (or such other payment date);

(2)	from one month prior to such Interest Payment Date (and such other payment date) is not less than two-thirds of such amount; and

(3)	as at such Interest Payment Date (and such other payment date) is equal to such amount;

(ii)	an Interest Period which is more than one month but less than three months, the Relevant Obligors shall ensure that, in addition to any other amount required to be credited to such Account pursuant to this paragraph 7.1, the aggregate amount standing to the credit of the Debt Service Accrual Accounts:

(1)	from one month prior to such Interest Payment Date is not less than half the aggregate amount of Net Debt Service estimated to be due by way of Consolidated Net Finance Charges under the Facilities on such Interest Payment Date; and

(2)	as at such Interest Payment Date is equal to such amount; or

(iii)	an Interest Period which is one month or less, the Relevant Obligors shall ensure that, in addition to any other amount required to be credited to such Account pursuant to this paragraph 7.1, the aggregate amount standing to the credit of the Debt Service Accrual Accounts as at such Interest Payment Date is equal to the aggregate amount of Net Debt Service due by way of Consolidated Net Finance Charges under the Facilities on such Interest Payment Date.

7.2	Withdrawals

On each Repayment Date and Interest Payment Date, the Relevant Obligors shall make payment of the amounts of Net Debt Service due on such date under the Facilities from the Debt Service Accounts.

8.	Debt Service Reserve Account

8.1	Deposit

Notwithstanding any other provision of this Schedule 7:

(a)	the Relevant Obligors shall, on and from the date falling six months prior to the first Repayment Date until the earlier of the date falling twelve months after Practical Completion and the satisfaction of the Opening Conditions in relation to City of Dreams Phase I and the date of delivery of a Compliance Certificate pursuant to paragraph 1.3 of Schedule 6 (Covenants) which certifies that Leverage is 3.0:1 or less (the “Partial Release Date”), ensure at all times that the amount standing to the credit of the Debt Service Reserve Account is not less than the sum of the aggregate amounts of Net Debt Service due under the Facilities (including, and after adjustment for, any such amounts due under the Hedging Agreements) over the next six months; and

(b)	on and from the Partial Release Date, the Relevant Obligors shall ensure at all times that the amount standing to the credit of the Debt Service Reserve Account is not less than the sum of the aggregate amounts of Net Debt Service due under the Facilities (including, and after adjustment for, any such amounts due under the Hedging Agreements) over the next three months.

Where an Interest Period in respect of a Loan comes to an end during such period (a “relevant period”), this amount shall, for the purposes of determination on any date prior to the setting of the applicable rate of interest in accordance with this Agreement for the next Interest Period in respect of that Loan, be determined on the assumption that further interest continues to accrue in respect of the Loan (and, where such Loan is a Loan under the Revolving Credit Facility, on the further assumption that the amount of the Loan is reborrowed and remains outstanding under the Revolving Credit Facility throughout the relevant period) at the same rate as that applicable during such Interest Period and on the assumption that such accrued interest shall be due on the last day of the relevant period.

8.2	Withdrawals

(a)	The Agent may (and is irrevocably authorised by the Relevant Obligors), to the extent that they have evidenced to the satisfaction of the Agent, that amounts standing to the credit of the Debt Service Accrual Accounts or otherwise available to them are insufficient to make the relevant payment, withdraw from the balance standing to the credit of the Debt Service Reserve Account any amount of Net Debt Service due and payable under the Facilities which has not been paid.

(b)	The Agent may (and is irrevocably authorised by the Relevant Obligors), to the extent that it is satisfied that the amount standing to the credit of the Debt Service Reserve Account exceeds the balance required by this paragraph withdraw and transfer the amount of the excess to the Company Operating Account.

9.	Mandatory Prepayment Accounts and Holding Accounts

The Company shall ensure that each Mandatory Prepayment Account and each Holding Account is established, maintained and operated in accordance with Schedule 4 (Mandatory Prepayments), deposits to each such Account are made in accordance with the provisions thereof and withdrawals therefrom are made solely as permitted thereby.

10.	Permitted Investments

10.1	Definition

In this paragraph 10:

“Investment Income” means any interest, dividends or other income arising from or in respect of a Permitted Investment.

“Investment Proceeds” means any net proceeds received upon any disposal, realisation or redemption of a Permitted Investment, but excluding any Investment Income.

“Permitted Investments” means the following:

(a)	securities issued, or directly and fully guaranteed or insured, by the United States government or any agency or instrumentality of the United States government (as long as the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than nine months from the date of acquisition;

(b)	securities issued, or directly and fully guaranteed or insured, by the government of the Hong Kong SAR or any agency or instrumentality of the government of the Hong Kong SAR (as long as the full faith and credit of the Hong Kong SAR is pledged in support of those securities) having maturities of not more than nine months from the date of acquisition;

(c)

interest-bearing demand or time deposits (which may be represented by certificates of deposit) issued by banks having general obligations rated (on the date of acquisition thereof) at least “A” or the equivalent by S&P or Moody’s or, if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security in paragraph (a) or (b) above, of a market value of no less than the amount of monies so invested;

(d)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in paragraphs (a), (b) and (c) above entered into with any financial institution meeting the qualifications specified in paragraph (c) above; and

(e)	commercial paper having a rating of A-1 or P-1 from S&P or Moody’s respectively and in each case maturing within nine months after the date of acquisition.

10.2	Power of Investment

The Company may require, subject as provided in this Agreement, that such part of the amounts outstanding to the credit of any Account as it considers prudent shall be invested from time to time in Permitted Investments in accordance with this paragraph 10.2 (Power of Investment).

10.3	Procedure for Investment

(a)	Unless held for the account of the Relevant Obligor and secured by first ranking fixed charge in favour of the Security Agent pursuant to a Transaction Security Document, the Relevant Obligors shall ensure that all Permitted Investments are made in the name of the Relevant Obligor and secured by a first ranking fixed lien in favour of the Security Agent in such form and on such terms as the Agent may reasonably require.

(b)	The Relevant Obligors will at all times seek to match the maturities of the Permitted Investments made out of moneys standing to the credit of an Account having regard to the availability of Permitted Investments which are readily marketable, and shall liquidate (or procure that there are liquidated) Permitted Investments to the extent necessary for the purposes of payment of any amount due under the Finance Documents.

(c)	The Relevant Obligors shall ensure that all documents of title or other documentary evidence of ownership with respect to Permitted Investments made out of any Account are held in the possession of the Security Agent and, if any such document or other evidence comes into the possession or control of a Relevant Obligor, it shall procure that the same is delivered immediately to the Security Agent.

10.4	Realisation

(a)	The Relevant Obligors shall ensure that, whenever any Investment Proceeds or Investment Income is received in respect of a Permitted Investment made from amounts standing to the credit of an Account the Investment Proceeds and the Investment Income are either:

(i)	reinvested in further Permitted Investments; or

(ii)	paid into the relevant Account from which the Permitted Investment derives.

(b)	Each Relevant Obligor shall give directions to the relevant Account Bank and otherwise exercise its rights hereunder in such manner as will ensure compliance with the applicable provisions of the Finance Documents with respect to Accounts, Permitted Investments, Investment Proceeds and Investment Income.

10.5	Non-qualifying criteria

If any Permitted Investment ceases to be a Permitted Investment, the Relevant Obligors will, upon any one of them becoming aware thereof, procure that the relevant investment is replaced by a Permitted Investment or by cash.

10.6	Accounts include Permitted Investments

(a)	Subject to sub-paragraph (b) below, any reference herein to the balance standing to the credit of an Account will be deemed to include a reference to the Permitted Investments in which all or part of such balance is for the time being invested. In the event of any dispute as to the value of the credit of an Account pursuant to this paragraph 10.6, that value shall be determined in good faith by the Agent. If the Company so requests, the Agent will give the Company details of the basis and method of that determination.

(b)	If the amount standing to the credit of any Account (excluding for this purpose any amount deemed to be included pursuant to sub-paragraph (a) above) is insufficient to make a payment under the Finance Documents when due out of such Account, the Security Agent is authorised, in its discretion and without any liability for loss or damage thereby incurred by the Relevant Obligors, to require the relevant Account Bank or, as the case may be, the Relevant Obligors to sell or otherwise realise, or to enter into any exchange transaction with respect to, any Permitted Investment concerned with that Account to the extent that the same is, in the opinion of the Agent, necessary for the payment of any amount due under the Finance Documents which could not otherwise be paid out of the cash balance standing to the credit of the relevant Account.

10.7	Information

Commencing with the quarter in which a Permitted Investment is first made on behalf of a Relevant Obligor, the Company shall, together with any other statement to be provided under this Schedule, deliver to the Security Agent a schedule of the investments made, realised or liquidated during the quarter in respect of each Account, in such detail as the Agent may reasonably require.

10.8	No Responsibility

No Finance Party will be responsible for any loss, cost or expense suffered by any Relevant Obligor in respect of any of its actions or those of any Account Bank in relation to the acquisition, disposal, deposit or delivery of Permitted Investments pursuant to this Agreement save for any such loss, cost or expense directly caused by its gross negligence or wilful misconduct. The Account Banks shall be acting solely for and on behalf of the Relevant Obligors in acquiring, holding or disposing of any Permitted Investment.

11.	General Account Provisions

11.1	Transfers/Withdrawals

Save as otherwise agreed in writing with the Agent, where this Schedule expressly provides for the making of payments to, or withdrawals or transfers from any Account or sub-account, no other payments to, or, as the case may be, other withdrawals or transfers from, such Account or sub-account shall be made except as expressly permitted under this Schedule or under the Finance Documents.

11.2	Application of Amounts

All amounts withdrawn or transferred from any Account or sub-account by the Relevant Obligors for application in or towards making a specific payment or meeting a specific liability shall be applied in or towards making that payment or meeting that liability, and for no other purpose.

11.3	Default

(a)	Notwithstanding any other provisions of this Schedule, at any time following an Event of Default which is continuing, the Agent may request the Security Agent to give notice to any Account Bank and the Company instructing the Account Bank not to act on the instructions or requests of the Relevant Obligors in relation to any sums at any such time standing to the credit of any of the Accounts and the Relevant Obligors shall ensure that the Account Bank shall, in accordance with the Transaction Security Documents, not so act and none of the Relevant Obligors shall be entitled to give or make any further such instructions or requests.

(b)	Notwithstanding the other provisions of this Agreement, at any time following an Event of Default which is continuing, the Agent may request the Security Agent to:

(i)	give written notice to any Account Bank (with a copy to the Company) that the Security Agent shall be the sole signatory in relation to the Accounts;

(ii)	apply the credit balances in the Accounts or sub-accounts in or towards repayment of the Facilities and such other liabilities of the Obligors as the Agent may elect; and

(iii)	generally use amounts standing to the credit of the Accounts or sub-accounts at its discretion in order to discharge the Obligors’ obligations under the Transaction Documents,

and the Relevant Obligors shall ensure that the Account Bank so acts and makes such payments accordingly.

11.4	Review of Accounts

The Relevant Obligors irrevocably grant (solely for the purposes of its role as agent of the Finance Parties hereunder) the Security Agent or any of its appointed representatives access to review the books and records of the Accounts (and shall irrevocably authorise each Account Bank to disclose the same to the Security Agent and its appointed representatives) and irrevocably waives any right of confidentiality which may exist in respect of such books and records solely to the extent necessary to allow disclosure of such books and records to any Finance Party and its advisers.

11.5	Statements

The Relevant Obligors shall arrange for each Account Bank to provide to the Agent, at the latter’s request:

(a)	a list of all Accounts and sub-accounts maintained with it;

(b)	monthly, in respect of each calendar month, a statement of the balance of and each payment into and from each of the Accounts and sub-accounts and the amount of interest earned on each such Account and sub-accounts during the preceding three month period or, if less, since the opening of the relevant Agent Account; and

(c)	such other information concerning the Accounts or sub-accounts as the Agent or the Security Agent may require (including, if available, on-line access to Account information for the Agent not the Security Agent).

11.6	Waiver of Rights

(a)	Waiver of rights by the Relevant Obligors

Save as provided in this Agreement, each Relevant Obligor agrees not to exercise any right which it may have under any applicable law to direct the transfer of any amount standing to the credit of an Account or sub-account to the Relevant Obligor or its order or to direct the transfer of any Permitted Investment to the Relevant Obligor or to its order.

(b)	Waiver of rights by Account Banks

The Relevant Obligors shall ensure that each Account Bank acknowledges and agrees that each Account and sub-account and Permitted Investment is the subject of a Transaction Security in favour of the Finance Parties collectively and acknowledges and agrees that it is not entitled to, and shall undertake not to, claim or exercise any lien, right of set-off, combination of accounts or other right, remedy or security with respect to:

(i)	moneys standing to the credit of such Account and sub-account or in the course of being credited to it or any earnings; or

(ii)	any Permitted Investment.

SCHEDULE 8

INSURANCE

References in this Schedule 8 to Clauses and Appendices refer to the Clauses and Appendices of this Schedule 8, unless the context otherwise requires.

1.	INSURANCES TO BE EFFECTED

1.1	Direct Insurances

The Company, each Project Company, each Project Operating Company and, where relevant, each other Relevant Obligor (together, for the purposes of this Schedule 8, the “Group Insured”) shall effect and maintain:

1.1.1	in relation to the Crown Macau Project, Operation Period Insurances as set out in Appendix 1 (Operation Period Insurances) from at least the date hereof and shall maintain such Direct Insurances thereafter;

1.1.2	in relation to the City of Dreams Project:

(a)	Construction Period Insurances as set out in Appendix 2 (Construction Period Insurances) from at least the date hereof until the date upon which Practical Completion of the Project has been achieved (or such later date as may be specified in Appendix 1 (Construction Period Insurances); and

(b)	Operation Period Insurances at least in respect of the business and assets and against the risks and to the extent recommended by the Insurance Adviser, set out (save as to extent) in Appendix 1 (Operation Period Insurances) and otherwise satisfactory to the Agent (following consultation with the Insurance Adviser), on or before the expiry of such Construction Period Insurances and the Practical Completion or (if earlier) physical acceptance, use or occupancy of any part of the Project and shall maintain such Direct Insurances thereafter; and

1.1.3	all other Direct Insurances that may be required to be effected from time to time under this Agreement, by any applicable law or under any contract to which it is a party,

in each case, in a form reasonably satisfactory to the Agent (after consultation with the Insurance Adviser) and including (if so required hereunder or in the Agent’s reasonable determination) the Finance Parties as insureds or indemnities in their favour, together with waivers of subrogation against each of them.

1.2	Reinsurance

The Company and each Group Insured shall, if required under Clause 2.1.1 (Policies), ensure that facultative reinsurance of each Direct Insurance is purchased and maintained in full force and effect throughout the period that such Direct Insurance is required by this Schedule 8 to be maintained.

1.3	Additional Insurances

1.3.1	The Agent may at any time, having consulted with the Insurance Adviser and acting reasonably and taking into account the availability in the international market place of the following relevant items on reasonable commercial terms, require the Company or any other Relevant Obligor to:

(a)	procure the amendment of any or all Insurances to cover increased risks and/or liabilities; and/or

(b)	effect additional Insurances to cover risks and/or liabilities other than those specified in the scope of the Construction Period Insurances, the Operation Period Insurances and the other Direct Insurances as would from time to time be insured in accordance with standard industry practice by an owner and operator of a “five-star” first class Las Vegas - style luxury resort and casino carrying on the Permitted Businesses which does not self-insure (except in respect of deductibles required by insurers generally) and which is financed on a limited recourse basis, in such amounts and, in the case of additional Insurances, with such deductibles, in each case as the Agent may reasonably require, taking into account, among other things, the basis on which each Project and the Group’s other Permitted Businesses are financed and the interests of the Finance Parties under the Finance Documents.

1.3.2	In the event that the Company or any other Relevant Obligor fails to effect any Insurance required to be effected pursuant to Clause 1.3.1 above, the Agent may effect such Insurance and the Company shall, within five Business Days of demand, indemnify the Agent for the direct costs and expenses incurred by it as a result of effecting such Insurance.

1.3.3	The Company and each Group Insured may effect additional Insurances other than those required by Clause 1.1 (Direct Insurances), Clause 1.2 (Reinsurance) or the other sub-clauses of this Clause 1.3 provided that such Insurances do not prejudice its interests or those of any of the Finance Parties under or in respect of any Insurance effected pursuant to such clauses.

2.	INSURANCE UNDERTAKINGS

2.1	Policies

The Company and each Group Insured shall ensure that:

2.1.1	each of the Direct Insurances is placed and maintained with one or more insurers authorised to operate in the Macau SAR to the extent that locally admitted policies are, for any purpose, required as a result of any Legal Requirements;

2.1.2	not less than 95% of the coverage in respect of each Direct Insurance is provided by insurers rated at least A- by S&P or at least A by AM Best for their long term unsecured and unsubordinated debt or reinsured by insurers rated at least A- by S&P or at least A by AM Best for their long term unsecured and unsubordinated debt;

2.1.3	none of the Direct Insurers (exclusive of facultative Reinsurance) or facultative Reinsurers shall take more than a 33.33% share on any one insurance placement in respect of each of paragraphs 1, 2, 4 and 5 in Appendix 1 (Operation Period Insurances) and paragraph 1 in Appendix 2 (Construction Period Insurances), unless otherwise agreed by the Agent;

2.1.4	each of the Insurances is in a form and on terms acceptable to the Agent (including, without limitation, the level or period of any deductibles) and consistent with the obligations of the Company and the Group Insureds under this Schedule 8;

2.1.5	each Direct Insurance has endorsements in substantially the form set out in Appendix 3 (Form of Endorsements for Direct Insurances) and, notwithstanding the foregoing, as otherwise may reasonably be required by the Agent or in such other form as the Agent reasonably approves in writing (in each case, after consultation with the Insurance Adviser); and

2.1.6	each Reinsurance of each Direct Insurance has endorsements in substantially the form set out in Appendix 4 (Form of Endorsements for Reinsurances) and, notwithstanding the foregoing, as otherwise may reasonably be required by the Agent or in such other form as the Agent reasonably approves in writing (in each case, after consultation with the Insurance Adviser).

2.2	General Undertakings

The Company and each Group Insured shall:

2.2.1	pay or procure the payment of all premiums payable under each of the Insurances promptly as required under the Insurances and, if requested by the Agent, promptly produce to the Agent copies of receipts or other evidence of payment satisfactory to the Agent;

2.2.2	indemnify, within five Business Days of demand, the Agent and any other Finance Party against any premium or premiums paid by that other Finance Party for any of the Insurances;

2.2.3	promptly on receipt by the Company or other Group Insured, deliver an original cover note and an original policy for each of the Insurances to the Agent;

2.2.4	at least fifteen days prior to the earlier of the Practical Completion or physical acceptance, use or occupancy by the Company or any other Group Insured of any part of the City of Dreams Project or the expiry of the Construction Period Insurances therefor, provide evidence reasonably satisfactory to the Agent (after consultation with the Insurance Adviser) that the Operation Period Insurances thereafter shall be in effect on and from the expiry of the Construction Period Insurances;

2.2.5	at least ten days prior to the expiry of any Insurance (and provided such Insurance is being renewed), provide to the Agent a certificate from the Company or relevant Group Insured’s insurance brokers (or, if the Company or such Group Insured has no broker, Insurers) confirming the renewal of the policy relating to such Insurance, the renewal period, the amounts insured and any changes in terms or conditions;

2.2.6	take all action within its power to procure that nothing is at any time done or suffered to be done whereby any Insurance may be rendered void or voidable or may be suspended, impaired or defeated or any claim becomes uncollectable in full or in part, including, without limitation:

(a)	complying with all of the requirements imposed on it under the Insurances;

(b)	taking all action within its power to procure that at all times all parties to the Insurances (other than the Company, such Group Insured or the Finance Parties) comply with all of the requirements under the Insurances; and

(c)	taking all action necessary to maintain the Insurances as valid and up-to-date insurances;

2.2.7	not make any misrepresentation of any material facts or fail to disclose any material facts in respect of the Insurances which may have an adverse impact on the Insurances;

2.2.8	comply with each Direct Insurer’s, and, where reinsurance is placed by its insurance brokers, Reinsurer’s, risk management requirements set out in the policy documents for each Insurance;

2.2.9	promptly make and diligently pursue claims under the Insurances;

2.2.10	notify the Agent promptly upon becoming aware of any claim made under any of the Insurances where the actual or estimated totality of the amount of that claim together with any other claims in respect of any related loss exceeds HKD 100 million or its equivalent and of any occurrence which the Company or such Group Insured considers could reasonably be expected to entitle it or any other insured thereunder to submit claims under any of the Insurances where the actual or estimated totality of the amount of those claims exceeds such amount;

2.2.11	in the event of any claim made under any of the Insurances where the actual or estimated totality of the amount of that claim together with any other claims in respect of any related loss exceeds HKD 100 million or its equivalent (not taking into account any relevant deductible for this purpose), provide a report to the Agent (and, if possible, procure a report from the Company or the Group Insured’s insurance broker to the Agent) which shall include a description of the loss;

2.2.12	notify the Agent immediately upon receipt of any proceeds in relation to any claims arising in respect of any single or related losses which exceed, in aggregate, HKD 100 million or its equivalent under the Direct Insurances;

2.2.13	ensure so far as reasonably possible that no Insurance can be terminated by the Direct Insurer, and, where reinsurance is placed by its insurance brokers, Reinsurer for any reason (including failure to pay the premium or any other amount) unless the Agent and the Company or Group Insured receive at least thirty days’ written notice (or such lesser period, if any, as may be specified from time to time by Direct Insurers, and, where reinsurance is placed by its insurance brokers, Reinsurers;

2.2.14	without prejudice to sub-clause 2.2.13 above, notify the Agent if any Direct Insurer, and, where reinsurance is placed by its insurance brokers, Reinsurer cancels or gives notice of cancellation of any of the Insurances promptly on receipt of such notice;

2.2.15	notify the Agent of any act or omission or of any event which would reasonably be foreseen as invalidating or rendering unenforceable in whole or in part any of the Insurances;

2.2.16	notify the Agent promptly on becoming aware of any written proposal to make any material variation to any terms of any of the Insurances by any party to it;

2.2.17	not rescind, terminate or cancel any of the Insurances (unless replaced by a policy with the same coverage and otherwise meeting the requirements of this Schedule 8) nor agree to any variation to any of the material terms of the Insurances unless it obtains the prior written agreement of the Agent, which permission shall not be unreasonably withheld;

2.2.18	give the Agent and the Insurance Adviser such information about the Insurances (or as to any matter relevant to the Insurances) as the Agent reasonably requests from time to time;

2.2.19	procure the delivery to the Agent by each of the insurance brokers (acceptable to the Agent (after consultation with the Insurance Adviser)) through whom (if any) at any time any of the (i) Direct Insurances are effected of an Insurance Broker’s Letter of Undertaking and (ii) Reinsurances are effected of a Reinsurance Broker’s Letter of Undertaking;

2.2.20	ensure that, whether as a result of any claim made by any other insured party or otherwise, should the amount of any available limit fall below that specified in Appendix 1 (in the case of Crown Macau Project Operation Period Insurances), fall below that specified in Appendix 2 (in the case of City of Dreams Project Construction Period Insurances) or fall below that recommended by the Insurance Adviser and otherwise satisfactory to the Agent (in the case of City of Dreams Project Operation Period Insurances), such limit is promptly reinstated; and

2.2.21	use its best endeavours to ensure that each endorsement referred to in paragraphs 2.1.5 and 2.1.6 is amended (including by way of additional terms) in such manner as the Agent (after consultation with the Insurance Adviser) may reasonably require from time to time.

2.3	Assignment of Insurances

2.3.1	The Company and each Group Insured shall, in accordance with the Assignment of Onshore Contracts or, in the case of any Direct Insurance placed with a Direct Insurer outside the Macau SAR, the Debenture to which it is or may be party, grant assignments in favour of the Security Agent on behalf of the Finance Parties over its rights, title and interest in the Direct Insurances (other than any public liability, third party liability, workers compensation or legal liability insurance or any other insurances the proceeds of which are payable to employees of the Company or Group Insured) held by it from time to time.

2.3.2	The Company and each Group Insured shall give notice to and procure acknowledgement from each of the Direct Insurers (other than with respect to any public liability, third party liability, workers compensation, legal liability or any other insurances the proceeds of which are payable to employees of the Company or the Group Insured) in such forms as may be required under the Assignment of Onshore Contracts or Debenture or such other form reasonably acceptable to the Security Agent.

2.4	Assignment of Reinsurances

2.4.1	The Company and each Group Insured shall ensure that each of the Direct Insurers grants an assignment in favour of the Security Agent on behalf of the Finance Parties, over all of its rights, title and interest in any Reinsurance held from time to time under Clause 1.2 (Reinsurance) and/or the Reinsurance proceeds (other than relating to any public liability, third party liability or legal liability insurance or any other insurances the proceeds of which are payable to employees of the Company or the Group Insured). Each assignment shall at all times be in the form of the Assignment of Reinsurances unless otherwise agreed by the Security Agent (acting on the instructions of the Agent).

2.4.2	The Company and each Group Insured shall ensure that each such Direct Insurer gives notice to and obtain acknowledgements from each Reinsurer with whom it has effected such Reinsurance in such forms as may be required under the Assignment of Reinsurances or such other form reasonably acceptable to the Security Agent.

3.	FAILURE TO COMPLY WITH PROVISIONS OF INSURANCES

3.1	Notice of Non-Compliance

The Company shall notify the Agent as promptly as practicable if the Company or any other Relevant Obligor has at any time failed to comply with this Schedule 8, explaining in reasonable detail the failure, whether the Company reasonably believes it can be remedied and, if so, how and by when.

3.2	Annual Compliance Certificate

The Company shall, at the same time as the delivery of the Parent’s annual audited financial statements pursuant to paragraph 1.2 of Schedule 6 (Covenants) but, in any event, not less frequently than once every 12 months after the date of this Agreement, deliver to the Agent a certificate confirming compliance with this Schedule 8 or, if there is any non-compliance with this Schedule 8, explaining, in reasonable detail, the non-compliance, whether the Company reasonably believes it can be remedied and, if so, how and by when.

3.3	Action by Agent

If at any time and for any reason any Insurance required hereunder is not in full force and effect or if the Company or any other Relevant Obligor fails to comply with any other provision of this Schedule 8, then, without prejudice to the rights of any of the Finance Parties under any Finance Document, the Agent may (after consultation with the Insurance Adviser) thereupon on behalf of itself and the other Finance Parties, or at any time while the same is continuing, procure on behalf of itself and the other Finance Parties that Insurance at the Company or the Relevant Obligor’s expense is maintained such that full compliance with this Schedule 8 is restored. If that Insurance cannot be procured by the Agent, the Company and the Relevant Obligor shall (without prejudice to any of their other obligations under this Schedule 8 or any of the Finance Documents) take or procure the taking of all reasonable steps to eliminate or minimise uninsured hazards as required by the Agent in writing (after consultation with the Insurance Adviser).

3.4	Continuing Obligations

Any notification by the Company or any other Relevant Obligor of its failure to comply with this Schedule 8 shall not prejudice the rights of the Finance Parties under the Finance Documents.

4.	MARKET AVAILABILITY

If, at the time any of the Insurances referred to in this Schedule 8 are due to commence or fall due for renewal, insurance on those terms is not available at commercially reasonable rates in the international insurance or reinsurance market, the Company or, as the case may be, other Relevant Obligor may effect Insurance on alternative terms previously agreed in writing with the Agent (after consultation with the Insurance Adviser) provided that the Company or Relevant Obligor shall, at the request of the Agent, approach the insurance market at reasonable intervals (but not less frequently than every six months) to determine whether any of the insurances or terms required by this Agreement have become available at commercially reasonable rates and shall, promptly thereafter, deliver to the Agent and the Insurance Adviser the results of its investigation and the information from which it made its determination.

5.	INSURANCE PROCEEDS

5.1	Conduct of Claims - Group Insured

Subject to Clause 5.3 (Conduct of Claims - Default) below, the Company or the relevant Group Insured shall have the sole conduct of all claims under the Insurances arising from any one loss (for which purpose, two or more claims made in respect of the same, or reasonably related, circumstances are taken to relate to one loss) where the actual or estimated totality of that loss is less than or equal to HKD 100 million or its equivalent. For any loss where the actual or estimated totality of claims arising is more than this amount, neither the Company nor any other Relevant Obligor shall negotiate, compromise or settle any claim without the prior consent of the Agent (after consultation with the Insurance Adviser) (not to be unreasonably withheld).

5.2	Application of Proceeds

The Company and each Group Insured shall ensure that:

5.2.1	subject to sub-clause 5.2.3 below and prior to the delivery of an Enforcement Notice to the Company, all proceeds of any claim under any Insurance shall be applied in accordance with Schedule 4 (Mandatory Prepayment),

5.2.2	subject to sub-clause 5.2.3 below and following the delivery of an Enforcement Notice to the Company, all proceeds of any claim under any Insurance shall be applied as directed by the Security Agent; and

5.2.3	all proceeds of any public liability, third party liability, workers compensation or legal liability insurance, or directors and officers insurance or any other insurances the proceeds of which are payable to employees of the Company or any such Group Insured, shall be applied to its intended purpose.

5.3	Conduct of Claims - Default

Notwithstanding any other provisions of this Clause 5, if an Enforcement Notice has been delivered to the Company, then the Security Agent in consultation with the Insurance Adviser shall have sole conduct of all claims under the Insurances.

5.4	Insolvency of Direct Insurers

For the purpose of conduct of claims and application of proceeds under any Reinsurance taken out by a Direct Insurer, references to delivery of an Enforcement Notice in this Clause 5 shall include the occurrence of an “Insolvency Event” (as defined in the Assignment of Reinsurances) in respect of that Direct Insurer.

APPENDIX 1

OPERATION PERIOD INSURANCES

1.	Property All Risks Insurance

1.1	Insured

(1)	The Company, the Project Company and the Project Operating Company; and

(2)	the Finance Parties,

each for their respective rights and interests.

1.2	Insured Property

Property and interests of every description used for or in connection with the ownership and/or maintenance and operation of the facilities unless more specifically insured under the Construction All Risks Insurance (Item 1 of Appendix 1) – this shall include mechanical and electrical equipment if applicable.

1.3	Coverage

All risks of physical loss or damage which are normally insurable.

1.4	Sum Insured

An amount representing the full reinstatement or replacement value of the Insured Property or such lesser amount to be agreed by the Agent.

1.5	Territorial Limits

Anywhere in the Macau SAR.

1.6	Period of Insurance

From the later of the Practical Completion or commercial operation of any part of the Project until all liabilities under the Finance Documents have been discharged (the “Release Date”) (or such longer period of insurance as may be agreed by the Agent and the Company).

1.7	Permitted Exclusions

To include:

•	War, civil war etc.

•	Nuclear Risks

•	Wear, tear and general deterioration

•	Unexplained shortages

•	Terrorism

•	Consequential financial losses

•

Any part of the Insured Property which is in itself defective in design, workmanship and materials but this exclusion shall not apply to other parts of the Insured Property damaged in consequence of such a defect.

1.8	Required Extensions and Conditions

•	Automatic Increase Clause - 110%

•	Clean up of any property of the Insured or for which they are responsible necessarily incurred by the Insured having been affected by the outbreak of any infectious or contagious disease, including but not limited to SARS

•	72 hour clause

•	Temporary removal

•	Munitions of War Clause

•	Strikes, Riot and Civil Commotion

•	Minimisation of Loss

•	Advance Payment Clause

•	Temporary Repairs

•	Automatic Reinstatement of Sum Insured

•	Including pollution and contamination to the Insured Property arising from an event which itself is not otherwise excluded

•	Contract works including works and temporary works erected or in the course of erection including materials and other things for incorporation in the Project Works up to a sum of USD1,000,000

•	Capital Additions

•	Debris Removal

•	Professional Fees

•	Local/Public Authorities Clause

•	Mechanical or electrical breakdown of the Insured Property

•	Recompiling of records

•	General Waiver of Subrogation (to include Expansion construction participants)

•	Multiple Insureds Clause (LEG form) Senior Secured Creditors Special Conditions (Loss Payee and Notices)

•	Primary Insurance Clause

•	Assignment of Insurance

1.9	Maximum Deductible

Not to exceed USD250,000 (or 10% of loss for Water Damage/Typhoon/Landslip & Subsidence) in respect of each occurrence or such lesser amount as may be agreed between the Company and the Agent if available on commercially reasonably terms.

2.	Business Interruption Insurance

2.1	Insured

(1)	The Company, the Project Company and the Project Operating Company; and

(2)	the Finance Parties,

each for their respective rights and interests.

2.2	Interest

To indemnify the Insured for fixed costs including all Debt Service following loss or damage which is indemnifiable or would be indemnifiable but for the application of the excess under the Property All Risks Insurance.

2.3	Sum Insured

A sum sufficient to cover the sums the subject of the Indemnity for the Indemnity Period.

2.4	Indemnity Period

The period commencing from the date of the loss or damage and ending when the results of the insured business cease to be affected in consequence of the loss or damage. Not exceeding the Indemnity Period Limit.

The Indemnity Period Limit shall not be less than 12 months.

2.5	Territorial Limits

As for the Property All Risks Insurance.

2.6	Period of Insurance

As for the Property All Risks Insurance.

2.7	Permitted Exclusions

As for the Property All Risks Insurance.

2.8	Required Extensions

•	Suppliers Extension

•	Prevention of Access (not limited to damage)

•	Public Utilities

•	Payments on Account

•	Automatic Reinstatement of Sum Insured

•	Professional Accountants Clause

•	General Waiver of Subrogation (including the Trusts and to include Expansion construction participants)

•	Multiple Insureds Clause (LEG form) Senior Secured Creditors Special Conditions (loss payee and notices)

•	Primary Insurance Clause

•	Assignment of Insurance

•	Interruption or interference arising out of an event insured under the Defects Liability Period covers for the Project under the Construction All Risks Insurance

2.9	Maximum Excess

Not to exceed 30 days in the aggregate for each and every loss.

3.	Third Party and Products Liability Insurance

3.1	Insured

(1)	The Company, the Project Company and the Project Operating Company; and

(2)	the Finance Parties,

each for their respective rights and interests.

3.2	Interest

To indemnify the Insured in respect of all sums that it may become legally liable to pay consequent upon death, personal injury and disease to persons, loss or damage to property, obstruction, loss of amenities, stoppage of traffic happening or arising from or in connection with the operation and maintenance of the Project and the services to be provided thereby.

3.3	Limit of Indemnity

Not less than USD50,000,000 in respect of any one occurrence, the number of occurrences being unlimited but in the aggregate in respect of sudden and accidental pollution and products liability.

3.4	Territorial Limits/Jurisdiction

Jurisdiction - Worldwide. Territorial limits – Hong Kong and Macau

3.5	Period of Insurance

As for the Property All Risks Insurance.

3.6	Permitted Exclusions

To include:

•	Liability for death, illness, disease or bodily injury sustained by employees of the Insured

•	Liability for loss or damage to property which is reasonably foreseeable as being inevitable having regard for the nature of work undertaken

•	Liability arising out of the use of mechanically propelled vehicles whilst required to be compulsorily insured by legislation in respect of such vehicles

•	Liability in respect of predetermined penalties or liquidated damages imposed under any contract entered into by the Insured

•	Liability in respect of loss or damage to property in the care, custody and control of the Insured but this exclusion not to apply to employees’ or visitors’ property including vehicles and their contents

•	Liability arising out of technical or professional advice other than in respect of death or bodily injury to persons

•	Liability arising from the ownership, possession or use of any aircraft or waterborne vessel

•	Liability arising from seepage and pollution unless caused by a sudden, unintended and unexpected occurrence

•	War, civil war etc.

•	Nuclear risks

3.7	Required Extension and Conditions

•	Cross Liability Clause

•	Contractual Liability

•	Costs and Expenses in addition to the Limit of Indemnity (other than North America)

•	Advertising Liability (relating to physical damage from billboards, signs, etc.)

•	General Waiver of Subrogation for Finance Parties

•	Multiple Insureds Clause (LEG form) Senior Secured Creditors Special Conditions (loss payee and notices)

•	Primary Insurance Clause

•	Assignment of Insurance

3.8	Maximum Excess

Not to exceed USD100,000 (or 15% of loss for Water Damage or valet parking) each occurrence or such higher amount as may be agreed by the Agent.

4.	Fidelity Guarantee/Crime Insurance

4.1	Insured

(1)	The Company, the Project Company and the Project Operating Company; and

(2)	the Finance Parties,

each for their respective rights and interests.

4.2	Coverage

Direct pecuniary loss of money, negotiable instruments caused by acts of fraud or dishonesty by any employee or any other person.

4.3	Limits of Liability

Not less than USD30,000,000 in respect of any one occurrence or such higher amount as may be required to fully cover the amount of money on site at any one time.

4.4	Territorial Limits

Worldwide

4.5	Period of Insurance

From occupancy by the Company, the Project Company or the Project Operating Company of any part of the Project until the Release Date (or such longer period of insurance as may be agreed by the Agent and the Company).

4.6	Maximum Deductible

Not to exceed USD150,000 (or USD500,000 in respect of gaming activities) in respect of each occurrence or such higher amounts as may be agreed by the Agent.

5.	Money Insurance

5.1	Insured

The Company, each Project Company and the Finance Parties

each for their respective rights and interests.

5.2	Coverage

Loss, destruction or damage of money in transit, money at the business premises of the Insured during office hours and money in locked safe/drawer in the business premises of the Insured after office hours.

5.3	Limits of Liability

Not less than USD30,000,000 in respect of any one occurrence or such higher amount as may be required to fully cover the amount of money on site at any one time.

5.4	Territorial Limits

Worldwide

5.5	Period of Insurance

From occupancy by the Company, the Project Company or the Project Operating Company of any part of the Project until the Release Date (or such longer period of insurance as may be agreed by the Agent and the Company).

5.6	Maximum Deductible

Not to exceed USD100,000 in respect of each occurrence or such higher amounts as may be agreed by the Agent.

APPENDIX 2

CONSTRUCTION PERIOD INSURANCES

1.	Construction All Risks Insurance

1.1	Insured

(1)	the Company, the Project Company and the Project Operating Company as Principal;

(2)	Leighton Contractors (Asia) Ltd and China State Construction International Holdings Ltd and John Holland Pty Ltd trading as Leighton China State John Holland Joint Venture and/or Leighton Holdings Ltd and/or Leighton Contractors (Asia) Ltd - Registered Macau Branch as Management Contractor and/or Trade Contractors and/or Specialist Contractors and/or their Subcontractors of any tier and/or all Consultants of any tier (for their work onsite only); and

(3)	the Finance Parties,

each for their respective rights and interests.

1.2	Insured Property

All permanent and temporary works, temporary buildings, materials, spares, office equipment, tools, and all other property or equipment of whatsoever nature or description (excluding contractors’ plant and equipment), the property of the Insured or that for which they are responsible at the site or elsewhere within the Territorial Limits including whilst in transit or temporarily stored at or away from the site all in connection with the Insured Project.

1.3	Coverage

All risks of physical loss or damage which are normally insurable.

1.4	Sum Insured

An amount not less than the Estimated Construction Value of HK$17,870,000,000 plus any additional sub-limits as may be allowed for within the policy wording.

1.5	Territorial Limits

Anywhere within Macau SAR.

1.6	Period of Insurance

For the full period of the Project plus the “Defects Liability Period” (as defined in the Construction Contract).

1.7	Permitted Exclusions

To include:

•	War, Civil War etc.

•	Nuclear Risks

•	Wear and Tear

•	Unexplained shortage

•	Consequential financial losses

•	Terrorism

•	DE3 type defective design, workmanship and materials exclusion

•	Mould

•	Delay, penalties, etc.

•	Normal upkeep

•	Cessation of work without reasonable precautions

•	Damage to road vehicles, aircraft and waterborne craft exceeding 12 metres

•	Money, etc.

•	Air or sea transit

•	Deliberate acts of the Insured

•	Gradual subsidence

•	Piling (customary limitations)

•	Existing trees or natural vegetation

•	Cement, sand, aggregates and similar in transit

•	Electronic data

1.8	Required Extensions and Conditions

•	Professional Fees Clause

•	Debris Removal Clause

•	72 Hour Clause

•	Free Issue Materials Clause

•	Automatic Increase Clause (110 per cent.)

•	Extra Charges (15 per cent.)

•	Strikes, Riot and Civil Commotion

•	Local/Public Authorities and Clause

•	Munitions of War Clause

•	Extended Maintenance

•	Automatic Reinstatement of Sum Insured

•	Plans and Documents

•	Inland Transit/Offsite Storage

•	Advance Payments Clause

•	Marine 50/50 Clause

•	General Waiver of Subrogation

•	Multiple Insureds Clause (LEG form) Senior Secured Creditors Special Conditions (Loss Payee and Notices)

•	Primary Insurance Clause

•	Assignment of Insurance

1.9	Maximum Deductible

Not to exceed:

(i)	The first HK$800,000 arising out of typhoon, windstorm, rainstorm, stormwater, earthquake or tsunami; or

(ii)	The first HK$1,500,000 arising out of defective design, plan, specification, materials or workmanship; or

(iii)	The first HK$800,000 arising out of damage to plants or trees; or

(iv)	The first HK$800,000 arising out of fire; or

(v)	The first HK$400,000 arising out of theft, collapse, maintenance, testing; or

(vi)	The first HK$800,000 or 20% of loss whichever is the greater arising out of internal water damage, other than storm water damage; or

(vii)	The first HK$200,000 or 50% of loss whichever is the greater in respect of loss or damage to bamboo scaffolding; or;

(viii)	The first HK$200,000 in respect of loss or damage to non-bamboo scaffolding; or

(ix)	The first HK$200,000 all other losses.

2.	Third Party Liability Insurance

2.1	Insured

(1)	the Company, the Project and the Project Operating Company;

(2)	Melco PBL Entertainment (Macau) Ltd and/or Melco PBL (COD) Developments Ltd and/or Melco PBL Gaming (Macau) Ltd and/or their Subsidiary Companies as Principal and/or Leighton Contractors (Asia) Ltd and China State Construction International Holdings Ltd and John Holland Pty Ltd trading as Leighton China State John Holland Joint Venture and/or Leighton Holdings Ltd and/or Leighton Contractors (Asia) Ltd - Registered Macau Branch as Management Contractor and/or Trade Contractors and/or Specialist Contractors and/or their Subcontractors of any tier and/or all Consultants of any tier (for their work onsite only); and

(3)	the Finance Parties,

each for their respective rights and interests.

2.2	Interest

The Insurers will indemnify the Insured against all sums which the Insured shall be legally liable for, or have assumed liability under contract, for compensation or damages in respect of

(a)	death of or injury to or disease contracted or illness sustained by any person

(b)	damage to property not insured under 1 above

happening within the Territorial Limits during the Period of Insurance and arising out of the course of or in connection with the carrying out of the Project.

2.3	Limit of Indemnity

Not less than HKD400,000,000 in respect of any one occurrence, the number of occurrences being unlimited.

2.4	Territorial Limits/Jurisdiction

Worldwide.

2.5	Period of Insurance

As per the Construction All Risks Insurance.

2.6	Permitted Exclusions

To include:

•	Liability for death, illness, disease or bodily injury sustained by employees of the Insured

•	Liability for loss or damage to property which is reasonably foreseeable as being inevitable having regard for the nature of work undertaken

•	Liability arising out of the use of mechanically propelled vehicles whilst required to be compulsorily insured by legislation in respect of such vehicles

•	Liability in respect of predetermined penalties or liquidated damages imposed under any contract entered into by the Insured

•	Liability in respect of loss or damage to property in the care, custody and control of the Insured or to the permanent or temporary works

•	Liability arising from the ownership, possession or use of any aircraft or waterborne vessel

•	Liability arising from seepage and pollution unless caused by a sudden, unintended and unexpected occurrence

•	War, civil war etc.

•	Nuclear risks

•	Terrorism

•	The Works and Contractors plant and equipment

•	Libel and slander

•	Professional advice

•	Asbestos

•	Electronic data

2.7	Required Extensions and Conditions

•	Cross Liability Clause

•	Contractual Liability

•	Underground Services

•	Vibration Removal or Weakening of Support

•	Munitions of War Clause

•	General Waiver of Subrogation

•	Costs and Expenses in addition to the Limit of Indemnity (other than North America)

•	Worldwide jurisdiction

•	Multiple Insureds Clause (LEG form) Senior Secured Creditors Special Conditions (Loss Payee and Notices)

•	Primary Insurance Clause

2.8	Maximum Excess

Not to exceed:

(i)	HK$250,000 or 20% of loss whichever is the greater in respect of loss of or damage to third party property arising out of vibration, removal or weakening of support; or

(ii)	HK$400,000 or 20% of loss whichever is the greater of the amount of loss or damage to underground services or Employers’ property; or

(iii)	HK$400,000 or 40% whichever is the greater of the amount of loss or damage to underground utility services being oil-filled or fibre-optic cables; or

(iv)	Third Party Property Damage HK$150,000.

All deductibles stated are in respect of each Event. Following a claim where more than one deductible is triggered in a section, the single greatest deductible applicable to that Event shall apply.

3.	Compulsory Insurance

Insurances required to comply with all statutory requirements including Workers Compensation and Motor Liability Insurances as applicable. The Compulsory Insurance shall contain an indemnity clause in favour of the Finance Parties.

APPENDIX 3

FORM OF ENDORSEMENTS FOR DIRECT INSURANCES

Part I

General

MULTIPLE INSURED CLAUSE

(i)	Cover hereunder shall apply in the same manner and to the same extent as if individual policies had been issued to each insured party provided that the total liability of the Insurers to all of the insured parties collectively shall not exceed the sums insured and limits of indemnity including any inner limits set by memorandum or endorsement stated in the policy.

(ii)	Any payment or payments by insurers to any one or more such insured parties shall reduce to the extent of that payment Insurers liability to all such parties arising from any one event giving rise to a claim under this policy and (if applicable) in the aggregate.

(iii)	The Insurers acknowledge that the Finance Parties and (in respect of third party liabilities) their respective officers, directors, employees, secondees and assigns are each additional co-insureds under this Policy and that the premium specified in this Policy provides consideration for their being co-insured parties.

(iv)	Neither the Agent, the Security Agent nor the Finance Parties shall be liable for the payment of any premium under this Policy although they may choose to pay the premium. This shall not relieve the Company from its obligations to pay any premium under this Policy.

(v)	Save in the case of the Finance Parties, each of the insured parties will at all times preserve and enforce the various contractual agreements entered into by such insured party and the contractual remedies of such party in the event of Damage.

(vi)	The insurers shall be entitled to avoid liability to or (as may be appropriate) claim damages from any of the insured parties in circumstances of fraud, misrepresentation, non-disclosure or breach of any warranty or condition of this policy committed by that insured party each referred to in this agreement as a Vitiating Act.

(vii)	However (save as provided in this Multiple Insured’s Clause) a vitiating Act committed by one insured party shall not prejudice the right of indemnity of any other insured party who has an insurable interest and who has not committed a Vitiating Act.

(viii)	Insurers waive all rights of subrogation or action which they may have or acquire against any insured party except (save in the case of any Finance Party) where the rights of subrogation or recourse are acquired in consequence or otherwise following a Vitiating Act in which circumstances Insurers may enforce such rights notwithstanding the continuing or former status of the Vitiating Party as an Insured.

LOSS PAYEE CLAUSE

Claims payments under this Policy shall be agreed with and payable to the Agent or as it directs. Notwithstanding any of the foregoing, any amounts of any kind payable to any of the Group Insured shall be paid into the Insurance Proceeds Account or as the Agent may otherwise direct.

INTEREST OF OTHER PARTIES

The interest of the Finance Parties and any mortgagee or other party who has financial interest in the Property Insured or to whom legal rights may have been assigned or parties supplying property to the Insured under a hiring leasing or similar agreement is noted but only (in the case of the latter) to the extent that the Insured is required to include such interest. All sums paid as claims under this Policy shall, however, be made in accordance with the Loss Payee Clause.

PRIMARY INSURANCE

If at the time of any loss, damage, occurrence or liability giving rise to a claim under this Policy, other Policy(ies) exist providing insurance against loss, damage, occurrence or liability to the Project as provided by this Policy effected jointly or severally by any of the Insured parties, this Policy shall be primary to, and receive no contribution from, such other insurance.

ALTERATION OF THE MATERIAL FACTS

If any change shall occur materially varying any of the circumstances disclosed to or known to the Insurer, the insured shall as soon as reasonably practicable give notice of such change with full particulars hereof and take any precaution as circumstances may require.

In any situation where it may be alleged that there has been a failure by the insured to advise material alterations or that there has been non-disclosure or misrepresentation of information originally supplied, the insurer shall not exercise any rights to avoid this insurance if such non disclosure or misrepresentation was unintended and free of any fraudulent conduct or intent to deceive, and provided the same shall be advised to the Insurer as soon as it shall become known. In no event will misrepresentation, non disclosure or failure to advise material facts by one party prejudice other parties who have not so acted.

DISCLOSURE

The Insurers acknowledge to the Finance Parties alone that (i) they have received adequate information in order to evaluate the risk of insuring the Company in respect of the risks hereby insured on the assumption that such information is not materially misleading, (ii) there is no information which has been relied on or is required by the Insurers in respect of their decision to co-insure the Finance Parties or their directors, officers, employees or agents, and (iii) in agreeing to enter into this Policy, they have not relied upon or taken into account any information supplied to them by any Finance Party. The acknowledgements provided by the Insurers in this clause shall have no effect on any rights that the Insurers might have had under or in relation to the Policy against any party (including the Company) other than the Finance Parties in the absence of such acknowledgements.

FRAUDULENT CLAIMS

If any claim be in any respect fraudulent or if any fraudulent means or devices shall be used by the Insured or anyone acting on its/their behalf to obtain any benefit under this Policy or if any loss or damage shall be occasioned with the support of the Insured, the benefit under this Policy shall be forfeited in respect of the fraudulent party only.

MISCELLANEOUS

This endorsement overrides any conflicting provision in this Policy.

DEFINITIONS

For the purpose of this Endorsement, the following definitions will apply:

“Affiliate” has the meaning given in the Senior Facilities Agreement.

“Agent” means Deutsche Bank AG, Hong Kong Branch in its capacity as agent for the Finance Parties and includes its successors in that capacity.

“Company” means Melco PBL Gaming (Macau) Limited.

“Finance Parties” has the meaning given in the Senior Facilities Agreement.

“Group Insured” means any Insured Party comprising the Company or its Affiliates.

“Insurance Proceeds Account” has the meaning given in the Senior Facilities Agreement.

“Security Agent” means DB Trustees (Hong Kong) Limited in its capacity as trustee and/or security agent for the Finance Parties and includes its successors in that capacity.

“Senior Facilities Agreement” means the agreement so entitled dated [    ] between, amongst others, the Company, the Agent and the Security Agent, as amended, consolidated, supplemented, novated or replaced from time to time.

Part II

City of Dreams Project (Construction Period Insurances)

MULTIPLE INSURED CLAUSE

(i)	Cover hereunder shall apply in the same manner and to the same extent as if individual policies had been issued to each insured party provided that the total liability of the Insurers to all of the insured parties collectively shall not exceed the sums insured and limits of indemnity including any inner limits set by memorandum or endorsement stated in the policy.

(ii)	Any payment or payments by insurers to any one or more such insured parties shall reduce to the extent of that payment Insurers liability to all such parties arising from any one event giving rise to a claim under this policy and (if applicable) in the aggregate.

(iii)	The Insurers acknowledge that the Finance Parties and (in respect of third party liabilities) their respective officers, directors, employees, secondees and assigns are each additional co-insureds under this Policy and that the premium specified in this Policy provides consideration for their being co-insured parties.

(iv)	Neither the Agent, the Security Agent nor the Finance Parties shall be liable for the payment of any premium under this Policy although they may choose to pay the premium. This shall not relieve the Company from its obligations to pay any premium under this Policy.

(v)	Save in the case of the Finance Parties, each of the insured parties will at all times preserve and enforce the various contractual agreements entered into by such insured party and the contractual remedies of such party in the event of Damage.

(vi)	The insurers shall be entitled to avoid liability to or (as may be appropriate) claim damages from any of the insured parties in circumstances of fraud, misrepresentation, non-disclosure or breach of any warranty or condition of this policy committed by that insured party each referred to in this agreement as a Vitiating Act.

(vii)	However (save as provided in this Multiple Insured’s Clause) a vitiating Act committed by one insured party shall not prejudice the right of indemnity of any other insured party who has an insurable interest and who has not committed a Vitiating Act.

(viii)	Insurers waive all rights of subrogation or action which they may have or acquire against any insured party except (save in the case of any Finance Party) where the rights of subrogation or recourse are acquired in consequence or otherwise following a Vitiating Act in which circumstances Insurers may enforce such rights notwithstanding the continuing or former status of the Vitiating Party as an Insured.

LOSS PAYEE CLAUSE

Subject to the terms, definitions, warranties, exclusions, provisions and conditions contained or endorsed or otherwise expressed in the Reinsurance cover, claims payments shall be made as follows:

(a)	Claims payments under section 1 for losses (together with any other related loss, whether or not suffered by the same Insured) equal or below HKD 100 million or its equivalent shall be agreed and payable to the Insured, unless the Agent has notified the Insurer that an Enforcement Notice has been delivered to the company shall be agreed and payable to the Agent or as it directs.

(b)	Claims payments under section 1 for losses (together with any other related loss, whether or not suffered by the same Insured) exceeding HKD 100 million or its equivalent shall be agreed and payable to the Agent or as it directs, unless otherwise instructed.

(c)	Claims payments under Section 2 shall be made directly to the third party entitled to payment there under.

(d)	Notwithstanding any of the foregoing, any amounts of any kind payable to any of the Melco PBL Group Insured shall be paid into the Insurance Proceeds Account or as the Agent may otherwise direct.

(e)	By giving the payment instruction, the Company confirms and assumes full liability that a payment as described above will not violate currency or exchange or any other laws or regulations.

It is fully understood and agreed by the ceding company that it is condition precedent to this policy that any payments made directly to the assured shall absolve the Reinsurer from making any payments to the company or its receiver, assignee, trustee or successor and shall constitute a full discharge and release of the Reinsurer from any and all further liabilities in connection therewith.

INTEREST OF OTHER PARTIES

The interest of the Finance Parties and any mortgagee or other party who has financial interest in the Property Insured or to whom legal rights may have been assigned or parties supplying property to the Insured under a hiring leasing or similar agreement is noted but only (in the case of the latter) to the extent that the Insured is required to include such interest. All sums paid as claims under this Policy shall, however, be made in accordance with the Loss Payee Clause.

PRIMARY INSURANCE

If at the time of any loss, damage, occurrence or liability giving rise to a claim under this Policy, other Policy(ies) exist providing insurance against loss, damage, occurrence or liability to the Project as provided by this Policy effected jointly or severally by any of the Insured parties, this Policy shall be primary to, and receive no contribution from, such other insurance.

ALTERATION OF THE MATERIAL FACTS

If any change shall occur materially varying any of the circumstances disclosed to or known to the Insurer, the insured shall as soon as reasonably practicable give notice of such change with full particulars hereof and take any precaution as circumstances may require.

In any situation where it may be alleged that there has been a failure by the insured to advise material alterations or that there has been non-disclosure or misrepresentation of information originally supplied, the insurer shall not exercise any rights to avoid this insurance if such non disclosure or misrepresentation was unintended and free of any fraudulent conduct or intent to deceive, and provided the same shall be advised to the Insurer as soon as it shall become known. In no event will misrepresentation, non disclosure or failure to advise material facts by one party prejudice other parties who have not so acted.

DISCLOSURE

The Insurers acknowledge to the Finance Parties alone that (i) they have received adequate information in order to evaluate the risk of insuring the Company in respect of the risks hereby insured on the assumption that such information is not materially misleading, (ii) there is no information which has been relied on or is required by the Insurers in respect of their decision to co-insure the Finance Parties or their directors, officers, employees or agents, and (iii) in agreeing to enter into this Policy, they have not relied upon or taken into account any information supplied to them by any Finance Party. The acknowledgements provided by the Insurers in this clause shall have no effect on any rights that the Insurers might have had under or in relation to the Policy against any party (including the Company) other than the Finance Parties in the absence of such acknowledgements.

FRAUDULENT CLAIMS

If any claim be in any respect fraudulent or if any fraudulent means or devices shall be used by the Insured or anyone acting on its/their behalf to obtain any benefit under this Policy or if any loss or damage shall be occasioned with the support of the Insured, the benefit under this Policy shall be forfeited in respect of the fraudulent party only.

MISCELLANEOUS

This endorsement overrides any conflicting provision in this Policy.

DEFINITIONS

For the purpose of this Endorsement, the following definitions will apply:

“Affiliate” has the meaning given in the Senior Facilities Agreement.

“Agent” means Deutsche Bank AG, Hong Kong Branch in its capacity as agent for the Finance Parties and includes its successors in that capacity.

“Company” means Melco PBL Gaming (Macau) Limited.

“Finance Parties” has the meaning given in the Senior Facilities Agreement.

“Group Insured” means any Insured Party comprising the Company or its Affiliates.

“Insurance Proceeds Account” has the meaning given in the Senior Facilities Agreement.

“Security Agent” means DB Trustees (Hong Kong) Limited in its capacity as trustee and/or security agent for the Finance Parties and includes its successors in that capacity.

“Senior Facilities Agreement” means the agreement so entitled dated [    ] between, amongst others, the Company, the Agent and the Security Agent, as amended, consolidated, supplemented, novated or replaced from time to time.

APPENDIX 4

FORM OF ENDORSEMENTS FOR REINSURANCES

Part I

General

MULTIPLE INSURED CLAUSE

(i)	Cover hereunder shall apply in the same manner and to the same extent as if individual policies had been issued to each insured party provided that the total liability of the Insurers to all of the insured parties collectively shall not exceed the sums insured and limits of indemnity including any inner limits set by memorandum or endorsement stated in the policy.

(ii)	Any payment or payments by insurers to any one or more such insured parties shall reduce to the extent of that payment Insurers liability to all such parties arising from any one event giving rise to a claim under this policy and (if applicable) in the aggregate.

(iii)	The Insurers acknowledge that the Finance Parties and (in respect of third party liabilities) their respective officers, directors, employees, secondees and assigns are each additional co-insureds under this Policy and that the premium specified in this Policy provides consideration for their being co-insured parties.

(iv)	Neither the Agent, the Security Agent nor the Finance Parties shall be liable for the payment of any premium under this Policy although they may choose to pay the premium. This shall not relieve the Company from its obligations to pay any premium under this Policy.

(v)	Save in the case of the Finance Parties, each of the insured parties will at all times preserve and enforce the various contractual agreements entered into by such insured party and the contractual remedies of such party in the event of Damage.

(vi)	The insurers shall be entitled to avoid liability to or (as may be appropriate) claim damages from any of the insured parties in circumstances of fraud, misrepresentation, non-disclosure or breach of any warranty or condition of this policy committed by that insured party each referred to in this agreement as a Vitiating Act.

(vii)	However (save as provided in this Multiple Insured’s Clause) a vitiating Act committed by one insured party shall not prejudice the right of indemnity of any other insured party who has an insurable interest and who has not committed a Vitiating Act.

(viii)	Insurers waive all rights of subrogation or action which they may have or acquire against any insured party except (save in the case of any Finance Party) where the rights of subrogation or recourse are acquired in consequence or otherwise following a Vitiating Act in which circumstances Insurers may enforce such rights notwithstanding the continuing or former status of the Vitiating Party as an Insured.

LOSS PAYEE CLAUSE

Claims payments under this Policy shall be agreed with and payable to the Agent or as it directs. Notwithstanding any of the foregoing, any amounts of any kind payable to any of the Group Insured shall be paid into the Insurance Proceeds Account or as the Agent may otherwise direct.

INTEREST OF OTHER PARTIES

The interest of the Finance Parties and any mortgagee or other party who has financial interest in the Property Insured or to whom legal rights may have been assigned or parties supplying property to the Insured under a hiring leasing or similar agreement is noted but only (in the case of the latter) to the extent that the Insured is required to include such interest. All sums paid as claims under this Policy shall, however, be made in accordance with the Loss Payee Clause.

PRIMARY INSURANCE

If at the time of any loss, damage, occurrence or liability giving rise to a claim under this Policy, other Policy(ies) exist providing insurance against loss, damage, occurrence or liability to the Project as provided by this Policy effected jointly or severally by any of the Insured parties, this Policy shall be primary to, and receive no contribution from, such other insurance.

ALTERATION OF THE MATERIAL FACTS

If any change shall occur materially varying any of the circumstances disclosed to or known to the Insurer, the insured shall as soon as reasonably practicable give notice of such change with full particulars hereof and take any precaution as circumstances may require.

In any situation where it may be alleged that there has been a failure by the insured to advise material alterations or that there has been non-disclosure or misrepresentation of information originally supplied, the insurer shall not exercise any rights to avoid this insurance if such non disclosure or misrepresentation was unintended and free of any fraudulent conduct or intent to deceive, and provided the same shall be advised to the Insurer as soon as it shall become known. In no event will misrepresentation, non disclosure or failure to advise material facts by one party prejudice other parties who have not so acted.

DISCLOSURE

The Insurers acknowledge to the Finance Parties alone that (i) they have received adequate information in order to evaluate the risk of insuring the Company in respect of the risks hereby insured on the assumption that such information is not materially misleading, (ii) there is no information which has been relied on or is required by the Insurers in respect of their decision to co-insure the Finance Parties or their directors, officers, employees or agents, and (iii) in agreeing to enter into this Policy, they have not relied upon or taken into account any information supplied to them by any Finance Party. The acknowledgements provided by the Insurers in this clause shall have no effect on any rights that the Insurers might have had under or in relation to the Policy against any party (including the Company) other than the Finance Parties in the absence of such acknowledgements.

FRAUDULENT CLAIMS

If any claim be in any respect fraudulent or if any fraudulent means or devices shall be used by the Insured or anyone acting on its/their behalf to obtain any benefit under this Policy or if any loss or damage shall be occasioned with the support of the Insured, the benefit under this Policy shall be forfeited in respect of the fraudulent party only.

MISCELLANEOUS

This endorsement overrides any conflicting provision in this Policy.

DEFINITIONS

For the purpose of this Endorsement, the following definitions will apply:

“Affiliate” has the meaning given in the Senior Facilities Agreement.

“Agent” means Deutsche Bank AG, Hong Kong Branch in its capacity as agent for the Finance Parties and includes its successors in that capacity.

“Company” means Melco PBL Gaming (Macau) Limited.

“Finance Parties” has the meaning given in the Senior Facilities Agreement.

“Group Insured” means any Insured Party comprising the Company or its Affiliates.

“Insurance Proceeds Account” has the meaning given in the Senior Facilities Agreement.

“Security Agent” means DB Trustees (Hong Kong) Limited in its capacity as trustee and/or security agent for the Finance Parties and includes its successors in that capacity.

“Senior Facilities Agreement” means the agreement so entitled dated [ ] between, amongst others, the Company, the Agent and the Security Agent, as amended, consolidated, supplemented, novated or replaced from time to time.

Part II

City of Dreams Project (Construction Period Insurances)

MULTIPLE INSURED CLAUSE

(i)	Cover hereunder shall apply in the same manner and to the same extent as if individual policies had been issued to each insured party provided that the total liability of the Insurers to all of the insured parties collectively shall not exceed the sums insured and limits of indemnity including any inner limits set by memorandum or endorsement stated in the policy.

(ii)	Any payment or payments by insurers to any one or more such insured parties shall reduce to the extent of that payment Insurers liability to all such parties arising from any one event giving rise to a claim under this policy and (if applicable) in the aggregate.

(iii)	The Insurers acknowledge that the Finance Parties and (in respect of third party liabilities) their respective officers, directors, employees, secondees and assigns are each additional co-insureds under this Policy and that the premium specified in this Policy provides consideration for their being co-insured parties.

(iv)	Neither the Agent, the Security Agent nor the Finance Parties shall be liable for the payment of any premium under this Policy although they may choose to pay the premium. This shall not relieve the Company from its obligations to pay any premium under this Policy.

(v)	Save in the case of the Finance Parties, each of the insured parties will at all times preserve and enforce the various contractual agreements entered into by such insured party and the contractual remedies of such party in the event of Damage.

(vi)	The insurers shall be entitled to avoid liability to or (as may be appropriate) claim damages from any of the insured parties in circumstances of fraud, misrepresentation, non-disclosure or breach of any warranty or condition of this policy committed by that insured party each referred to in this agreement as a Vitiating Act.

(vii)	However (save as provided in this Multiple Insured’s Clause) a vitiating Act committed by one insured party shall not prejudice the right of indemnity of any other insured party who has an insurable interest and who has not committed a Vitiating Act.

(viii)	Insurers waive all rights of subrogation or action which they may have or acquire against any insured party except (save in the case of any Finance Party) where the rights of subrogation or recourse are acquired in consequence or otherwise following a Vitiating Act in which circumstances Insurers may enforce such rights notwithstanding the continuing or former status of the Vitiating Party as an Insured.

LOSS PAYEE CLAUSE

Subject to the terms, definitions, warranties, exclusions, provisions and conditions contained or endorsed or otherwise expressed in the Reinsurance cover, claims payments shall be made as follows:

(a)	Claims payments under section 1 for losses (together with any other related loss, whether or not suffered by the same Insured) equal or below HKD 100 million or its equivalent shall be agreed and payable to the Insured, unless the Agent has notified the Insurer that an Enforcement Notice has been delivered to the company shall be agreed and payable to the Agent or as it directs.

(b)	Claims payments under section 1 for losses (together with any other related loss, whether or not suffered by the same Insured) exceeding HKD 100 million or its equivalent shall be agreed and payable to the Agent or as it directs, unless otherwise instructed.

(c)	Claims payments under Section 2 shall be made directly to the third party entitled to payment there under.

(d)	Notwithstanding any of the foregoing, any amounts of any kind payable to any of the Melco PBL Group Insured shall be paid into the Insurance Proceeds Account or as the Agent may otherwise direct.

(e)	By giving the payment instruction, the Company confirms and assumes full liability that a payment as described above will not violate currency or exchange or any other laws or regulations.

It is fully understood and agreed by the ceding company that it is condition precedent to this policy that any payments made directly to the assured shall absolve the Reinsurer from making any payments to the company or its receiver, assignee, trustee or successor and shall constitute a full discharge and release of the Reinsurer from any and all further liabilities in connection therewith.

INTEREST OF OTHER PARTIES

The interest of the Finance Parties and any mortgagee or other party who has financial interest in the Property Insured or to whom legal rights may have been assigned or parties supplying property to the Insured under a hiring leasing or similar agreement is noted but only (in the case of the latter) to the extent that the Insured is required to include such interest. All sums paid as claims under this Policy shall, however, be made in accordance with the Loss Payee Clause.

PRIMARY INSURANCE

If at the time of any loss, damage, occurrence or liability giving rise to a claim under this Policy, other Policy(ies) exist providing insurance against loss, damage, occurrence or liability to the Project as provided by this Policy effected jointly or severally by any of the Insured parties, this Policy shall be primary to, and receive no contribution from, such other insurance.

ALTERATION OF THE MATERIAL FACTS

If any change shall occur materially varying any of the circumstances disclosed to or known to the Insurer, the insured shall as soon as reasonably practicable give notice of such change with full particulars hereof and take any precaution as circumstances may require.

In any situation where it may be alleged that there has been a failure by the insured to advise material alterations or that there has been non-disclosure or misrepresentation of information originally supplied, the insurer shall not exercise any rights to avoid this insurance if such non disclosure or misrepresentation was unintended and free of any fraudulent conduct or intent to deceive, and provided the same shall be advised to the Insurer as soon as it shall become known. In no event will misrepresentation, non disclosure or failure to advise material facts by one party prejudice other parties who have not so acted.

DISCLOSURE

The Insurers acknowledge to the Finance Parties alone that (i) they have received adequate information in order to evaluate the risk of insuring the Company in respect of the risks hereby insured on the assumption that such information is not materially misleading, (ii) there is no information which has been relied on or is required by the Insurers in respect of their decision to co-insure the Finance Parties or their directors, officers, employees or agents, and (iii) in agreeing to enter into this Policy, they have not relied upon or taken into account any information supplied to them by any Finance Party. The acknowledgements provided by the Insurers in this clause shall have no effect on any rights that the Insurers might have had under or in relation to the Policy against any party (including the Company) other than the Finance Parties in the absence of such acknowledgements.

FRAUDULENT CLAIMS

If any claim be in any respect fraudulent or if any fraudulent means or devices shall be used by the Insured or anyone acting on its/their behalf to obtain any benefit under this Policy or if any loss or damage shall be occasioned with the support of the Insured, the benefit under this Policy shall be forfeited in respect of the fraudulent party only.

MISCELLANEOUS

This endorsement overrides any conflicting provision in this Policy.

DEFINITIONS

For the purpose of this Endorsement, the following definitions will apply:

“Affiliate” has the meaning given in the Senior Facilities Agreement.

“Agent” means Deutsche Bank AG, Hong Kong Branch in its capacity as agent for the Finance Parties and includes its successors in that capacity.

“Company” means Melco PBL Gaming (Macau) Limited.

“Finance Parties” has the meaning given in the Senior Facilities Agreement.

“Group Insured” means any Insured Party comprising the Company or its Affiliates.

“Insurance Proceeds Account” has the meaning given in the Senior Facilities Agreement.

“Security Agent” means DB Trustees (Hong Kong) Limited in its capacity as trustee and/or security agent for the Finance Parties and includes its successors in that capacity.

“Senior Facilities Agreement” means the agreement so entitled dated [ ] between, amongst others, the Company, the Agent and the Security Agent, as amended, consolidated, supplemented, novated or replaced from time to time.

APPENDIX 5

FORM OF INSURANCE BROKER’S LETTER OF UNDERTAKING

To: [                            ] as Agent

[Date]

Dear Sirs,

1.	We refer to Schedule 8 (Insurance) (the “Insurance Schedule”) to the Senior Facilities Agreement dated [•] between, amongst others, Melco PBL Gaming Limited and [relevant Group Insured] (the “Companies”) and the financial institutions referred to therein as Finance Parties, as amended, consolidated, supplemented, novated or replaced from time to time. Terms used herein shall bear the same meaning as in the Insurance Schedule. Any reference herein to a document being in substantially a specified form shall be construed as meaning such document being in the same form as the specified form save for the insertion of information left in blank or typographical errors.

2.	We, in our capacity as insurance brokers to the Companies, confirm that each Direct Insurance as required pursuant to Clause 1.1 of the Insurance Schedule is in full force and effect as of the date of this letter on and in respect of the risks set out in the Direct Insurances evidenced in the policy cover notes attached hereto as Annex A and that all premiums which are required to have been paid at the date hereof in respect of such Direct Insurances have been paid in full.

3.	We confirm that each Direct Insurance referred to in paragraph 2 above contains endorsements in substantially the form set out in Appendix 3 (Form of Endorsements for Direct Insurances) to the Insurance Schedule.

4.	Pursuant to instructions received from the Companies, we confirm in respect of the Direct Insurances referred to in the attached cover notes:

(a)	in the case of any such Direct Insurance, as and when the same is renewed, extended or replaced, and subject to market conditions current at the time of application for such renewal, extension or replacement, to use our best efforts to ensure that it complies with the requirements of the Insurance Schedule or such other requirements as you may reasonably approve in writing and that it contains endorsements in substantially the form set out in Appendix 3 (Form of Endorsements for Direct Insurances) to the Insurance Schedule or in such other form as you may approve in writing;

(b)	to pay to the accounts specified in the relevant loss payable clauses in the relevant policy documents without any set-off or deduction of any kind for any reason any and all proceeds from or other payments made pursuant to the Direct Insurances (including refunds of premiums) received by us from the insurers except as might otherwise be permitted in the relevant policy endorsement provisions or required by law or court order or as you may otherwise agree in writing;

(c)	to advise you:

(i)	as soon as practical upon our becoming aware of any actual or proposed:

(A)	cancellation or suspension of cover under any Direct Insurance;

(B)	reduction in limits or coverage or any increase in deductibles; and

(C)	termination prior to the original expiry date of any Direct Insurance;

(ii)	as soon as practical of any default in the payment of any premium for any of the Direct Insurances;

(iii)	at least 45 days prior to the expiry of any Direct Insurance if we have not received instructions to negotiate the renewal thereof from the Companies and/or any jointly insured parties or the agents of any such party and at least 5 Business Days prior to the expiry thereof if such Direct Insurance has not been renewed;

(iv)	if we receive instructions to negotiate the renewal of any Direct Insurance, the details of such instructions and, upon the renewal of such Direct Insurance, the terms of such renewal; and

(v)	of any act or omission of any event of which we have actual knowledge and which might invalidate or render unenforceable in whole or in part any of the Direct Insurances promptly upon our becoming aware of the same;

(d)	to disclose to you any fact, change of circumstance or occurrence material to the risks insured against under the Direct Insurances or which would result in any reduction in limits or alteration in coverage or increase in deductions or exclusions promptly upon our becoming aware of the same;

(e)	to notify you promptly following our becoming aware that we shall cease to act as insurance broker to the Companies; and

(f)	on your reasonable request and at your expense and subject to any legal, contractual or regulatory restrictions, to make those documents contained within our placing and claims files to which the Companies would be entitled to have access available to you or your Insurance Adviser at reasonable times and places, and to provide you with copies of any such documents.

5.	The above undertakings are given subject to our continuing appointment as insurance brokers to the Companies and in relation to the Direct Insurances and the handling of claims in relation to them.

6.	The contents of this letter may not be disclosed to any other party other than to any person:

(a)	to (or through) whom a Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and/or obligations under the Finance Documents;

(b)	to (or through) whom a Secured Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, any of the Finance Documents or any Obligor; or

(c)	to whom all or any contents of this letter may be required to be disclosed by any applicable law or pursuant to any regulatory or stock exchange requirement

(a “Third Party”) and, in the event that it is disclosed to a Third Party, any and all liability howsoever arising to such Third Party is hereby expressly excluded. No person except the Finance Parties has any rights arising out of this letter under the Contracts (Rights of Third Parties) Act 1999.

7.	Our aggregate liability to you for any and all matters arising from this letter and the contents thereof shall in any and all events be limited to the sum of USD1,000,000 and confined to direct losses in contract. Any and all other liability including but not limited to liability in tort and liability for consequential losses is hereby expressly excluded. Notwithstanding the foregoing, nothing in this letter shall serve to limit our liability for death or personal injury caused by our negligence.

8.	This letter shall be governed and construed in accordance with the laws of England and any disputes arising in connection with this letter shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules. The arbitration shall take place in Hong Kong and shall be conducted in English. The arbitration award shall be binding upon both parties.

9.	We hereby acknowledge that you and the other Finance Parties may have a direct or indirect interest in the Direct Insurances but we hereby declare that we owe you no duty of care except as set out in this letter and by countersigning this letter you and the other Finance Parties agree to this declaration.

10.	The Company has agreed to our giving you this letter, and it has signed below to signify this.

11.	Please countersign and return a copy of this letter to indicate that you accept its terms, failing which neither you nor the other Finance Parties should rely upon the contents of this letter.

12.	By signing you also warrant that you have authority to and do so bind yourself and the other Finance Parties for whom you are Agent to the terms of this letter.

13.	Save as provided in this letter, it is to be understood by you and the other Finance Parties that they may not rely on any advice which we have given to the Company, and, save as set out herein, we do not represent that the Direct Insurances are suitable or sufficient to meet the needs of the Finance Parties, who must take such additional steps and advice of their own as they consider necessary in order to protect their own position.

Yours faithfully,

name of insurance broker

Company
Melco PBL Gaming (Macau) Limited

By:
Name:
Date:

Agent
Deutche Bank AG, Hong Kong Branch

By:
Name:
Date:

APPENDIX 6

FORM OF REINSURANCE BROKER’S LETTER OF UNDERTAKING

To: [                        ] as Agent

[Date]

Dear Sirs,

1.	We refer to Schedule 8 (Insurance) (the “Insurance Schedule”) to the Senior Facilities Agreement dated [•] between, amongst others, Melco PBL Gaming (Macau) Limited and [relevant Group Insured] (the “Companies”) and the financial institutions referred to therein as Finance Parties, as amended, consolidated, supplemented, novated or replaced from time to time. Terms used herein shall bear the same meaning as in the Insurance Schedule. Any reference herein to a document being in substantially a specified form shall be construed as meaning such document being in the same form as the specified form save for the insertion of information left in blank or typographical errors.

2.	We, in our capacity as reinsurance brokers to [ ] (the “Direct Insurer”), confirm that facultative reinsurance of each Direct Insurance (other than those indicated by you) as required pursuant to Clause 1.2 of the Insurance Schedule are in full force and effect as of the date of this letter on and in respect of the risks set out in the Reinsurances evidenced in the policy cover notes attached hereto as Annex A and that all premiums which are required to have been paid at the date hereof in respect of such Reinsurances have been paid in full and such Reinsurances are placed with reinsurers and underwriters whose identities we have disclosed to you and whom we in good faith believe to be reputable and financially sound.

3.	We confirm that each Reinsurance referred to in paragraph 2 above contains endorsements in substantially the form set out in Appendix 4 (Form of Endorsements for Reinsurances) to the Insurance Schedule.

4.	Pursuant to instructions received from the Direct Insurer, we confirm in respect of the Reinsurances referred to in the attached cover notes:

(a)	in the case of any such Reinsurance, as and when the same is renewed, extended or replaced, and subject to market conditions current at the time of application for such renewal, extension or replacement, to use our best efforts to ensure that it complies with the requirements of the Insurance Schedule or such other requirements as you may reasonably approve in writing and that it contains endorsements in substantially the form set out in Appendix 4 (Form of Endorsements for Reinsurances) to the Insurance Schedule or in such other form as you may approve in writing;

(b)	to pay to the accounts specified in the relevant loss payable clauses in the relevant policy documents without any set-off or deduction of any kind for any reason any and all proceeds from or other payments made pursuant to the Reinsurances (including refunds of premiums) received by us from the reinsurers except as might otherwise be permitted in the relevant policy endorsement provisions or required by law or court order or as you may otherwise agree in writing;

(c)	to advise you:

(i)	as soon as practical upon our becoming aware of any actual or proposed:

(A)	cancellation or suspension of cover under any Reinsurance;

(B)	reduction in limits or coverage or any increase in deductibles; and

(C)	termination prior to the original expiry date of any Reinsurance;

(ii)	as soon as practical of any default in the payment of any premium for any of the Reinsurances;

(iii)	at least 45 days prior to the expiry of any Reinsurance if we have not received instructions to negotiate the renewal thereof from the Direct Insurer and/or any jointly insured parties or the agents of any such party and at least 5 Business Days prior to the expiry thereof if such Reinsurance has not been renewed;

(iv)	if we receive instructions to negotiate the renewal of any Reinsurance, the details of such instructions and, upon the renewal of such Reinsurance, the terms of such renewal; and

(v)	of any act or omission or any event of which we have knowledge and which might invalidate or render unenforceable in whole or in part any of the Reinsurances promptly upon our becoming aware of the same;

(d)	to disclose to you any fact, change of circumstance or occurrence material to the risks insured against under the Reinsurances or which would result in any reduction in limits or alteration in coverage or increase in deductions or exclusions promptly upon our becoming aware of the same;

(e)	to notify you promptly following our becoming aware that we shall cease to act as reinsurance broker to the Direct Insurer; and

(f)	on your reasonable request and at your expense and subject to any legal, contractual or regulatory restrictions, to make those documents contained within our placing and claims files to which the Direct Insurer would be entitled to have access available to you or your Insurance Adviser at reasonable times and places, and to provide you with copies of any such documents.

5.	The above undertakings are given subject to our continuing appointment as reinsurance brokers to the Direct Insurer and in relation to the Reinsurances and the handling of claims in relation to them.

6.	The contents of this letter may not be disclosed to any other party other than to any person:

(a)	to (or through) whom a Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and/or obligations under the Finance Documents;

(b)	to (or through) whom a Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(c)	to whom all or any contents of this letter may be required to be disclosed by any applicable law or pursuant to any regulatory or stock exchange requirement

(a “Third Party”) and, in the event that it is disclosed to a Third Party, any and all liability howsoever arising to such Third Party is hereby expressly excluded. No person except the Finance Parties has any rights arising out of this letter under the Contracts (Rights of Third Parties) Act 1999.

7.	Our aggregate liability to you for any and all matters arising from this letter and the contents thereof shall in any and all events be limited to the sum of USD1,000,000 and confined to direct losses in contract. Any and all other liability including but not limited to liability in tort and liability for consequential losses is hereby expressly excluded. Notwithstanding the foregoing, nothing in this letter shall serve to limit our liability for death or personal injury caused by our negligence.

8.	This letter shall be governed and construed in accordance with the laws of England and any disputes arising in connection with this letter shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules. The arbitration shall take place in Hong Kong and shall be conducted in English. The arbitration award shall be binding upon both parties.

9.	We hereby acknowledge that you and the other Finance Parties may have a direct or indirect interest in the Reinsurances but we hereby declare that we owe you no duty of care except as set out in this letter and by countersigning this letter you and the other Finance Parties agree to this declaration.

10.	The Company has agreed to our giving you this letter, and it has signed below to signify this.

11.	Please countersign and return a copy of this letter to indicate that you accept its terms, failing which neither you nor the other Finance Parties should rely upon the contents of this letter.

12.	By signing you also warrant that you have authority to and do so bind yourself and the other Finance Parties for whom you are Agent to the terms of this letter.

13.	Save as provided in this letter, it is to be understood by you and the other Finance Parties that they may not rely on any advice which we have given to the Company, and,

save as set out herein, we do not represent that the Reinsurances are suitable or sufficient to meet the needs of the Finance Parties, who must take such additional steps and advice of their own as they consider necessary in order to protect their position.

Yours faithfully,

name of reinsurance broker

Company
Melco PBL Gaming (Macau) Limited

By:
Name:
Date:

Agent
Deutche Bank AG, Hong Kong Branch

By:
Name:
Date:

SCHEDULE 9

EVENTS OF DEFAULT

1.	Non-payment

A Relevant Obligor does not pay on the due date any amount payable pursuant to a Finance Document to which it is a party at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within two Business Days of its due date.

2.	Financial covenants and other obligations

(a)	Any requirement of paragraph 2 (Financial covenants) of Schedule 6 (Covenants) is not satisfied or an Obligor does not comply with the provisions of sub-paragraphs 1.8 and 1.9 of paragraphs 1 (Information Undertakings), 3.34 (Sponsor Support) and 3.30 (Hedging and Treasury Transactions) of Schedule 6 (Covenants) and paragraphs (b) and (c) of Clause 24.3 (Additional Guarantors).

(b)	An Obligor or Grantor does not comply with any provision of any Transaction Security Document provided that no Event of Default under this paragraph will occur in relation to a failure to comply by the Australian Sponsor or Melco under the Sponsor Group Shareholder’s Undertaking to which it is party if the failure to comply by it is capable of remedy and is remedied within 10 Business Days.

(c)	The long term unsecured and unsubordinated foreign currency debt rating of the issuer of any Sponsor’s Letter of Credit falls below A by S&P (or equivalent by Moody’s) and is not replaced (and the Sponsor’s Letter of Credit replaced with a Sponsor’s Letter of Credit issued by such replacement issuer) within 10 Business Days of such downgrade by a bank with a long term unsecured and unsubordinated foreign currency debt rating of at least A by S&P (or equivalent by Moody’s).

3.	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in paragraph 1 (Non-payment) and paragraph 2 (Financial covenants and other obligations)) above.

(b)	No Event of Default under paragraph (a) above will occur in respect of a failure to comply with any provisions of paragraph 1 (Information Undertakings) of Schedule 6 (Covenants) (other than those referred to in paragraph 2 above) if the failure to comply is capable of remedy and is remedied within 15 days of such failure.

(c)	Save as provided in paragraph (b) above, no Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the Agent giving notice to the Company or relevant Obligor or the Company or an Obligor becoming aware of the failure to comply.

(d)	MPBL Entertainment fails to maintain its listed status on NASDAQ or its shares are suspended from trading in excess of a period of 30 days.

4.	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor or Grantor in the Finance Documents to which it is a party or any other document delivered by or on behalf of any Obligor or Grantor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

5.	Cross default

(a)	Any Financial Indebtedness of any Relevant Obligor or other member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Relevant Obligor or other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Relevant Obligor or other member of the Group is cancelled or suspended by a creditor of any Obligor or other member of the Group as a result of an event of default (however described).

(d)	Any creditor of any Relevant Obligor or other member of the Group becomes entitled to declare any Financial Indebtedness of any Relevant Obligor or other member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this paragraph 5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than a Base Currency Amount of USD10,000,000.

6.	Insolvency

(a)	A Grantor, Relevant Obligor or other member of the Group is unable or admits inability to pay its debts as they fall due or is deemed or declared to be unable to pay its debts under applicable law or by reason of actual or anticipated financial difficulties, either suspends or threatens to suspend making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Relevant Obligor, Grantor or other member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Grantor, Relevant Obligor or other member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(d)	The Managing Director commences or there is commenced against the Managing Director any case, proceeding or other action relating to his bankruptcy.

(e)	Paragraphs (a) to (c) above shall not apply in respect of the Subconcession Bank Guarantor or a Direct Insurer if the conditions set out in paragraph 23 (Replacement Grantor) are satisfied and the Subconcession Bank Guarantor or Direct Issuer is replaced by, in accordance with that paragraph, by a Replacement Grantor.

7.	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or formal step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Grantor, Relevant Obligor or other member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Grantor, Relevant Obligor or other member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Grantor, Relevant Obligor or other member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any Grantor (other than any Sponsor or Direct Insurer), Relevant Obligor or other member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply:

(i)	to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement or, if earlier, the date on which it is advertised; or

(ii)	in respect of the Subconcession Bank Guarantor or a Direct Insurer if the conditions set out in paragraph 23 (Replacement Grantor) are satisfied and the Subconcession Bank Guarantor or Direct Issuer is replaced by, in accordance with that paragraph, by a Replacement Grantor.

8.	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Relevant Obligor or other member of the Group having an aggregate value of at least a Base Currency Amount of USD5,000,000 and is not discharged within 30 days.

9.	Unlawfulness and invalidity

(a)	It is or becomes unlawful for a Grantor, Obligor or any other member of the Group to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Subordination Deed or the Deed of Priority is or becomes unlawful.

(b)	Any obligation or obligations of any Grantor, Obligor or any other member of the Group under any of the Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created or expressed to be created under the Subordination Deed or the Deed of Priority (including the subordination of any Sponsor Group Loans and other Subordinated Debt and the Subconcession Bank Guarantee Facility) is not or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

10.	Project Documents

(a)	The Subconcession Bank Guarantor, a Relevant Obligor or any other Group member does not comply with or otherwise breaches any material provision of a Major Project Document and (if it is capable of remedy) such failure to comply or such breach is not remedied within 30 Business Days of the Agent giving notice to the Company or Relevant Obligor or other Group member or the Company or any Relevant Obligor or other Group member becoming aware of the failure to comply or the breach.

(b)	Any Major Project Participant thereto does not comply with or otherwise breaches any material provision of a Major Project Document and (if it is capable of remedy) such failure to comply or such breach is not remedied within 30 Business Days of the Agent giving notice to the Company or Relevant Obligor or other Group member or the Company or any Obligor or other Group member becoming aware of the failure to comply or the breach.

(c)	Any Major Project Document ceases to be in full force and effect, it is or becomes unlawful for Major Project Participant to perform any of its material obligations thereunder or any such obligations cease to be legal, valid, binding, enforceable or effective or are alleged by any such party to be ineffective.

(d)	In the case of the Subconcession Bank Guarantee, if the occurrence is not the result of the breach or default by an Obligor in any material respect of any material term, condition, provision, covenant, representation or warranty, then no Event of Default shall be deemed to have occurred as a result thereof under this paragraph 10 if the Company provides written notice to the Agent immediately upon (but in no event more than 3 Business Days after) the Company or such other Obligor becoming aware of such occurrence that it intends to replace such Subconcession Bank Guarantee and:

(i)	the Company obtains a replacement for Subconcession Bank Guarantor (the “Replacement Subconcession Bank Guarantor”);

(ii)	the Company enters into arrangements for the replacement of the Subconcession Bank Guarantee on terms no less favourable to the Company and the Finance Parties in any material respect than those which applied in respect of the replaced Subconcession Bank Guarantee within 30 days of such occurrence; and

(iii)	in the reasonable opinion of the Agent, such occurrence, after considering any Replacement Subconcession Bank Guarantor, the replacement Subconcession Bank Guarantee, the terms upon which it is proposed to be provided and the time required to implement such replacement, has not had and could not reasonably be expected to have a Material Adverse Effect.

11.	Subconcession and Land Concession

(a)	Any call or drawing is made by the Macau SAR under the Subconcession Bank Guarantee unless the Subconcession Bank Guarantee is fully reinstated within 30 days thereof in accordance with the Subconcession and no other Event of Default has occurred or will result from such reinstatement.

(b)	Any temporary administrative intervention is made by the Macau SAR pursuant to article 79 of the Subconcession.

(c)	The Macau SAR takes any formal measure seeking the unilateral dissolution of the Subconcession pursuant to article 80 thereof or the Macau SAR gives notice pursuant to article 80(3) of the Subconcession and the Company fails to comply with the terms thereof within the grace period specified therein.

(d)	The Agent considers the subject matter of any negotiations required to be notified to it pursuant to paragraph 3.14(d)(iii) of Schedule 6 (Covenants) is such as could reasonably give rise to an entitlement of the Macau SAR to unilaterally dissolve the Subconcession pursuant to article 80 thereof.

(e)	Any consultations are commenced by the Macau SAR with the Company under the Subconcession and/or the Subconcession Direct Agreement and the Agent considers the subject matter of such consultations is reasonably likely to give rise to (i) the taking of any action to terminate the Subconcession or (ii) an agreement to terminate the Subconcession.

(f)	Any Land Concession is terminated or rescinded or the Macau SAR takes any formal measure seeking any termination of a Land Concession.

(g)	The Macau SAR gives any notice of its intention to terminate, suspend or rescind any Land Concession Consent Agreement or take any formal step in connection therewith.

12.	Permits

Any Obligor or other Group member fails to observe, satisfy or perform, or there is a violation or breach of, any of the terms, provisions, agreements, covenants or conditions attaching to or under the issuance to such person of any Permit or any such Permit or any provision thereof is suspended, revoked, cancelled, terminated or materially and adversely modified or fails to be in full force and effect or any Governmental Authority challenges or seeks to revoke any such Permit if (other than in the case of any Permit referred to in Schedule 16) such failure to perform, violation, breach, suspension, revocation, cancellation, termination or modification might reasonably be expected to have a Material Adverse Effect.

13.	Project completion

(a)	A Forecast Funding Shortfall (determined, solely for the purposes of this provision, by including in Available Funding the available amount of the Revolving Credit Facility in full and any available amount of Contingent Equity) occurs and continues for five Business Days without being cured.

(b)	Practical Completion and the satisfaction of the Opening Conditions for City of Dreams Phase I is not achieved by 30 June 2009.

(c)	Practical Completion and the satisfaction of the Opening Conditions for the City of Dreams Project is not achieved by 31 December 2009.

(d)	Final Completion of the City of Dreams Project is not achieved by 30 September 2010.

(e)	The Technical Adviser reasonably determines (based on its experience, familiarity with and review of the Crown Macau Project, City of Dreams Project and the information and schedule provided by the relevant Project Company and the relevant Contractors and having regard to any measures for expediting or accelerating the progress of the City of Dreams Project Works, that Practical Completion and the satisfaction of the Opening Conditions for City of Dreams Phase I is likely to occur no earlier than 30 June 2009, that Practical Completion and the satisfaction of the Opening Conditions for the City of Dreams Project is likely to occur no earlier than 31 December 2009 or Final Completion of the City of Dreams Project is likely to occur no earlier than 30 September 2010.

(f)	The relevant Project Company abandons all or a material part of the Crown Macau Project or the City of Dreams Project.

14.	Insurance

Any insurance or reinsurance policy required by Schedule 8 (Insurances) or any other provision of this Agreement is not maintained in full force and effect in accordance therewith.

15.	Cessation of business

Any Relevant Obligor or other member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business such as (other than in the case of the Company, Melco PBL Hotel (Crown Macau) Limited, Melco PBL (Crown Macau) Developments Limited, Melco PBL (COD) Hotels Limited and Melco PBL (COD) Developments Limited) might reasonably be expected to have a Material Adverse Effect.

16.	Ownerships

The entire issued share capital of:

(a)	any Project Company, Project Operating Company, Melco PBL (Mocha) Limited or Melco PBL Services (Macau) Limited is not or ceases to be legally and beneficially owned and controlled by the Company;

(b)	the Company is not or ceases to be legally and beneficially owned and controlled by MPBL Investments and the Managing Director;

(c)	any Holdco (other than Melco PBL Nominee One Limited) or MPBL Investments is not or ceases to be legally and beneficially owned and controlled by the Parent; or

(d)	the Parent is not or ceases to be controlled and directly or indirectly legally and beneficially wholly owned by MPBL Entertainment.

17.	Audit qualification

The Auditors of the Parent qualify the audited annual consolidated financial statements of the Parent with a “going concern” or like qualification or exception or any other qualification arising out of the scope of their audit or any qualification which the Agent reasonably considers to be material.

18.	Expropriation

The authority or ability of any Relevant Obligor or other member of the Group to conduct its business, pursue any Project or enjoy the use of all or any material part of its assets is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action (including as a result of any change in (or in the interpretation, administration or application of), or the introduction of, any Legal Requirement) by or on behalf of any Governmental Authority or other person in relation to any member of the Group or any of its assets.

19.	Repudiation and rescission of agreements

(a)	A Grantor, Obligor or other member of the Group (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party to any of the other Transaction Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those Transaction Documents in whole or in part where (other than in the case of a Major Project Document) to do so has or could, in the reasonable opinion of the Majority Lenders, likely have a Material Adverse Effect on the interests of the Finance Parties under the Finance Documents.

20.	Judgments and litigation

(a)	One or more judgments or decrees are entered against any Relevant Obligor or other member of the Group involving, in aggregate, a liability in a Base Currency Amount of USD5,000,000 or more, all of which have not been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.

(b)	Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Relevant Obligor or other member of the Group or its assets which has or could reasonably be expected to have a Material Adverse Effect.

21.	Material adverse change

(a)	Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

(b)	The carrying out of any Project Works, any of the Projects, the Property of any Obligor and/or the obligations of any other Major Project Participant under a Major Project Document, is materially affected as result of fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty or other event of force majeure, that could reasonably be expected to have a Material Adverse Effect.

22.	Change of Law

Any Governmental Authority takes any action or there is a change in (or in the interpretation, administration or application of) or the introduction of any Legal Requirement:

(a)	which deprives the Company or any other Relevant Obligor of the use of all or any material part of its assets (including nationalisation, expropriation, modification, suspension or extinguishment of any material rights benefiting or the imposition of any restrictions materially and adversely affecting any Project or business by such Governmental Authority);

(b)	which prevents the Company or any other Relevant Obligor from conducting its business or operations, or a material part thereof, in a similar manner as contemplated as at the date of this Agreement ; or

(c)	which, in the reasonable opinion of the Agent, otherwise could reasonably be expected to have a Material Adverse Effect,

and, in each case, such action, change or introduction or the effects thereof, are not removed or stayed within 30 days of the occurrence of such action, change or introduction.

23.	Replacement Grantor

No Event of Default shall be deemed to have occurred under paragraphs 6 (Insolvency) or 7 (Insolvency proceedings) as a result of any action, event of condition by, against or concerning the Subconcession Bank Guarantor or a Direct Insurer (each a “Defaulting Grantor”) if:

(a)	immediately upon (and, in any event, no more than three Business Days after) becoming aware or receiving notice thereof, the Company gives notice to the Agent of its intention to replace the Defaulting Grantor; and

(b)	within 30 days (or in the case of the Subconcession Bank Guarantor such shorter period as the Agent may determine is required pursuant to the Subconcession) after such action, event or condition has occurred:

(i)	the Defaulting Grantor has been replaced by a Person (the “Replacement Grantor”) acceptable to the Agent;

(ii)	the Replacement Grantor has provided a replacement Subconcession Bank Guarantee or, as the case may be, Insurance and equivalent replacement Security and, in the case of the Replacement Grantor for the Subconcession Bank Guarantor, acceded to the terms of the Deed of Appointment, in each case on terms acceptable to the Agent; and

(iii)	the Agent is satisfied that no breach of the Subconcession or any applicable Legal Requirement has occurred or will result from such replacement, and that the replacement complies, and has, where relevant, been authorised by the Macau SAR in accordance with the Subconcession and all other applicable Legal Requirements.

SCHEDULE 10

FORM OF TRANSFER CERTIFICATE AND LENDER ACCESSION UNDERTAKING14

To:	[•] as Agent and [•] as Security Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Melco PBL Gaming Limited and Others – [•] Senior Facilities Agreement

dated [•] (the “Senior Facilities Agreement”)

1.

We refer to the Senior Facilities Agreement and to the Deed of Appointment and the Deed of Priority (as defined in the Senior Facilities Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Senior Facilities Agreement and as a Lender Accession Undertaking for the purposes of the [[Deed of Appointment] and [the Deed of Priority]][15] (and as defined therein). Terms defined in the Senior Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 23.5 (Procedure for transfer) of the Senior Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The Existing Lender transfers by novation to the New Lender all the rights of the Existing Lender under the Onshore Security Documents and in respect of the Transaction Security created or expressed to be created thereunder which correspond to that portion of the Existing Lender’s Commitment, rights and obligations referred to (if any) under the Onshore Security Documents in the Schedule.

(c)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment, rights and obligations referred to (if any) under the Onshore Security Documents in the Schedule.

(d)	The proposed Transfer Date is [•].

[14]	Transfer certificate and accession provisions will be also adapted to provide for Hedge Counterparties and any Security Agent or Agents.
[15]	Delete as appropriate.

(e)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4.	We refer to the [[Deed of Appointment] and the [Deed of Priority]]:

(a)	In consideration of the New Lender being accepted as a Lender for the purposes of the [[Deed of Appointment] and [the Deed of Priority]] (and as defined therein), the New Lender confirms that, as from the proposed Transfer Date, it intends to be party to the [[Deed of Appointment] and [the Deed of Priority]] as a Lender, and undertakes to perform all the obligations expressed in the [[Deed of Appointment] and [the Deed of Priority]] to be assumed by a Lender and agrees that it shall be bound by all the provisions of the [[Deed of Appointment] and [the Deed of Priority]], as if it had been an original party to the [[Deed of Appointment] and [the Deed of Priority]].

(b)	The undertakings contained in this Agreement have been entered into on the date stated above.

5.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

6.	This Agreement is governed by and construed in accordance with English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate and Lender Accession Undertaking for the purposes of the Senior Facilities Agreement by the Agent, and as a Lender Accession Undertaking for the purposes of the Deed of Appointment by the Agent and the Security Agent, and the Transfer Date is confirmed as [•].

[Agent]

By:

[Security Agent]

By:

SCHEDULE 11

FORM OF ASSIGNMENT AGREEMENT AND LENDER ACCESSION UNDERTAKING

To:	[•] as Agent and [•] as Security Agent

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Melco PBL Gaming Limited and Others - USD[•] Senior Facilities Agreement

dated [•] (the “Senior Facilities Agreement”)

1.

We refer to the Senior Facilities Agreement and to the Deed of Appointment (as defined in the Facilities Agreement). This is an Assignment Agreement and Lender Accession Undertaking. This agreement (the “Agreement”) shall take effect as an Assignment Agreement and Lender Accession Undertaking for the purpose of the Senior Facilities Agreement and as a Lender Accession Undertaking for the purposes of the [[Deed of Appointment] and [the Deed of Priority]][16] (and as defined therein).

2.

(a)	We refer to Clause 23.6 (Procedure for assignment) of the Senior Facilities Agreement.

(b)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Onshore Security Documents and in respect of the Transaction Security created or expressed to be created thereunder which correspond to that portion of the Existing Lender’s Commitment, rights and obligations referred to (if any) under the Onshore Security Documents in the Schedule.

(c)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment, rights and obligations referred to (if any) under the Onshore Security Documents in the Schedule.

3.	The proposed Transfer Date is [•].

4.	On the Transfer Date the New Lender becomes:

(a)	Party to the Finance Documents as a Lender; and

(b)	Party to the [[Deed of Appointment] and [the Deed of Priority]] as a Lender [other relevant agreements in other relevant capacity].

[16]	Delete as appropriate.

5.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

6.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

7.	We refer to the [[Deed of Appointment] and [the Deed of Priority]]:

(a)	In consideration of the New Lender being accepted as a Lender for the purposes of the [[Deed of Appointment] and [the Deed of Priority]] (and as defined therein), the New Lender confirms that, as from [date], it intends to be party to the [[Deed of Appointment] and [the Deed of Priority]] as a Lender, and undertakes to perform all the obligations expressed in the [[Deed of Appointment] and [the Deed of Priority]] to be assumed by a Lender and agrees that it shall be bound by all the provisions of the [[Deed of Appointment] and [the Deed of Priority]], as if it had been an original party to the [[Deed of Appointment] and [the Deed of Priority]].

(b)	The undertakings contained in this Agreement have been entered into on the date stated above.

8.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.	This Agreement is governed by and construed in accordance with English law.

10.	This Agreement has been [executed and delivered as a deed] [entered into] on the date stated at the beginning of this Agreement.

[Please note that the following steps should be taken in order for the New Lender to obtain the benefit of the Transaction Security: [•]]

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment,

release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement and Lender Accession Undertaking for the purposes of the Senior Facilities Agreement by the Agent, and as a Lender Accession Undertaking for the purposes of the [[Deed of Appointment] and [the Deed of Priority]] by the Agent and the Security Agent, and the Transfer Date is confirmed as [•].

[Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.]

[Agent]

By:

[Security Agent]

By:

SCHEDULE 12

FORM OF ACCESSION LETTER

To:	[•] as Agent

From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

Melco PBL Gaming Limited and Others – USD[•] Senior Facilities Agreement

dated [•] (the “Senior Facilities Agreement”)

1.	We refer to the Senior Facilities Agreement. This is an Accession Letter. Terms defined in the Senior Facilities Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Senior Facilities Agreement, the Deed of Appointment and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to Clause [24.2 (Additional Borrowers)]/[Clause 24.3 (Additional Guarantors)] of the Senior Facilities Agreement [and as an [Obligor] pursuant to the Deed of Appointment]. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company with registered number [•].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention:

4.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]**

[Company]                                                     [Subsidiary]

NOTES:

*	Insert if Accession Letter is for an Additional Borrower.
**	If the Facilities are fully drawn there may be an issue in relation to past consideration for a proposed Additional Guarantor. This can be overcome by acceding by way of deed.

SCHEDULE 13

FORM OF COMPLIANCE CERTIFICATE17

From:	[Company]

To:	[Agent]

Dated:

Dear Sirs

Melco PBL Gaming Limited and Others - USD[•] Senior Facilities Agreement

dated [•] (the “Senior Facilities Agreement”)

1.	We refer to the Senior Facilities Agreement. This is a Compliance Certificate. Terms defined in the Senior Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	[We confirm that:

(a)	in respect of the Relevant Period ending on [•] Cashflow for the Relevant Period was [•] and Net Debt Service for the Relevant Period was [•]. Therefore Cashflow for such Relevant Period was [•] times Net Debt Service for such Relevant Period [and the covenant contained in paragraph 2 (Financial Covenants) of Schedule 6 [has/has not] been complied with];

(b)	in respect of the Relevant Period ending on [•] Consolidated EBITDA for such Relevant Period was [•] and Consolidated [Net] Finance Charges for such Relevant Period were [•]. Therefore Consolidated EBITDA for such Relevant Period was [•] times Consolidated [Net] Finance Charges for such Relevant Period [and the covenant contained in paragraph 2 (Financial Covenants) of Schedule 6 [has/has not] been complied with];

(c)	on the last day of the Relevant Period ending on [•] Consolidated Total [Net] Debt was [•] and Consolidated EBITDA for such Relevant Period was [•]. Therefore Consolidated Total [Net] Debt at such time [did/did not] exceed [•] times Consolidated EBITDA for such Relevant Period [and the covenant contained in paragraph 2 (Financial Covenants) of Schedule 6 [has/has not] been complied with];

(d)	[Capital Expenditure for the period from [•] ending on [•] was [•]. Therefore Capital Expenditure during that period [was/was not] in excess of [•] (being the maximum expenditure permitted in that period) [and the covenant contained in paragraph 2 (Financial covenants) of Schedule 6 [has/has not] been complied with];]

[17]	To be conformed to Financial Covenants (once agreed).

(e)	Leverage is [•]:1 and that, therefore, the A Facility Margin should be [•]% p.a. and the Revolving Credit Facility Margin should be [•]% p.a.; and

(f)	Excess Cashflow for the Financial Quarter of the Group ending [•] was [•] and therefore the Excess Cashflow to be applied in prepayment pursuant to paragraph 2 of Schedule 4 (Mandatory Prepayment) will be [•]].

3.	[We confirm that no Default is continuing.]*

Signed
	Director of [Company]	Director Of [Company]

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 14

[NOT USED]

SCHEDULE 15

HEDGING ARRANGEMENTS

Part A

Hedging Arrangements

1.	The Company shall, prior to the making of any Utilisation Request under a Facility, enter into agreements to the extent necessary to ensure that at least 50% of the aggregate amount drawn under the Facilities (and, within 30 days of the date of the Utilisation Request, the amount of the proposed Utilisation) is subject, through swap transactions, caps, collars or other derivative products agreed with the Agent, to either a fixed interest rate or interest rate protection and to either a fixed exchange rate or exchange rate protection for such period as reflects the repayment schedule for such Facility and with a final termination date of not less than 3 years from the effective date or such transactions was agreed.

2.	The purchase price of any such products may be paid for out of the amount provided in the “Interest” Line Item (provided that the sum of the purchase prices, interest and any other amounts payable by the Company in respect of all such products does not exceed such amount).

3.	A Lender or an Affiliate of a Lender may act as a Hedge Counterparty in respect of the arrangements required by paragraph 1 above.

4.	The Hedging Agreements are to be on the terms of either the 1992 (Multicurrency-Cross Border) ISDA Master Agreement or the 2002 ISDA Master Agreement (each, an “ISDA Master Agreement”) Schedule thereto, in such form as acceptable to the Agent. All Hedging Agreements for swap transactions will provide for full two way payments (in the case of interest rate swaps, with the Borrowers Paying Fixed Amounts (as defined in the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc. (the “2006 Definitions”)) and the Hedge Counterparty Paying Floating Amounts (as defined in the 2006 Definitions)) and the payment measure and payment method for such swap transactions in the event of early termination, whether upon a “Termination Event” or an “Event of Default”, shall be “Second Method” and “Market Quotation” respectively where parties have executed a 1992 (Multicurrency-Cross Border) ISDA Master Agreement. Terms in quotations in this paragraph 4 shall have the meaning ascribed in the 1992 ISDA Master Agreement.

5.	The Hedge Counterparties shall have equal Security over the Charged Properties with the other Finance Parties in accordance with the terms of this Agreement and the Deed of Appointment.

6.	Any amounts due from the Company under the Hedging Agreements, including any Realised Hedge Loss plus any accrued default interest in accordance with paragraph 10 below, shall be a permitted Project Cost.

In this paragraph and paragraphs 7 and 10 below, “Realised Hedge Loss” means, in relation to a Hedge Counterparty at any time, the amount (if any) payable (but unpaid) by the Company to such Hedge Counterparty under the Hedging Agreement to which such Hedge Counterparty is a party (but excluding any default interest) upon an early termination of any transaction or transactions thereunder which has been terminated in accordance with paragraph 9 below. The amount is to be calculated on a net basis across the transactions terminated under such Hedging Agreement in accordance with the terms of the applicable Hedging Agreement.

7.	Payments due from the Company under the Hedging Agreements, including any Realised Hedge Loss plus any accrued default interest in accordance with paragraph 10 below, shall be included in Consolidated Net Finance Charges.

8.	Except with the prior consent of the Agent, no amendments may be made to a Hedging Agreement to an extent that might reasonably be expected to result in:

(a)	any payment under the Hedging Agreement being required to be made by the Company on any date other than the dates originally provided for in the Hedging Agreement;

(b)	the Company becoming liable to make an additional payment under any Hedging Agreement which liability does not arise from the original provisions of the Hedging Agreement; or

(c)	the Company becoming liable to make any payment under the Hedging Agreement in any currency other than in the currencies provided for under the original provisions of the Hedging Agreement.

9. (a)	The Company may terminate a transaction under a Hedging Agreement prior to its stated termination date only in circumstances provided for in such Hedging Agreement and with the approval of the Agent provided that the approval of the Agent shall not be required in the case of any termination by reason of illegality when the requirements of paragraph 1 above are met following such termination.

(b)	A Hedge Counterparty may terminate a transaction under a Hedging Agreement prior to its termination date maturity only in the circumstances provided for in such Hedging Agreement.

(c)	Unless a Hedge Counterparty has already exercised such rights in accordance with sub-paragraph (b) above, the Agent may require a Hedge Counterparty to terminate the swap transactions under a Hedging Agreement where a declaration has been made by the Agent pursuant to Clause 22.1 (Acceleration) and the provisions permit the termination of the swap transactions.

(d)

If a voluntary or mandatory prepayment is to be made in accordance with Clause 7 (Illegality, Voluntary Prepayment and Cancellation) or Clause 8 (Mandatory Prepayment) and following such prepayment the aggregate amount of the “Notional Amounts” and/or “Currency Amounts” (as each are defined in the 2006 Definitions) of all Hedging Agreements at such time would be greater than 100% of the principal amounts outstanding under the Facilities, the Company shall notify the Hedge Counterparties and unwind, pro rata as between the Hedge Counterparties (unless otherwise agreed by the Agent), sufficient transactions under the Hedging Agreements (and pay associated termination costs) on the first Payment Date (as defined in the 2006 Definitions) (or, where such prepayment falls within 5 Business Days (as defined in the relevant Hedging Agreement) prior to such first Payment Date, the second Payment Date) in respect of such swap transaction immediately succeeding such prepayment such that the Agent is satisfied that, following such terminations, the aggregate Notional Amounts and/or Currency Amount of all swap transactions under all Hedging Agreements is not less than 50% and not more than 100% of the principal amounts outstanding under the Facilities.

10.	In the event that a Hedging Agreement is terminated and the Company fails to pay any Realised Hedge Loss, such Realised Hedge Loss shall comprise an Unpaid Sum and interest shall accrue in respect thereof accordingly.

11.	Should the current peg for the HK dollar to the US dollar be abandoned or revised, the Company will, in addition to interest rate hedging, also undertake a programme, reasonably satisfactory to the Majority Lenders, to hedge Group exposures to currency fluctuations under the Facilities.

Part B

Form Of Hedging Counterparty Deed of Accession

THIS DEED dated [                    ] is supplemental to (i) a senior facilities agreement (the “Agreement”) dated [•] 2007 between Melco PBL Gaming (Macau) Limited as the Company, the financial institutions named therein as Original Lenders, Deutsche Bank AG, Hong Kong Branch as facility agent and DB Trustees (Hong Kong) Limited as security agent and (ii) each of the Transaction Security Documents to which the Secured Parties are expressed to be party (the “Security Documents”).

Words and expressions defined in the Agreement have the same meaning when used in this Deed and the principles of construction and rules of interpretation set out therein shall also apply.

[name of new Hedging Counterparty] (the “New Hedging Counterparty”) of [address] hereby agrees with each other person who is or who becomes a party to the Agreement that with effect on and from the date of this Deed it shall be bound by the Agreement and be entitled to exercise rights and be subject to obligations thereunder as a Hedging Counterparty.

The New Hedging Counterparty hereto agrees with each other person who is or who becomes a party to the Security Documents that with effect on and from the date of this Deed it shall be bound by each of the Security Documents and be entitled to exercise rights and be subject to obligations thereunder as a Senior Secured Creditor.

The initial telephone number, fax number, address and person designated by the New Hedging Counterparty for the purposes of clause 30 (Notices) of the Agreement are:

Address:	[ ]
Fax:	[ ]
Telephone:	[ ]
Attention:	[ ]

This Deed is governed by and shall be construed in accordance with English law.

Executed as a deed by	)
[insert name of New Hedging	)
Counterparty and execution	)
clause appropriate thereto	)
and to manner of execution]	)

Accepted by the Agent:

for and on behalf of

[Insert name of Agent]

Date:

SCHEDULE 16

PERMITS

Part A

Permits required before initial Utilisation of Crown Macau Tranche

1.	Agreement by the Gambling Inspection and Coordination Bureau (“DICJ”) and the Financial Bureau of the Macau SAR as to the identity of the external Auditor in accordance with article 57 of the Subconcession.

2.	To the extent applicable, disclosure to the Macau SAR of any serious alteration to the economic or financial conditions of the Company, the Company’s shareholders or certain of the Company’s Affiliates pursuant to article 23 of the Subconcession.

3.	Publication of the Crown Macau Project Land Concession in the Official Bulletin.

4.	Provisional registration of the rights of the Crown Macau Project Company to the land which is the subject of the Land Concession (for the purposes of this Schedule, the “Crown Macau Land”).

5.	Macau SAR authorisation:

(a)	pursuant to article 16(1) of the Subconcession to pledge the Company’s shares;

(b)	pursuant to article 16(5) of the Subconcession to charge the shares of MPBL Investments’ shareholders;

(c)	pursuant to article 21(3) of the Subconcession to execute a power of attorney in relation to the Crown Macau Land;

(d)	pursuant to article 42(1) of the Subconcession to mortgage the casino or gaming area of the Crown Macau Land;

(e)	pursuant to article 42(1) of the Subconcession to pledge the gaming equipment and utensils of the Company;

(f)	comprised in the letter from an authorised representative of the Government of the Macau SAR confirming that there is no requirement for Government approval for the execution of any Pledge over Enterprise comprised in the Transaction Security Documents by the Relevant Obligor party thereto.

6.	Crown Macau Project Occupation Permit as follows:

Submitted To	No.	Date	Content in Chinese	Content in English
DSSOPT	33/2007	09/05/07		Occupation Permit

7.	Crown Macau Project Operating Licenses as follows:

Date	From	Ref.	Content
10.05.2007	DST	Licenca No.: 0445/2007	Business Licence for (Bar) FLOW – Level 1

10.05.2007	DST	Licenca No.: 0446/2007	Business Licence for (Bar) MEZZ – Level 1

10.05.2007	DST	Licenca No.: 0447/2007	Business Licence for (Bar) SPRAY – Level 2

10.05.2007	DST	Licenca No.: 0448/2007	Business Licence for (Bar) LAGO – Level 3

10.05.2007	DST	Licenca No.: 0449/2007	Business Licence for (Restaurant) MONSOON – Level 3

10.05.2007	DST	Licenca No.: 0450/2007	Business Licence for (Restaurant) BUFFET – Level 3M

10.05.2007	DST	Licenca No.: 0451/2007	Business Licence for (Bar) LUMINA – Level 5

11.05.2007	DST	Licenca No.: 0444/2007	Business Licence for 5 Stars Hotel – Crown Towers Taipa

11.05.2007	DST	Licenca No.: 0452/2007	Business Licence for (Restaurant) KIRA – Level 10

11.05.2007	DST	Licenca No.: 0453/2007	Business Licence for (Restaurant) AURORA – Level 10

11.05.2007	DST	Licenca No.: 0454/2007	Business Licence for (Restaurant) YING – Level 11

11.05.2007	DST	Licenca No.: 0456/2007	Business Licence for (Bar) Crystal Club – Level 38

15.08.2007	DST	Licenca No.: 0469/2007	Business Licence for (Restaurant) Tenmasa – Level 11

30.06.2007	DST	Licenca No.: 68/HC/2007	The Spa at Crown

10.05.2007	Macau Monetary Authority	Licenca No.: E019/2007	Casino Foreign Exchange Licence

11.09.2007	DICJ	Licenca No.: 298/CONF/2007	Gaming area authorisations

8.	Company Transfer of Investment Obligations related to the Crown Macau Project :

(a)	DICJ Approval Letter dated 19 July 2007 bearing reference number 476/CONF/2007

(b)	DICJ Confirmation Letter dated 13 August 2007 bearing reference number 534/CONF/2007

9.	Operations of Mocha Slots Business:

The following DICJ approval letters dated :

(a)	28 November 2006 for the operation of Marina Plaza location

(b)	20 September 2006 bearing reference number 440/CONF/2006 related to the operations of Hotel Sintra, Hotel Taipa, Hotel Taipa Square, Hotel Royal and Hotel Kingsway locations

10.	Macau SAR approval for Group reorganisation granted by the Secretary for the Economic and Finance dated 8 August 2007.

11.	Macau SAR authorisation of New Cotai Agreement granted by the Chief Executive of the Macau SAR on 23 April 2007 and confirmed by letter from the DICJ dated 25 April 2007.

Part B

Permits required after initial Utilisation of Crown Macau Tranche

1.	Macau SAR approval of the location of the casino unit comprised in the Crown Macau Project.

2.	Definitive registration of the rights of the Crown Macau Project Company to the Crown Macau Land and definitive registration of the horizontal property comprised in the Crown Macau Project.

3.	Macau SAR confirmation that the scope of insurances for the Mocha Slot business and the Crown Macau Project filed with the Macau SAR Government set out under article 40 of the Subconcession cover the scope of insurances set out in Schedule 8 (Insurance).

4.	Permits required under article 84 of the Subconcession.

Part C

Permits required before initial Utilisation of City of Dreams Tranche

1.	Publication of the Land Concession for the City of Dreams Project in the Official Bulletin.

2.	Macau SAR approval of the location of the casino unit in the City of Dreams Project.

3.	Provisional registration of the rights of the City of Dreams Project Company to the land which is the subject of the City of Dreams Land Concession (for the purposes of this Schedule, the “COD Land”).

4.	Macau SAR authorisation:

(a)	pursuant to article 21(3) of the Subconcession to execute a power of attorney in relation to the COD Land;

(b)	pursuant to article 42(1) of the Subconcession to mortgage the casino or gaming area of the COD Land and assign leases and other rights to use casino and gaming areas in the City of Dreams Project (if required) and elsewhere;

5.	City of Dreams Project Construction licences as follows:

(a)	Permit No. 181/2007 dated 29/03/2007 for the superstructure construction;

(b)	Permit No. 306/2007 dated 14/06/2007 for the site hoarding and temporary site office;

(c)	Permit No. 308/2007 dated 14/06/2007 for the foundation works.

6.	Company Transfer of Investment Obligations related to the City of Dreams Project :

(a)	DICJ Approval Letter dated 5 July 2007 bearing reference number 345/CONF/2007; and

(b)	DICJ Confirmation Letter dated 24 July 2007 bearing reference number 483/CONF/2007.

Part D

Permits required after initial Utilisation of City of Dreams Tranche

1.	City of Dreams Project Construction licenses as follows :

(a)	DSSOPT Consent for mechanical and electrical services.

2.	City of Dreams Project Certificates of Occupancy.

3.	Definitive registration of the rights of the City of Dreams Project Company to the COD Land and definitive registration of the horizontal property comprised in the City of Dreams Project.

4.	Macau SAR confirmation that the scope of insurances with respect to the City of Dreams Project filed with the Macau SAR Government set out under article 40 of the Subconcession cover the scope of insurances set out in Schedule 8 (Insurance).

5.	Licenses for the operation of the City of Dreams Project by City of Dreams Project Operating Company :

(a)	Hotel Licenses;

(b)	Hotel Facility Licenses:

– Bars

– Restaurants

– Spa (if any)

6.	Foreign Exchange License extension to cover the City of Dreams gaming areas (if applicable).

7.	DICJ gaming areas authorization for City of Dreams Project.

8.	Permits required under article 84 of the Subconcession.

SCHEDULE 17

FORM OF GROUP BUDGET

Date: [            ]

I.	PROJECTED DRAWDOWN SCHEDULE FOR ADVANCES UNDER THE FACILITIES

Month	Year	Projected Amount (USD equivalent)
[ ]	[ ]	[ ]

[ ]	[ ]	[ ]

[ ]	[ ]	[ ]

II.	SOURCES AND USES OF FUNDS

A. SOURCES OF FUNDS

	(USD equivalent)	W Drawn	X Available	Y = W+X Total
1	Facility A

HKD tranche

USD tranche

2	Revolving Credit Facility (as defined in paragraph (a) of definition of Available Funding)

HKD tranche

USD tranche

3	Available Funding from Cashflow

4	Total Base Funding = A.1+A.2+A.3

5	The amount standing to the credit of the Accounts to the extent such balances are available to meet Remaining Costs[18]	N.A.

[18]	Including, until applied for this purpose, up to USD50 million cash reserved for settlement of claims under Crown Macau Construction Contract.

6	Proceeds of any liquidated damages meeting the requirements of paragraph (e) of the definition of Available Funding	N.A.

7	Other committed funds meeting the requirements of paragraphs (b) and (f) of the definition of Available Funding

8	Total Sources of Funds = A.4+sum of A.5 to A.7

9	Contingent Equity

10	Grand Total Sources of Funds = A.8+A.9

B.	USES OF FUNDS[19]

	(USD equivalent)	V Group Budget as at date of Senior Facilities Agreement	W Variance[20]	X = V+W Current Group Budget[21]	Y Used	Z = X - Y Remaining Costs
1	Base construction

2	Preliminaries

3	Insurance

4	Contingency

5	Inflation

6	Contractor’s Fee

7	Total Construction Cost = sum of B.1 to B.6

[19]	Broken down, where relevant, for each Project by Line Item.
[20]	From Group Budget as at the signing date
[21]	Up to City of Dreams Phase II Construction Completion Date as projected by Project Schedule

8	ELV

9	Bubble and Special Effects

10	FF&E and mock-ups

11	Consultants’ Fees

12	Total Project Cost = sum of B.7 and B.8 to B.11

13	Land Cost

14	Pre-Opening Expenses

15	Sponsor and Developer Costs

16	Grand Total Project Cost = sum of B.12 and B.13 to B.15

17	Crown Macau capex[22]

18	Mocha expansion capex

19	Maintenance capex

20	Total Uses of Funds = sum of B.16 + B.17 + B.18 + B.19

III.	Forecast Funding Shortfall Calculation

A.	Remaining Costs

(USD equivalent)

1	= Remaining Costs in Column Z of II.B.20

[22]	Including, until settled, final claims under Crown Macau Construction Contract (projected as at the date of the Senior Facilities Agreement as being no more than USD50 million).

B.	Available Funding

(USD equivalent)

1	= The sum in Column X of A.10

C.	Forecast Funding Shortfall

The Available Funding as shown in III.B.1 [exceeds the Remaining Costs as shown in III.A.1 and the Company confirms that as such no Forecast Funding Shortfall exists OR is less than the Remaining Costs as shown in III.A.1 and the Company confirms that as such a Forecast Funding Shortfall exists].

IV.	Project Costs

A.	The amount of Project Costs and other Capital Expenditure expended to the date of this Group Budget is USD[ ] equivalent.

B.	The amount drawn under the Facilities to the date of this Group Budget is USD[ ] equivalent.

V.	Exchange Rate

The HKD/USD exchange rate used in calculating the USD equivalent amounts set out in this Group Budget is [ ].

Name:
Responsible Officer for and on behalf of
[Company]

SCHEDULE 18

[NOT USED]

SCHEDULE 19

SUBCONCESSION INVENTORY OF PROPERTIES

Tables

Common Area:

Bean Baccarat

Midi Baccarat

Blackjack

Roulette

YHH (double sided)

YHH (single sided)

Sic-Bo (double sided)

Sic-Bo (single)

Fan-Tan

3 Card Poker

3 Card Baccarat

Caribbean Stud

Money wheel

VIP Area:

Big Baccarat

Bean Baccarat

Blackjack

Roulette

Chairs:

Dealers

Pit Clerks

Shuffle Machines:

MD-1

King

Ace

Deck Mates

MD-2

Layouts:

Big Baccarat

Bean Baccarat

Midi Baccarat

Blackjack

Roulette

3 Card Baccarat

3 Card Poker

Caribbean Stud

YHH (single sided)

YHH (double sided)

Sic-Bo (double sided)

Sic-Bo (single)

Unprinted Layout

Cards:

Standard

Table Items:

Roulette Wheels

Sic-Bo spare shakers

Dealing shoes

Drop boxes and sleeves

Stacker Boxes

Note pushers

Brass slot covers

Tip boxes

Discard holders plastic

Discard holders in table

15 tube hideaway float trays

Float trays VIP

Float trays MF

Security card vaults

Card seals

Locks

Cutting cards

Table signs

Sic-Bo dice

Roulette dollies

Roulette balls

Roulette float covers

Roulette wheel covers

Roulette wheel guards

Fan-Tan sticks and buttons

Big Baccarat table covers

Bean Bacarrat table covers

Blackjack table covers

Roulette Buttons

Marker Buttons

Game Displays:

Roulette

Sic-Bo/YHH

Baccarat

Card Destruction Machine

Furniture:

Pit Stands

Pit card storage

Shuffle Room:

Work stations

Supervisors table

Storage cabinetry

Miscellaneous:

Crowd control Stands

Crowd control Ropes

Pit trash

Scorecard holders

Red-Blue pens

Players scorecards

Chip carry cases

Chips:

Total order

Slot Operations

Machines

Signage

Additional:

Tokens

Cups

Bases

Stools

Chairs

Jackpot controllers

Attendant Stations

Locks

Workshop Equipment

SCHEDULE 20

MONTHLY CONSTRUCTION PERIOD REPORT

List of Minimum Information to be Included

A.	Summary

B.	Project Schedule

1.	Describe (in respect of both work under the Construction Contracts and Project Company scope including FF&E and pre-opening activities):

1.1	Overall progress of work broken down by major area

1.2	Major activities that have taken place in the period since the last report

1.3	Major activities scheduled to take place in the period until the next report

1.4	The Project Company’s estimate of:

(a)	The date of Practical Completion for [[City of Dreams Phase I] and [the Project]][23]

(b)	The Opening Date (and satisfaction of the Opening Conditions) for [[City of Dreams Phase I] and [the Project]]

(c)	The date of Construction Completion for [[City of Dreams Phase I] and [the Project]]

(d)	The Final Completion Date for [[City of Dreams Phase I] and [the Project]]

2.	With reference to the attached Project Schedule:

2.1	Highlight changes in the Project Schedule from the last report

2.2	Highlight major milestones achieved in the period since the last report

2.3	Describe remedial activities being taken to accelerate the works (if any)

C.	Group Budget

With reference to the attached Group Budget:

(a)	Highlight changes in the Group Budget from the last report

(b)	Highlight Forecast Funding Shortfall (if any)

[23]	Delete as appropriate.

D.	Manpower

1.	Indicate current staffing level vs. projected for the Project Company and the Construction Contractors

2.	Indicate any fatalities or injuries associated with the Project incurred by the Project Company, the Construction Contractors, any Subcontractor or any other person in the period since the previous report with detail as to the nature of injuries incurred and cumulative figures since the issuance of the Notice to Proceed

3.	Highlight any major executive positions filled or vacated in the period since the last report

E.	Other

1.	List material Permits issued or made by or with a Governmental Authority in the period since the last report

2.	List any requests for change orders or variations under the Construction Contracts received, requested, agreed or approved in the period since the last report

3.	Hedging arrangements entered into in the period since the last report

F.	Lease and Subconcession Agreements

1.	List total space leased vs. vacant for each of the following categories:

1.1	Restaurants

1.2	Retail

1.3	Other facilities

2.	List tenants secured and target date of opening for each space indicated as leased

G.	Schedules

Photographs

H.	Attachments

1.	Project Schedule

2.	Group Budget

3.	Actual vs. projected expenditure “S” curve

4.	Monthly Construction Progress Report

SCHEDULE 21

FORMS OF OPENING CONDITIONS CERTIFICATES

Part A

Form of Project Company’s Opening Conditions Certificate

From: [Project Company]

To: [Agent]

Date:

Dear Sirs

Melco PBL Gaming (Macau) Limited and Others - USD[•] Senior Facilities Agreement

dated [•] (the “Senior Facilities Agreement”)

1.	We refer to the Senior Facilities Agreement. Terms defined in the Senior Facilities Agreement shall have the same meaning herein unless given a different meaning in this certificate.

2.	This certificate is provided for the purposes of the definition of “Opening Conditions” in Clause 1.1 (Definitions) of the Facilities Agreement in respect of the [[•] Project/phase][24].

3.	We hereby certify, as at the date of this certificate, that:

(a)	furnishings, fixtures and equipment necessary to use and occupy the various portions of each [Project/phase] for their intended uses have been installed and shall be operational;

(b)	the Project Certificates of Occupancy have been issued, each area of the [Project/phase] in which any operation of casino games of chance or other forms of gaming will be carried out has been classified as a casino or gaming zone in accordance with article 9 of the Subconcession and (other than any Permit made or issued by or with a Governmental Authority the failure of which to obtain could not reasonably be expected to affect the operations of the [Project/phase], in any material respect) each other Permit made or issued by or with a Governmental Authority required under applicable Legal Requirements to be obtained prior to the Opening Date shall have been obtained;

(c)

the [Project/phase] is fully open for business to the general public and at least, notwithstanding the foregoing, at least [80/100]%[25] of the floor space comprised in the [phase] [and 80% of the floor space comprised in the [Project/phase] shall have been occupied (save for facilities which by their nature are not open to the general public in the ordinary course of business but are operating);

[24]	Identify as appropriate e.g., “City of Dreams Phase I” or “City of Dreams Project”.

[25]	100% if certificate delivered in connection with Project as a whole.

(d)	any remaining work shall be such that it will not materially affect the operation of the [Project/phase];

(e)	the failure to complete the remaining work will not materially affect the operation of the [Project/phase]; and

(f)	the Project Company shall have available a fully trained staff to operate the [Project/phase].

Yours faithfully

Name:
authorised signatory for and on behalf of
[Project Company]

Part B

Form of Technical Adviser’s Opening Conditions Certificate

From: [Technical Adviser]

To: [Agent]

Date:

Dear Sirs

Melco PBL Gaming (Macau) Limited and Others - USD[•] Senior Facilities Agreement

dated [•] (the “Senior Facilities Agreement”)

1.	We refer to the Senior Facilities Agreement. Terms defined in the Senior Facilities Agreement shall have the same meaning herein unless given a different meaning in this certificate.

2.	This certificate is provided for the purposes of the definition of “Opening Conditions” in Clause 1.1 (Definitions) of the Facilities Agreement in respect of the [[•] Project/phase] [26].

3.	We hereby certify, as at the date of this certificate, that:

(a)	furnishings, fixtures and equipment necessary to use and occupy the various portions of each [Project/phase] for their intended uses shall have been installed and shall be operational;

(b)	the Project Certificates of Occupancy shall have been issued, each area of the [Project/phase] in which any operation of casino games of chance or other forms of gaming will be carried out shall have been classified as a casino or gaming zone in accordance with article 9 of the Subconcession and (other than any Permit made or issued by or with a Governmental Authority the failure of which to obtain could not reasonably be expected to affect the operations of the [Project/phase] in any material respect) each other Permit made or issued by or with a Governmental Authority required under applicable Legal Requirements to be obtained prior to the Opening Date shall have been obtained;

(c)

the [Project/phase] shall be fully open for business to the general public and at least, notwithstanding the foregoing, [80/100]%[27] of the floor space comprised in the [phase] [and 80% of the floor space comprised in the [Project/phase];

(d)	any remaining work shall be such that it will not materially affect the operation of the [Project/phase];

[26]	Identify as appropriate e.g., “City of Dreams Phase I” or “City of Dreams Project”.

[27]	100% if certificate delivered in connection with Project as a whole.

(e)	the failure to complete the remaining work will not materially affect the operation of the [Project/phase]; and

(f)	the Project Company shall have available a fully trained staff to operate the [Project/phase].

Yours faithfully,

Name:
authorised signatory for and on behalf of
[Technical Adviser]

SIGNATURES

THE COMPANY

MELCO PBL GAMING (MACAU) LIMITED

By:	/s/ DEWHURST Simon Edward Thomas
DEWHURST Simon Edward Thomas

Address:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Financial Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Senior Facilities Agreement	Signature Page

THE ORIGINAL GUARANTORS

MELCO PBL NOMINEE ONE LIMITED

By:	/s/ DEWHURST Simon Edward Thomas
DEWHURST Simon Edward Thomas

Address:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Financial Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Senior Facilities Agreement	Signature Page

MELCO PBL NOMINEE TWO LIMITED

By:	/s/ DEWHURST Simon Edward Thomas
DEWHURST Simon Edward Thomas

Address:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Financial Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Senior Facilities Agreement	Signature Page

MELCO PBL NOMINEE THREE LIMITED

By:	/s/ DEWHURST Simon Edward Thomas
DEWHURST Simon Edward Thomas

Address:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Financial Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Senior Facilities Agreement	Signature Page

MELCO PBL INVESTMENTS LIMITED

By:	/s/ DEWHURST Simon Edward Thomas
DEWHURST Simon Edward Thomas

Address:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Financial Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Senior Facilities Agreement	Signature Page

MELCO PBL HOTEL (CROWN MACAU) LIMITED

By:	/s/ DEWHURST Simon Edward Thomas
DEWHURST Simon Edward Thomas

Address:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Financial Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Senior Facilities Agreement	Signature Page

MELCO PBL (CROWN MACAU) DEVELOPMENTS LIMITED

By:	/s/ DEWHURST Simon Edward Thomas
DEWHURST Simon Edward Thomas

Address:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Financial Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Senior Facilities Agreement	Signature Page

MELCO PBL (COD) HOTELS LIMITED

By:	/s/ DEWHURST Simon Edward Thomas
DEWHURST Simon Edward Thomas

Address:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Financial Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Senior Facilities Agreement	Signature Page

MELCO PBL (COD) DEVELOPMENTS LIMITED

By:	/s/ DEWHURST Simon Edward Thomas
DEWHURST Simon Edward Thomas

Address:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Financial Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Senior Facilities Agreement	Signature Page

MELCO PBL (MOCHA) LIMITED

By:	/s/ DEWHURST Simon Edward Thomas
DEWHURST Simon Edward Thomas

Address:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Financial Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Senior Facilities Agreement	Signature Page

GOLDEN FUTURE (MANAGEMENT SERVICES) LIMITED

By:	/s/ DEWHURST Simon Edward Thomas
DEWHURST Simon Edward Thomas

Address:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Financial Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Senior Facilities Agreement	Signature Page

THE ARRANGERS

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:	/s/ Seth Munday
Seth Munday
Associate Director, PG’SF Asia.

Address:

Attention:

Telephone:

Fax:

Senior Facilities Agreement	Signature Page

BANC OF AMERICA SECURITIES ASIA LIMITED

By:	/s/ Joyce NG
Joyce NG

Address:

Attention:

Telephone:

Fax:

Senior Facilities Agreement	Signature Page

BARCLAYS CAPITAL,
the investment banking division of BARCLAYS BANK PLC

By:	/s/ Robin S Gibbons
Robin S Gibbons

Address:

Attention:

Telephone:

Fax:

Senior Facilities Agreement	Signature Page

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/ Kyoko Murai	/s/ Peggy Lau
	Kyoko Murai	Peggy Lau
	Director	Director

Address:

Attention:

Telephone:

Fax:

Senior Facilities Agreement	Signature Page

UBS AG HONG KONG BRANCH

By:	/s/ Aaron Chow	/s/ Sunny Trona
	Aaron Chow	Sunny Trona

Address:

Attention:

Telephone:

Fax:

Senior Facilities Agreement	Signature Page

THE AGENT

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/ Janet Choi	/s/ Peggy Lau
	Janet Choi	Peggy Lau
	Director	Director

Address:	55/F Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Attention:	Trust and Securities Services

Telephone:

Fax:	+852 2203 7320 / 2203 7323

Senior Facilities Agreement	Signature Page

THE SECURITY AGENT

DB TRUSTEES (HONG KONG) LIMITED

By:	/s/ Aric Kay-Russell	/s/ Janet Choi
	Aric Kay-Russell	Janet Choi
	Director	Director

Address:	55/F Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Attention:	Managing Director

Telephone:

Fax:	+852 2203 7320 / 2203 7323

Senior Facilities Agreement	Signature Page

THE ORIGINAL LENDERS

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:	/s/ Seth Munday
Seth Munday
Associate Director, PG’SF Asia

Address:

Attention:

Telephone:

Fax:

Senior Facilities Agreement	Signature Page

BANK OF AMERICA, N.A.

By:	/s/ Jam Pascarella
Jam Pascarella

Address:

Attention:

Telephone:

Fax:

Senior Facilities Agreement	Signature Page

BARCLAYS BANK PLC

By:	/s/ Robin S Gibbons
Robin S Gibbons

Address:

Attention:

Telephone:

Fax:

Senior Facilities Agreement	Signature Page

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/ Kyoko Murai	/s/ Peggy Lau
	Kyoko Murai	Peggy Lau
	Director	Director

Address:

Attention:

Telephone:

Fax:

Senior Facilities Agreement	Signature Page

UBS AG, SINGAPORE BRANCH

By:	/s/ Aaron Chow	/s/ Sunny Trona
	Aaron Chow	Sunny Trona

Address:

Attention:

Telephone:

Fax:

Senior Facilities Agreement	Signature Page